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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Continental Airlines, Inc.
(Name of Registrant as Specified In Its Charter)

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April 10, 2006

To Our Stockholders:

On behalf of the Board of Directors, we are pleased to invite you to attend the Continental Airlines, Inc. 2006 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Tuesday, June 6, 2006, at 10:00 a.m., local time. At the meeting, we will act on the matters described in the attached proxy statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.

Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you can date, sign and mail the enclosed proxy card in the envelope provided. We look forward to seeing you in Houston.

Cordially,

Larry Kellner
Chairman of the Board and Chief
Executive Officer

Jeff Smisek
President

CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 6, 2006

The 2006 annual meeting of stockholders of Continental Airlines, Inc. will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Tuesday, June 6, 2006, at 10:00 a.m., local time, for the following purposes:

1. To elect eleven directors to serve until the next annual meeting of stockholders;

2. To consider and act upon a proposal to amend the company’s Amended and Restated Certificate of Incorporation to increase the authorized Class B common stock from 200 million shares to 400 million shares;

3. To consider and act upon a proposal to amend the company’s Incentive Plan 2000 to increase the number of shares of common stock issuable under the plan from 3 million shares to 4.5 million shares. The Human Resources Committee has determined that none of the additional 1.5 million shares will be issued to any of the company’s current officers;

4. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2006;

5. To consider and act upon a proposal submitted by a stockholder related to political activities; and

6. To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The holders of record of the company’s common stock at the close of business on April 7, 2006 are entitled to notice of and to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be available for examination, during ordinary business hours, for ten days before the meeting at our principal place of business, 1600 Smith Street, Houston, Texas.

Jennifer L. Vogel
Secretary

Houston, Texas
April 10, 2006

Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date and sign the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

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CONTINENTAL AIRLINES, INC.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 6, 2006

THE MEETING

Purpose, Place, Date and Time

We are providing this proxy statement to you in connection with the solicitation on behalf of Continental’s board of directors, which we refer to as the “board,” of proxies to be voted at the company’s 2006 annual stockholders meeting or any postponement or adjournment of that meeting. The meeting will be held at The Hyatt Regency, 1200 Louisiana Street, Houston, Texas on Tuesday, June 6, 2006, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2006 Annual Meeting of Stockholders. This proxy statement and the accompanying proxy, which are accompanied by a copy of our 2005 Annual Report, are being first mailed or otherwise delivered to stockholders on or about April 13, 2006.

Record Date; Stockholders Entitled to Vote

Stockholders of record at the close of business on April 7, 2006, the “record date,” are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting. At the close of business on the record date, Continental had outstanding 87,646,518 shares of Class B common stock, which we refer to as “common stock,” and one share of Series B Preferred Stock, held by Northwest Airlines, Inc., which we refer to as “Northwest.” Subject to certain limitations on voting by non-U.S. citizens, as described below, each share of our common stock is entitled to one vote. The share of Series B Preferred Stock held by Northwest is not entitled to vote with respect to the matters set forth in the accompanying Notice.

Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as Continental may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and Continental itself must be a U.S. citizen. For these purposes, a “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership, each of whose partners is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation determines, on a case-by-case basis, whether an air carrier is effectively owned and controlled by citizens of the United States.

In order to comply with these rules, our Amended and Restated Certificate of Incorporation provides that persons who are not U.S. citizens may not vote shares of our capital stock unless the shares are registered on a separate stock record maintained by us. A foreign holder wishing to register on this separate stock record should send us a written request for registration identifying the full name and address of the holder, the holder’s citizenship, the total number of shares held and the nature of such ownership (i.e., record or beneficial). Such requests should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607,

Houston, Texas 77210-4607. We will not register shares on this record if the amount registered would cause us to violate the foreign ownership rules or adversely affect our operating certificates or authorities. Registration on this record is made in chronological order based on the date we receive a written request for registration. As of the record date, shares registered on this record comprised less than 25% of our voting stock.

Quorum

A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the annual meeting is a majority of the total outstanding shares of stock entitled to vote at the meeting, either present in person or represented by proxy.

Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as will broker non-votes. A “broker non-vote” occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. The rules of the New York Stock Exchange, or “NYSE,” prohibit brokers from voting on the amendment of the Incentive Plan 2000 (Proposal 3), and the proposal of stockholder (Proposal 5), unless instructions have been received from the beneficial owner of the voting shares. However, brokers may vote in their discretion in the absence of timely instructions from beneficial owners with respect to the election of directors (Proposal 1), the amendment of the Amended and Restated Certificate of Incorporation (Proposal 2), and the proposal to ratify the appointment of the independent auditors (Proposal 4).

Vote Required for Proposal 1: Election of Directors

Directors will be elected by a plurality of the votes cast for directors by the holders of common stock entitled to vote thereon.

In the vote to elect directors, stockholders may:

(a) vote in favor of all nominees;

(b) withhold votes as to all nominees; or

(c) withhold votes as to specific nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

Vote Required for Proposal 2: Amendment of the Amended and Restated Certificate of Incorporation

The proposal to amend the company’s Amended and Restated Certificate of Incorporation, which we refer to as our “Certificate of Incorporation,” will require approval by the affirmative votes of the holders of a majority of the outstanding shares of common stock entitled to vote thereon. Abstentions will have the same effect as votes against the proposal.

In the vote on the proposal to amend our Certificate of Incorporation, stockholders may:

(a) vote in favor of the proposal;

(b) vote against the proposal; or

(c) abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION.

Vote Required for Proposal 3: Amendment of the Incentive Plan 2000

The proposal to amend the company’s Incentive Plan 2000 will require approval by a majority of the votes cast at the meeting on Proposal 3 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

In the vote on the proposal to amend the Incentive Plan 2000, stockholders may:

(a) vote in favor of the proposal;

(b) vote against the proposal; or

(c) abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S INCENTIVE PLAN 2000.

Vote Required for Proposal 4: Ratification of Appointment of Independent Auditors

The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors will require approval by a majority of the votes cast at the meeting on Proposal 4 by the holders of common stock entitled to vote thereon. Abstentions are not treated as votes cast and thus will not affect the outcome of the proposal.

In the vote on the ratification of the appointment of Ernst & Young LLP as our independent auditors, stockholders may:

(a) vote in favor of the ratification;

(b) vote against the ratification; or

(c) abstain from voting on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS.

Vote Required for Proposal 5: Proposal of Stockholder

The proposal of stockholder scheduled to be presented at the meeting will require approval by a majority of the votes cast at the meeting on Proposal 5 by the holders of common stock entitled to vote thereon. Neither abstentions nor broker non-votes are treated as votes cast and thus neither will affect the outcome of the proposal.

In the vote on the proposal of stockholder, stockholders may:

(a) vote in favor of the proposal;

(b) vote against the proposal; or

(c) abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL OF STOCKHOLDER.

Voting of Proxies

Although you may vote by properly signing and returning the proxy card or voting form that accompanies this proxy statement in the enclosed postage-paid envelope, we ask that you vote instead by internet or telephone, which saves us money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.

Shares Held of Record.  Stockholders with shares registered in their names with Mellon Investor Services LLC, Continental’s transfer agent and registrar, may authorize a proxy by internet at the following internet address: www.proxyvote.com or telephonically by calling Automatic Data Processing, Inc., which we refer to as “ADP,” at 1-800-690-6903. Proxies submitted through ADP by internet or telephone must be received by

11:59 p.m. eastern time on June 5, 2006. The giving of such proxy will not affect your right to vote in person if you decide to attend the meeting.

Shares Held in a Bank or Brokerage Account.  A number of banks and brokerage firms participate in a program, separate from that offered by ADP, that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage firm, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through such a program must be received by 11:59 p.m. eastern time on June 5, 2006. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a valid proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a valid proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

Revocation of Proxies

You can revoke your proxy before it is exercised at the meeting in any of three ways:

•	by submitting written notice to our Secretary before the meeting that you have revoked your proxy;

•	by timely submitting another proxy via the internet, by telephone or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

Continental will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax or in person by regular employees and directors of Continental, none of whom will receive additional compensation for that solicitation. In addition, we have retained Mellon Investor Services LLC to assist in the solicitation of proxies for a fee estimated not to exceed $8,500 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and with other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of our proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to our Secretary in writing at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Other Matters To Be Acted on at the Annual Meeting

We will not act on any matters at the meeting other than those indicated on the accompanying Notice and procedural matters related to the meeting.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

We have one class of securities outstanding that is entitled to vote on the matters to be considered at the meeting, Class B common stock, which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described above. The following table sets forth, as of March 31, 2006 (unless otherwise indicated below), information with respect to persons owning beneficially (to our knowledge) more than five percent of any class of our voting securities.

	Beneficial
	Ownership
	of Class B		Percent
Name and Address of Beneficial Holder	Common Stock		of Class

OppenheimerFunds, Inc.	9,839,350	(1)	11.5%
Two World Financial Center 225 Liberty Street, 11th Floor New York, NY 10018
Wellington Management Company, LLP	9,298,080	(2)	10.9%
75 State Street Boston, MA 02109
Vanguard Windsor Funds-Vanguard Windsor Fund	7,731,500	(3)	9.1%
100 Vanguard Blvd. Malvern, PA 19355
Mellon Financial Corporation	4,533,178	(4)	5.3%
One Mellon Center Pittsburgh, PA 15258

(1)	According to an amendment to Schedule 13G filed with the SEC on February 7, 2006, OppenheimerFunds, Inc. (“OFI”), an investment adviser, may be deemed to beneficially own all of the shares reflected in the table. The aggregate number of shares reported in the table includes 8,105,700 shares (or 9.53% of the class), which may be deemed to be beneficially owned by Oppenheimer Global Opportunities Fund, a registered investment company managed by OFI. The shares reported reflect the conversion of debentures into shares of common stock. Each entity has shared voting and dispositive power with respect to all shares beneficially owned, and OFI has disclaimed beneficial ownership as described in the Schedule 13G/A.

(2)	According to an amendment to Schedule 13G filed with the SEC on February 14, 2006, Wellington Management Company, LLP, an investment adviser, may be deemed to beneficially own all of the shares reflected in the table. It reported that it has shared voting power with respect to 907,320 of those shares and shared dispositive power with respect to 9,298,080 of those shares, and that no shares are subject to sole voting or dispositive power. It also reported that all of the shares of common stock are owned of record by its clients and that none of its clients, other than Vanguard Windsor Funds-Vanguard Windsor Fund (“VWF”), was known by it to own more than five percent of the common stock. The shares reported in the table as held by Wellington Management Company, LLP include the shares reported in the table as held by VWF.

(3)	According to an amendment to Schedule 13G filed with the SEC on February 13, 2006, VWF, an investment company, may be deemed to beneficially own all of the shares reflected in the table. It reported that it has sole power to vote all of those shares and that no shares are subject to shared voting power or sole or shared dispositive power. The shares reported in the table as held by Wellington Management Company, LLP include the shares reported in the table as held by VWF.

(4)	According to an amendment to Schedule 13G filed with the SEC on February 15, 2006, Mellon Financial Corporation (“Mellon”) may be deemed to beneficially own, through its direct and indirect subsidiaries, up to 4,533,178 shares of our common stock. Of such shares, Mellon reported sole voting power with respect to 2,996,679 shares, sole dispositive power with respect to 2,999,813 shares, and shared voting and dispositive power with respect to 1,410,000 shares.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of March 31, 2006 (unless otherwise indicated below), the number of shares of common stock beneficially owned by our current directors, the executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owners	Ownership(1)		of Class

Thomas J. Barrack, Jr.	45,000	(2)	*
Kirbyjon H. Caldwell	30,288	(3)	*
James Compton	40,465	(4)	*
Lawrence W. Kellner	399,712	(5)	*
Douglas H. McCorkindale	60,000	(6)	*
Henry L. Meyer III	15,000	(7)	*
Jeffrey J. Misner	62,262	(8)	*
Mark J. Moran	46,525	(9)	*
Oscar Munoz	5,000	(2)	*
George G. C. Parker	46,400	(6)	*
Jeffery A. Smisek	328,265	(10)	*
Karen Hastie Williams	46,000	(6)	*
Ronald B. Woodard	10,000	(2)	*
Charles A. Yamarone	53,000	(6)	*
All executive officers and directors as a group (15 persons)	1,248,949	(11)	1.4%

*	Less than 1%

(1)	The persons listed have the sole power to vote and dispose of the shares beneficially owned by them except as otherwise indicated.

(2)	Represents shares subject to stock options that are exercisable within sixty days of March 31, 2006 (“Exercisable Options”).

(3)	Includes 30,000 Exercisable Options.

(4)	Includes 921 restricted shares which vest on April 9, 2006 and 36,258 Exercisable Options.

(5)	Includes 9,375 restricted shares which vest on April 9, 2006 and 329,687 Exercisable Options. Also includes 200 shares owned by a relative of Mr. Kellner, as to which shares Mr. Kellner shares dispositive power but disclaims beneficial ownership.

(6)	Includes 45,000 Exercisable Options.

(7)	Includes 10,000 Exercisable Options.

(8)	Includes 2,000 restricted shares which vest on April 9, 2006 and 53,062 Exercisable Options.

(9)	Includes 700 restricted shares which vest on April 9, 2006 and 43,375 Exercisable Options.

(10)	Includes 8,000 restricted shares which vest on April 9, 2006 and 266,500 Exercisable Options.

(11)	Includes 21,871 restricted shares which vest on April 9, 2006 and 1,062,632 Exercisable Options.

INFORMATION ABOUT OUR BOARD

Corporate Governance

Our board has adopted Corporate Governance Guidelines developed and recommended by the Corporate Governance Committee of the board. The Corporate Governance Guidelines, together with the charters of each of our board committees, the company’s Principles of Conduct for employees and directors and the Directors’ Code of Ethics, provide the framework for the governance of Continental. A complete copy of these documents can be found under “Corporate Governance” at www.continental.com/company/investor, and we will furnish print copies of these documents to interested security holders without charge, upon request. Written requests for such copies should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607.

In February 2006, upon the recommendation of the Corporate Governance Committee, our board adopted amendments to our Corporate Governance Guidelines to enhance our corporate governance practices as described below.

The first governance enhancement limits the total number of boards of directors on which any of our directors may serve. Following the transition period which expires in February 2008, none of our directors will be permitted under our Corporate Governance Guidelines to serve on the board of directors of more than two other public companies if the director is employed on a full-time basis, or four other public companies if the director is employed on less than a full-time basis. For determining the number of boards of directors on which a director serves, the guidelines exclude service on the board of directors of a charitable, philanthropic or non-profit organization, as well as service on the board of the director’s principal employer. Further, if a director serves on the board of directors of two or more affiliated companies that hold joint or concurrent board meetings, that will be considered service on only one other board.

The second governance enhancement requires that our directors offer to resign upon a qualifying job change. If a director experiences either a termination of his or her principal employment or position, or a material decrease in responsibilities with respect to that employment or position, the director is required to submit his or her offer to resign to the chair of the Corporate Governance Committee. The committee will then review the circumstances surrounding the employment change and such other matters as it deems appropriate and make a recommendation to our board concerning acceptance or rejection of the director’s offer to resign. Our board will then make the final determination concerning whether to accept or reject the director’s offer to resign.

The third governance enhancement establishes minimum stock ownership requirements for our directors, chief executive officer, or “CEO,” president and executive vice presidents. Subject to a one year transition period for newly-elected directors, each of our directors is required by our Corporate Governance Guidelines to beneficially own at least 1,000 shares of our common stock, our CEO and our president are each required to beneficially own at least 5,000 shares, and our executive vice presidents are each required to beneficially own at least 2,000 shares. A director’s or officer’s holdings of restricted stock or stock options exercisable within 60 days are included when determining whether the individual beneficially owns a sufficient number of shares.

The board has the authority to amend and/or restate the Corporate Governance Guidelines, including any or all of these governance enhancements, from time to time in its sole discretion without stockholder approval.

Board of Directors Meetings

Regular meetings of our board are generally held four times per year, and special meetings are scheduled when required. The board held five meetings in 2005. During 2005, each director attended at least 75% of the sum of the total number of meetings of the board and each committee of which he or she was a member. Last year, all eleven of our directors attended the annual meeting of stockholders.

The following table lists our five board committees, the directors who currently serve on them and the number of committee meetings held in 2005.

Membership on Board Committees

		Human	Corporate
Name	Audit	Resources	Governance	Finance	Executive

Mr. Barrack		X	C		C
Mr. Caldwell		X	X
Mr. Kellner				X	X
Mr. McCorkindale					X
Mr. Meyer	X				X
Mr. Munoz	X
Mr. Parker	C			X
Mr. Smisek				X
Ms. Williams				C
Mr. Woodard	X	X		X
Mr. Yamarone		C	X
2005 Meetings	11	7	3	1	0

C = Chair

X = Member

Under our Corporate Governance Guidelines, directors are expected to diligently fulfill their fiduciary duties to stockholders, including by preparing for, attending and participating in meetings of the board and the committees of which the directors are a member. We do not have a formal policy regarding director attendance at annual meetings. However, when considering a director’s renomination to the board, the Corporate Governance Committee must consider the director’s history of attendance at annual meetings and at board and committee meetings as well as the director’s preparation for and participation in such meetings.

Our non-management directors regularly meet separately in executive session without any members of management present. During 2005, our non-management directors met in such executive sessions on three occasions. Our Corporate Governance Guidelines provide that the presiding director at each such session rotates among the non-management members, in order of seniority of board service. Currently, all of our non-management directors are independent within the meaning of the NYSE’s criteria for independence. See “Proposal 1: Election of Directors — NYSE Independence Determinations” below. If any of our non-management directors were to fail to meet the NYSE’s criteria for independence, then our independent directors would meet separately at least once a year in accordance with the rules of the NYSE.

Standing Committees of the Board

Our board has established the committees described below, each of which operates under a written charter adopted by the board and available on our website as indicated above under “Corporate Governance.” The charter of the Audit Committee, as amended through February 11, 2005, is attached as Appendix B to this proxy statement.

Audit Committee.  The Audit Committee has the authority and power to act on behalf of the board of directors with respect to the appointment of our independent auditors and with respect to authorizing all audit and other activities performed for us by our internal and independent auditors. The committee, among other matters, reviews with management and the company’s independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company’s audited financial statements with management and the independent auditors. It is the responsibility of the committee to evaluate the qualifications, performance and independence of the independent auditors and to maintain free and open communication among the committee, the independent auditors, the internal auditors and management of the company. See “Report of the Audit Committee” below. All members of the Audit Committee are independent directors as required by the applicable rules of the NYSE, and Mr. Parker and Mr. Munoz each qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

Corporate Governance Committee.  The Corporate Governance Committee identifies individuals qualified to become members of the board of directors, consistent with criteria approved by the board, and recommends to the board the slate of directors to be nominated by the board at the annual stockholders meeting and any director to fill a vacancy on the board. The committee will consider recommendations for nominees for directorships submitted by stockholders. Stockholders desiring the committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the committee, care of the Secretary of the company at our principal executive offices. The committee also recommends directors to be appointed to committees of the board, including in the event of vacancies, recommends to the board the compensation and benefits of non-employee members of the board and its committees and oversees the evaluation of the board and management. The committee developed and recommended to the board the company’s Corporate Governance Guidelines and is responsible for overseeing the company’s Directors Code of Ethics, including determining the appropriate course of action with respect to any potential or actual conflicts of interest involving a director brought to the attention of the chair of the committee. All members of the Corporate Governance Committee are independent directors as required under the applicable rules of the NYSE.

Executive Committee.  The Executive Committee has the authority to exercise certain powers of the board of directors between board meetings. The committee currently consists of our chairman and CEO and three non-management directors.

Finance Committee.  The Finance Committee reviews our annual financial budget, including the capital expenditure plan, and makes recommendations to the board of directors regarding adoption of the budget as the committee deems appropriate. The committee currently consists of our chairman and CEO, our president and three non-management directors.

Human Resources Committee.  The Human Resources Committee reviews and approves corporate goals and objectives relevant to the compensation of our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves our CEO’s compensation level based on its evaluation. The committee also reviews and approves compensation of our Section 16 Officers (as defined in Rule 16a-1(f) of the Exchange Act) and incentive compensation plans and programs applicable to them. See “Executive Compensation Report of the Human Resources Committee” below. The committee also administers our equity-based plans, executive bonus program and other incentive programs. All members of the Human Resources Committee are independent directors as required by the applicable rules of the NYSE.

Communications with the Board

Stockholders or other interested parties can contact any director or committee of the board, or our non-management directors as a group, by writing to them c/o Secretary, Continental Airlines, Inc., P. O. Box 4607, Houston, Texas 77210-4607. Comments or complaints relating to the company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the board, except that the board has instructed the company to direct communications that do not relate to the company’s accounting, internal accounting controls or auditing matters, to the chair of the Corporate Governance Committee and not to forward to the board or the chair of the Corporate Governance Committee certain categories of communications.

Qualifications of Directors

When identifying director nominees, the Corporate Governance Committee will consider the following:

•	The person’s reputation, integrity and, for non-management director nominees, such person’s independence from management and the company;

•	The person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board and the current state of the company and the airline industry generally at the time of determination;

•	The number of other public companies for which the person serves as a director (subject to the specific limitations described under “Corporate Governance” above) and the availability of the person’s time and commitment to the company;

•	Diversity;

•	The person’s knowledge of a major geographical area in which the company operates (such as a hub) or another area of the company’s operational environment;

•	The person’s age; and

•	Whether the person has a material, non-ordinary course (direct or indirect) investment in a direct competitor of the company.

In the case of current directors being considered for renomination, the Committee will also take into account the director’s tenure as a member of the board, the director’s responses to the annual director performance self-assessment, the director’s history of attendance at annual stockholder meetings and at board and committee meetings and the director’s preparation for and participation in such meetings.

Director Nomination Process

Our director nomination process for new board members is as follows:

•	The Corporate Governance Committee, the Chairman of the Board and Chief Executive Officer, or other board member identifies a need to add a new board member who meets specific criteria or to fill a vacancy on the board.

•	The Corporate Governance Committee initiates a search by working with staff support, seeking input from board members and senior management and hiring a search firm, if necessary.

•	The Corporate Governance Committee also considers recommendations for nominees for directorships submitted by stockholders.

•	The initial slate of candidates that will satisfy specific criteria, and otherwise qualify for membership on the board, are identified and presented to the Corporate Governance Committee, which ranks the candidates.

•	The Chairman of the Board and Chief Executive Officer and at least one member of the Corporate Governance Committee interviews prospective candidate(s).

•	The full board is kept informed of progress.

•	The Corporate Governance Committee offers other board members the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

•	The Corporate Governance Committee seeks full board endorsement of the final candidate(s).

•	The final candidate(s) are nominated by the board or elected to fill a vacancy.

Compensation of Directors

As previously reported, effective February 28, 2005, the non-employee members of our board of directors joined our officers in taking the lead in the $500 million annual pay and benefit cost reduction initiative, voluntarily electing to reduce by 30% their annual cash retainer and board and committee meeting attendance fees, which reductions are reflected in the description below. The board also elected to forego their annual grant of 5,000 stock options that would otherwise have been awarded in connection with their re-election to the board at the 2005 annual meeting. Due to the increased oversight responsibilities caused by compliance with the Sarbanes-Oxley Act of 2002, the board determined not to decrease the audit committee’s meeting fees or that portion of the audit committee’s retainer that exceeds the base retainer for all board members.

Members of our board of directors who are not our full-time employees receive:

•	$24,500 per year, plus an additional $25,000 for members of the Audit Committee ($40,000 for the chairperson of the Audit Committee);

•	$1,400 ($2,100 for the chairperson) for each board and committee meeting physically attended (other than an Audit Committee meeting);

•	$2,000 ($3,000 for the chairperson) for each Audit Committee meeting physically attended;

•	$700 for each board meeting attended by telephone;

•	$350 for each committee meeting attended by telephone ($500 for each Audit Committee meeting attended by telephone);

•	stock options to purchase 5,000 shares of common stock at the grant date fair market value, which are fully vested upon grant and have a 10-year term. Such options are granted following each annual stockholders meeting and upon election to the board if they are first elected to the board other than at an annual stockholders meeting; and

•	lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director’s family and certain other individuals (which is taxable to the director, subject to the reimbursement of certain of such taxes by the company), frequent flyer cards and airport lounge cards (“Flight Benefits”).

In addition, non-employee directors who conduct Continental business in their capacities as directors on Continental’s behalf at the request of the board or the Chairman of the Board are paid (1) for telephone participation in board and committee meetings as if they were physically present, if their conducting that business makes it impractical for them to attend the meeting in person, and (2) $3,000 per day spent outside the United States while conducting that business. Directors may also participate in director education programs and director institutes offered by third parties and the company will reimburse them for expenses incurred in connection with their participation.

During 2005, the value we imputed to the use of the Flight Benefits described above, including our reimbursement of related taxes, varied by director, but did not exceed approximately $41,000 for any of the non-employee directors. As is common in the airline industry, directors also receive travel privileges on some other airlines through arrangements entered into between Continental and such airlines.

All directors, including those who are full-time employees who serve as directors, receive reimbursement of expenses incurred in attending meetings.

Certain Transactions

In 2005, Karen Hastie Williams, one of our directors, retired as a partner of Crowell & Moring LLP, a law firm that has provided services to us and our subsidiaries for many years. Ms. Williams continues to work on a part-time basis for Crowell & Moring LLP as Senior Counsel. Ms. Williams does not personally provide any legal services to Continental or its subsidiaries. Our fee arrangement with Crowell & Moring LLP is negotiated on the same basis as our arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees we pay to Crowell & Moring LLP are comparable to those we pay to other law firms for similar services. Our board of directors has reviewed this arrangement and determined that it is not material to Ms. Williams.

Compensation Committee Interlocks and Insider Participation

Our executive compensation programs are administered by the Human Resources Committee of the board of directors. The committee is currently composed of four independent, non-employee directors, and no member of the committee has ever been an officer or employee of Continental or any of its subsidiaries.

Report of the Audit Committee

The Audit Committee is comprised of four non-employee members of the board of directors (listed below). After reviewing the qualifications of the current members of the committee, and any relationships they may have with the company that might affect their independence from the company, the board has determined that (1) all current committee members are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current committee members are “independent” as that concept is defined in the applicable rules of the NYSE, (3) all current committee members are financially literate, and (4) Mr. Parker and Mr. Munoz each qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

The board of directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the committee reviews the charter and reports to the board on its adequacy in light of applicable NYSE rules. In addition, the company will furnish an annual written affirmation to the NYSE relating to, among other things, clauses (2)-(4) of the first paragraph of this report and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the company’s annual report on Form 10-K for the year ended December 31, 2005 (the “10-K”), the committee:

•	reviewed and discussed the audited financial statements included as Appendix A to this proxy statement with management and the company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•	met with management periodically during the year to consider the adequacy of the company’s internal controls and the quality of its financial reporting and discussed these matters with the company’s independent auditors and with appropriate company financial personnel and internal auditors;

•	discussed with the company’s senior management, independent auditors and internal auditors the process used for the company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the company’s internal auditors, recommended to the board of directors the inclusion of the audited financial statements of the company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the company by the independent auditors (discussed below under Proposal 4) are compatible with maintaining the independence of the independent auditors. The committee’s pre-approval policies and procedures are discussed below under Proposal 4.

Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. Committee members are not employees of the company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the company’s financial statements.

The committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the company’s internal auditors and receives the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained (1) appropriate accounting and financial reporting principles or policies, or (2) appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee
George G. C. Parker, Chairman
Henry L. Meyer III
Oscar Munoz
Ronald B. Woodard

INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND COMPENSATION MATTERS

Executive Officers

The following table sets forth information with respect to our current executive officers:

Name, Age And Position:	Term of Office And Business Experience:

LAWRENCE W. KELLNER, age 47 Chairman of the Board and Chief Executive Officer	Chairman of the Board and Chief Executive Officer since December 2004. President and Chief Operating Officer (March 2003 — December 2004); President (May 2001 — March 2003); Executive Vice President and Chief Financial Officer (November 1996 — May 2001). Mr. Kellner joined the company in 1995. Director since 2001. Director of Marriott International, Inc.
JEFFERY A. SMISEK, age 51 President	President since December 2004. Executive Vice President (March 2003 — December 2004); Executive Vice President — Corporate and Secretary (May 2001 — March 2003); Executive Vice President, General Counsel and Secretary (November 1996 — May 2001). Mr. Smisek joined the company in 1995. Director since 2004. Director of National Oilwell Varco, Inc.
JAMES COMPTON, age 50 Executive Vice President — Marketing	Executive Vice President — Marketing since August 2004. Senior Vice President — Marketing (March 2003 — August 2004); Senior Vice President — Pricing and Revenue Management (February 2001 — March 2003); Vice President — Pricing and Revenue Management (August 1999 — February 2001). Mr. Compton joined the company in 1995.
JEFFREY J. MISNER, age 52 Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer since August 2004. Senior Vice President and Chief Financial Officer (November 2001 — August 2004); Senior Vice President — Finance (May 2001 — November 2001); Vice President — Finance and Treasurer (November 1999 — May 2001). Mr. Misner joined the company in 1995.
MARK J. MORAN, age 50 Executive Vice President — Operations	Executive Vice President — Operations since August 2004. Senior Vice President — Technical Operations and Purchasing (September 2003 — August 2004); Vice President — Technical Operations and Purchasing (March 2003 — September 2003); Vice President — Aircraft Maintenance (February 1998 — March 2003). Mr. Moran joined the company in 1994.
JENNIFER L. VOGEL, age 44 Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer	Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer since September 2003. Vice President, General Counsel, Secretary and Corporate Compliance Officer (March 2003 — September 2003); Vice President, General Counsel, Corporate Compliance Officer and Assistant Secretary (February 2003 — March 2003); Vice President, General Counsel and Assistant Secretary (May 2001 — February 2003); Vice President — Legal and Assistant Secretary (September 1995 — May 2001). Ms. Vogel joined the company in 1995.

There is no family relationship between any of our executive officers. All officers are appointed by the board of directors to serve until their resignation, death or removal.

Executive Compensation Report of the Human Resources Committee

The Human Resources Committee (the “committee”) of the company’s Board of Directors (the “board”) is comprised of four non-employee members (listed below) of the board who are independent, as defined by the applicable rules of the NYSE. The board appoints the members of the committee and has adopted a written charter setting forth the procedures, authority and responsibilities of the committee, which include reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive

Officer (“CEO”), evaluating the CEO’s performance and setting the CEO’s compensation based on that evaluation, setting the compensation of the company’s Section 16 Officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934), reviewing and approving incentive compensation plans and programs applicable to the Section 16 Officers, making recommendations to the board with respect to equity based incentive compensation plans or other equity based programs such as employee stock purchase programs and producing this report on executive compensation.

General Compensation Strategy

The current U.S. domestic network carrier financial environment continues to be extremely challenging. Faced with a weak domestic yield environment, significant growth by low cost competitors and record fuel prices, Continental has aggressively sought to reduce its cost structure to remain competitive. Many of Continental’s network competitors, such as Delta Air Lines, Northwest Airlines, United Airlines and US Airways, have used or are using bankruptcy to reduce their costs significantly. In 2005, Continental secured nearly $500 million of annual pay and benefit reductions and work rule changes, all without the disruption that occurred or is occurring at many of its network competitors. Upon the recommendation of management and with approval of the committee, the company implemented a number of programs applicable to the broad employee group in connection with the pay and benefit reductions. The company enhanced its profit sharing plan to provide an incentive to participating employees (which excludes officers and certain other management employees) to help the company return to profitability and sustain that profitability. In addition, as described in more detail below, the company issued stock options to certain employees (other than officers and certain international employees). Taken together, the enhanced profit sharing plan and stock option grants align our employees’ interests with one another, as well as with the company’s stockholders.

The company’s officers felt it was important to take the lead in the $500 million annual cost reduction initiative. Pursuant to compensation reduction agreements effective February 28, 2005, each of the company’s officers voluntarily agreed to reduce their base salary by up to 25% (and, as a result, the potential payment amounts with respect to their annual incentive bonus and long-term incentive (NLTIP) awards which derive from base salary) and to surrender their entire RSU award (as defined below) for the performance period ended June 30, 2005. Further, Messrs. Kellner, Smisek, Compton, Misner and Moran also voluntarily reduced their unvested stock options, restricted stock and PARs awards (as defined below) and Messrs. Kellner and Smisek voluntarily waived their entire annual incentive bonus payments for 2004.

In February 2006, in recognition of the sacrifices of their co-workers, the company’s officers voluntarily agreed to surrender their entire RSU award for the performance period ended March 31, 2006, which had vested and would have otherwise paid out at the end of March 2006. The total value of those RSU awards was $18.3 million on the date of surrender, and those RSU awards would have paid out a total of $22.7 million on March 31, 2006. These recent compensation reductions come on the heels of other compensation reductions arising from changes affecting the airline industry since the September 11 terrorist attacks, including the waiver by Mr. Kellner of his salary and any cash bonus otherwise earned by him with respect to the period between September 26, 2001 and December 31, 2001 and of approximately $3.3 million in other compensation payable to him so that the company would be eligible to receive a reimbursement of approximately $176 million under the Emergency Wartime Supplemental Appropriations Act of 2003, as described below. Although the committee agreed to these voluntary compensation reductions based on the recommendation of management, the committee is aware of the challenge it faces going forward in retaining and attracting experienced executives in light of these significant reductions.

Faced with the industry’s difficult operating and financial environment and wanting to ensure that the management incentives were aligned with the incentives provided to employees, the committee retained Mercer Human Resource Consulting (“Mercer”) to perform an independent evaluation of peer group and competitive executive compensation practices and to assist the committee in developing recommendations for restructuring the company’s executive compensation programs. In 2004, the committee worked with Mercer to structure performance-based annual and long-term incentive programs designed to retain the company’s highly experienced executive management team, to keep management focused during this period of unprecedented challenges in the airline industry and to motivate them to achieve goals that maximize the chances of recovery and increase stockholder value. In 2005 and early 2006, the committee worked with Mercer to review compensation levels and the programs implemented in 2004, and to ensure that these programs properly align management incentive compensation targets with the performance targets relevant to the broader employee group and to stockholders.

While aware that industry challenges have significantly diminished stockholder value since the September 11 terrorist attacks, the committee also recognizes that Continental has markedly outperformed its peer network competitors during this difficult period on the basis of a number of operational and financial performance measures that the committee recognizes are important. The committee also noted that, despite these challenges, the company’s stock price has increased 92.3% for the period January 1, 2005 through March 30, 2006. The committee also believes that the company’s experienced and well-regarded management team is key to Continental’s return to profitability and the ultimate preservation and growth of stockholder value. To that end, the committee reexamined and reaffirmed its compensation strategy to:

•	appropriately link compensation levels with the creation of stockholder value;

•	provide total compensation capable of attracting, motivating and retaining executives of outstanding talent;

•	achieve competitiveness of total compensation; and

•	emphasize “at risk” pay tied to performance as the vast majority of total compensation potential.

In considering appropriate executive compensation levels, the committee applies these factors to available marketplace compensation data for U.S. airlines of comparable size and certain non-airline companies with revenue and other characteristics deemed by the committee and Mercer to be comparable to Continental’s. The committee also considered recent trends in executive compensation and the concerns expressed by institutional investors on the topic of executive compensation. The committee recognized the restructuring of the industry by expanding the peer group for both pay and performance comparisons (which has traditionally included major network carriers such as American Airlines, United Airlines, Delta Air Lines, Northwest Airlines and US Airways) to include America West, which merged with US Airways in 2005, Alaska Airlines and Southwest Airlines. This expanded peer group offers a broader comparison for determining appropriate financial performance goals relative to the broader industry. The committee also introduced a return on capital performance measure to recognize the capital-intensive nature of the industry. The elements of compensation included in the competitive analysis generally are base salaries, annual incentives and long-term incentives. Continental competes for executive talent principally with companies other than airlines; consequently, the committee emphasizes compensation data from non-airline companies of similar size and complexity in its analysis of competitive compensation packages. Based on this analysis and the relative performance of the company’s management compared to that of its competitors, the committee determined that it is appropriate to design programs that deliver total compensation for executives targeted at the 75th percentile of the survey range among the airline industry and at the 50th percentile among general industry. However, because of the significance of the reduction in management’s compensation as described above, the analysis reviewed by the committee showed that the compensation of the company’s named executive officers (as defined below) falls within the lowest quartile of the survey range. This, and the retention concerns that it implies, are significant issues faced by the committee as it seeks to make compensation decisions going forward.

Principal Elements of Executive Compensation

Base Salaries.  The committee believes it is crucial for the company to provide executive salaries within a competitive market range in order to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of our executives. Base salary levels are also dependent on the performance of each individual executive over time. Thus, executives who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. As described above, each of the named executive officers voluntarily agreed to reduce his base salary effective February 28, 2005 by up to 25% pursuant to compensation reduction agreements. Further, as described below, Mr. Kellner’s base salary was limited during the 12-month period ending March 31, 2004 pursuant to his compensation cap agreement.

Annual and Long-Term Incentive Compensation.  The committee developed and implemented new annual and long-term incentive compensation programs for executives of the company effective April 1, 2004. The goal in implementing the new programs described below was to establish an appropriate balance between absolute and relative performance and to develop new performance measures that drive stockholder value.

The committee established a new annual executive bonus program, which for 2005 offered bonus opportunities of between 50% (entry) and 150% (stretch) of base salary, with a target of 125% of base salary, depending on achievement of an absolute level of Continental’s cash flow, capital efficiency and financial results reflecting positive net income. The performance measure is Continental’s return on base invested capital (“ROBIC”), which is defined as earnings before interest, income taxes, depreciation, amortization, and aircraft rent (“EBITDAR”) divided by the total of property and equipment (less accumulated depreciation and amortization thereon and less purchase deposits on flight equipment) and 7.5 times aircraft rentals. The ROBIC goals are reviewed and new goals established annually by the committee. The program also permits the committee to establish different levels of target and stretch bonus opportunity, on an annual basis. The program for 2005 also required an unrestricted cash, cash equivalent and short-term investment minimum balance of $1 billion at the end of the fiscal year, which required cash balance amount is also reset by the committee each year. Further, in 2005, the program required that the company report positive net income for the fiscal year before any payments were made at target level or above, and the committee adjusted the ROBIC goals by raising the level of return required before any incentives are paid to eliminate the effect of employee pay and benefit reductions. No bonuses were earned in 2005 under this program. The program was subsequently amended to include, for fiscal year 2006 and beyond, a financial performance hurdle that may be set by the committee annually. No bonuses are paid regardless of ROBIC performance, unless the minimum cash balance and financial performance hurdles are achieved. No payments were made under this program for 2005 because the company did not achieve the entry ROBIC margin.

In 2004, the committee also established a new long-term incentive compensation program, which has two components — a new long-term incentive plan (“NLTIP”) based on relative performance, and a restricted stock unit (“RSU”) program based on absolute performance (together, the “NLTIP/ RSU Program”).

•	The NLTIP compares Continental’s EBITDAR margin for a three-year performance period against the average EBITDAR margin represented by the expanded peer group. For the first performance period under the NLTIP plan (April 1, 2004 through December 31, 2006), and for performance periods commencing January 1, 2005 and January 1, 2006, performance targets were set by the committee so that executives will earn (i) nothing for EBITDAR margin performance below peer group average performance, (ii) below market incentives for EBITDAR margin performance equal to peer group average performance, (iii) graduated payments up to market average incentives for above average EBITDAR margin performance and (iv) graduated payments up to above market average incentives for superior EBITDAR margin performance. The 2004 and 2005 NLTIP awards also require an unrestricted cash, cash equivalent and short-term investment minimum balance of $1 billion at the end of the performance period, which required cash balance amount is reset by the committee for each performance period. This target was increased to $1.125 billion for the 2006 NLTIP award. If this required cash balance amount is not achieved, no NLTIP payments will be made, regardless of relative EBITDAR margin performance. Performance targets are reviewed and new targets established annually by the committee with respect to each subsequent three-year performance period.

•	The RSU program as originally adopted in 2004 measured the absolute performance of Continental’s stock during the relevant performance period. RSUs are denominated in share-based units (equal in value to one share of common stock at the time of payout if the performance requirements are achieved). Three awards were made in 2004 under the RSU program. No RSU awards were made in 2005. The performance periods for the three RSU grants were April 1, 2004 to June 30, 2005 (the

“2005 RSUs”), to March 31, 2006 (the “2006 RSUs”), and to December 31, 2007 (the “2007 RSUs”), respectively. These RSUs vest during the performance period only if Continental’s stock achieves the target price (based on a 20-day average price), and pay out only at the end of the performance period, in an amount in cash based on the 20-day average price at the end of the performance period. As described above, all of the company’s officers who received 2005 RSUs and 2006 RSUs voluntarily surrendered those awards in light of the sacrifices made by their co-workers in connection with the company’s $500 million pay and benefit cost reduction initiative. The performance target applicable to the 2007 RSUs required that the company’s stock price appreciate at least 80% from the grant date price of $12.4775 (i.e., to at least $22.4775), which performance target has been achieved. The 2007 RSUs will be settled after December 31, 2007, the last day of the performance period, based on the 20-day average closing price of the company’s common stock immediately prior to such date, if a participant remains continuously employed during the performance period, with limited exceptions in the case of death, disability, retirement or certain involuntary termination events.

•	The committee amended the RSU program in March 2006 to align management’s performance objectives with the enhanced profit sharing plan available to the company’s broad employee group. Any future RSU awards vest upon the achievement of a profit-based performance target. The performance target requires that the company reach target levels of cumulative profit sharing pools that are the basis for calculating distributions to participants under the company’s enhanced profit sharing plan and that the company achieves a financial performance hurdle based on the company’s net income for a given fiscal year. To enhance retention, payments upon achievement of a performance target will be made to participants who remain continuously employed through the payment date in one-third increments, with one year elapsing between the first and second and the second and third payments, with limited exceptions in the case of death, disability, retirement or certain involuntary termination events. An additional requirement will be that, at the end of the fiscal year preceding the date that any payment is made, the company must have a minimum unrestricted cash, cash equivalent and short term investment balance specified by the committee. If the company does not achieve the cash hurdle applicable to a payment date, the payment will be deferred to the next payment date (March 31 of the next year), subject to a limit on the number of years payments may be carried forward. Payment amounts will be calculated based on the number of RSUs subject to the award, the company’s stock price (based on the 20-day average price) on the payment date and the payment percentage set by the committee for achieving the applicable profit-based performance target. No awards under the amended RSU program have been granted for 2006 as of the date hereof.

The following existing long-term executive compensation programs remain in effect:

•	Stock Options. No stock options have been awarded to the named executive officers since 2003.

•	Restricted Stock. From time to time, grants of restricted shares of our common stock are made pursuant to the company’s Incentive Plan 2000. No restricted stock grants have been made to the named executive officers since 2002.

The following existing long-term executive compensation program was terminated in 2005 but remains in effect with respect to one outstanding award:

•	Officer Retention and Incentive Award Program (“PARs Award Program”). The committee terminated the program in November 2005 except with respect to one outstanding award, related to a small investment made by the company in 2003 in a travel distribution company, which the company is prohibited from terminating under the terms of the program. In 2005 there were no new PARs awards; however there were payouts as the awards related to the company’s 2003 and 2004 sales of its investments in Orbitz and Hotwire vested.

Perquisites.  Executive perquisites are discussed in the footnotes to the Summary Compensation Table beginning on page 24. In addition to the described perquisites, executives receive the same perquisites that are offered to the broader employee group. We believe these perquisites are consistent in form and amount as those offered to executives at similar levels at companies within the airline industry and general industry groups.

The committee believes that it has significantly improved the programs adopted in 2004 and revised for 2006 and beyond to appropriately balance absolute and relative performance, and to align executives’ incentives with those of the broad group of employees, in an effort to drive long-term stockholder value by doing the following:

•	Alignment with Restructuring of the Industry — The committee has expanded the peer group used for performance to include America West (now merged into US Airways), Alaska Airlines, and Southwest Airlines. The inclusion of these peers sends a strong message that Continental is aware that it must successfully compete with the low-cost carriers.

•	Financial Performance and Stability — In 2006 and beyond, payments under the annual executive bonus program will require the company to achieve an additional financial performance hurdle set by the committee annually. For RSU awards made in 2006 and beyond, the RSU program will require the achievement of cumulative profit sharing targets and financial performance hurdles. These requirements align management’s long-term incentives with incentives provided to the broader pool of co-workers through the company’s enhanced profit sharing plan. In addition, the annual executive bonus program, NLTIP awards and any RSU awards made in 2006 and beyond all require the company to achieve a minimum unrestricted cash hurdle, an important measure of the company’s financial stability and liquidity.

•	Longer Vesting Schedules and Performance Vesting — The four-year performance period for RSUs awarded in 2004 is longer than is common. Any payments with respect to future grants of RSUs under the program as amended in 2006 will be made in one-third increments with one year between payments to enhance their retention feature.

•	Introduction of Return on Capital Performance Measure — In prior years, EBITDAR margin was the main performance measure used in both the annual and long-term incentive compensation programs at Continental. For 2004 and going forward, the committee has introduced ROBIC into the annual program. The rationale for using this measure is to recognize the capital- intensive nature of the airline industry, and to ensure that Continental is achieving a sufficient return on its capital, thereby better aligning this program with stockholders’ long-term interests.

•	Improved Performance Goal Setting — Beginning in 2004 and beyond, the committee sets entry, target, and stretch performance goals that require not only that Continental beat the average of its competitors in order for management to receive market levels of compensation, but also that require strong absolute performance. These goals are reestablished each year based on Continental’s business objectives and the competitive environment. This, in turn, is designed to align management compensation with drivers of stockholder return.

•	Share Price Appreciation — The 2007 RSUs, and the surrendered 2005 RSUs and 2006 RSUs, required significant share price appreciation before the executives could earn anything under the program. The 2007 RSUs, as well as any future awards made under the amended RSU program, place the executives’ compensation reward “at risk” for any share price decline that occurs before the end of the relevant performance period or the relevant payment dates because the value of the RSU is determined based on a 20-day average share price at the end of the performance period or payment date (even though stockholders can benefit from the share price appreciation before the executives are permitted to do so).

•	Significant “at risk” Pay — The CEO’s “at risk” compensation, and that of our other top officers, constitute the vast majority of their total compensation potential.

Compensation of the Chief Executive Officer

The committee applies the criteria and strategy described in this report in establishing compensation for the company’s CEO. The committee has established a procedure and criteria for the annual evaluation of the

CEO and the setting of CEO compensation based on this evaluation. The CEO is evaluated based on his performance in various areas including leadership, strategic planning, financial results, human resources and diversity, communications and external relations, board interface, ethics and conduct.

In 2005 Mr. Kellner successfully transitioned into his position as Chairman and CEO following the retirement of our former CEO on December 30, 2004 while undertaking numerous initiatives to position the company for future growth and stability. In connection with his promotion to Chairman and CEO, Mr. Kellner received a compensation package in recognition of his increased responsibilities that includes base salary, annual and long-term incentive opportunities and customary perquisites, each determined in accordance with the committee’s compensation strategy described above. In addition, Mr. Kellner participates in a supplemental executive retirement plan that provides an annual retirement benefit expressed as a percentage (that could range up to 75%) of Mr. Kellner’s final average compensation as defined in his employment agreement. Mr. Kellner demonstrated his leadership and commitment to the company by voluntarily reducing his compensation for the 12 months ended March 31, 2004 pursuant to his compensation cap agreement described below and again, effective February 28, 2005, pursuant to his compensation reduction agreement in connection with the company’s initiative to achieve $500 million in annual pay and benefit cost reductions. Mr. Kellner also voluntarily waived his right to receive his 2004 annual performance bonus and surrendered for cancellation 25% of his outstanding unvested stock options, restricted stock and PARs awards and, as described above, also voluntarily surrendered all of his 2005 RSUs and 2006 RSUs.

Compensation Cap Agreements.  Continental received reimbursement of approximately $176 million from the Transportation Security Administration (the “TSA”) under the Emergency Wartime Supplemental Appropriations Act of 2003 (the “Act”) for passenger security and air carrier security fees paid to or collected for the TSA through the date of enactment of the Act. As required by the Act as a condition of our obtaining and retaining such reimbursement, the company entered into an agreement with the United States of America, acting through the TSA, pursuant to which we agreed not to provide total cash compensation to either of our then two most highly-compensated named executive officers (which included Mr. Kellner) during the 12-month period ending March 31, 2004 (the “Restricted Period”) in an amount equal to or more than the annual base salary paid to such executive officers with respect to fiscal year 2002. In order to permit us to comply with our agreement with the TSA, Mr. Kellner voluntarily entered into a compensation cap agreement with the company to amend certain of his then existing contractual rights relating to compensation and to waive approximately $3.3 million in compensation otherwise payable to him. Under the compensation cap agreements, Mr. Kellner agreed to reduce his base salary during the Restricted Period, agreed to defer the vesting of his restricted stock and PARs awards under the Incentive Award Program that would otherwise vest during the Restricted Period, agreed not to redeem his vested PARs during the Restricted Period, agreed to surrender without value his bonus awards with respect to 2003 and his LTIP award with respect to the 3-year performance period ending December 31, 2003, agreed that he would not receive any PARs awards during the Restricted Period, and agreed to take such other action with respect to his compensation provided to him by the company during the Restricted Period as he and the company reasonably agreed to be necessary in order to permit the company to comply with the terms of its agreement with the TSA. Mr. Kellner’s willingness to enter voluntarily into the compensation cap agreement resulted in a material reduction to the compensation that otherwise would have been payable to him, and benefited Continental by permitting it to obtain and retain approximately $176 million of passenger and air carrier security fee reimbursements from the TSA. The compensation cap agreement terminated on March 31, 2004.

Broad Based Incentive Compensation

To recognize the contributions made by the company’s employees in connection with the recent pay and benefit cost reduction efforts, the committee recommended and the board approved the issuance of stock options for up to 10 million shares of Continental’s common stock to all non-officer employees that participated in the cost reduction efforts. On March 30, 2005, the company issued stock options for approximately 8.6 million shares of its Class B common stock with an exercise price of $11.89 per share, the closing price of the company’s common stock on the date of grant, to all employees, except flight attendants, officers, employees of CMI and certain international employees. On February 1, 2006, the company issued to its flight attendants stock options for approximately 1.1 million shares of the company’s common stock with an exercise price of $20.31 per share. In addition, the company maintains its long-standing on-time arrival bonus program and implemented an enhanced profit sharing plan to incentivize all employees who participate in the pay and benefit reductions (except officers and certain other management employees) to have a continued focus on operational and financial performance. With the changes to the annual executive bonus program and the RSU program described above, management’s annual and long-term incentives are aligned with incentives provided to co-workers. The committee believes that these incentives play a significant part in Continental’s performance and success.

Section 162(m) of the Internal Revenue Code

In conducting the programs applicable to executives, the committee considers the effects of section 162(m) of the Internal Revenue Code. Section 162(m) denies publicly held companies a tax deduction for annual compensation in excess of one million dollars paid to their chief executive officer or any of their four other most highly compensated executive officers employed on the last day of a given year, unless their compensation is based on qualified performance criteria. To qualify for deductibility, these criteria must be established by a committee of outside directors and approved, as to their material terms, by that company’s stockholders. Most of Continental’s compensation plans applicable to the company’s executive officers, including its stock option plans, the annual executive bonus program, the NLTIP/RSU Program and the PARs Award Program were designed to qualify as performance-based compensation under section 162(m). The committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with section 162(m) if it determines that such action is appropriate and in the company’s best interests. Although some amounts recorded as compensation by the company to certain executives may be limited by section 162(m), that limitation does result in the current payment of increased federal income taxes by the company due to its significant net operating loss carry forwards.

Respectfully submitted,

Human Resources Committee
Charles A. Yamarone, Chairman
Thomas J. Barrack, Jr.
Kirbyjon H. Caldwell
Ronald B. Woodard

Compensation of Executive Officers

The company continues to operate in an extremely challenging U.S. domestic network carrier environment. Faced with a weak domestic yield environment, significant growth by low cost competitors and record fuel prices, Continental has aggressively sought to reduce its cost structure to remain competitive. The company’s management team has taken the lead in these cost reductions by repeatedly voluntarily reducing their compensation.

The company entered into compensation reduction agreements, effective February 28, 2005, with all of its officers to reduce contractually provided compensation as an element of the company’s $500 million annual pay and benefit cost reduction initiative. Pursuant to such agreements, each of Messrs. Kellner, Smisek, Compton, Misner and Moran (the executive officers named in the Summary Compensation Table below, collectively referred to in this proxy as the “named executive officers”) voluntarily agreed to reduce his annual base salary by 25%, 20%, 20%, 20% and 20%, respectively.

The following table shows, for each named executive officer, the salary reductions that became effective on February 28, 2005.

Name	Former Annual Salary	Current Annual Salary

Larry Kellner	$950,000	$712,500
Jeff Smisek	$720,000	$576,000
Jim Compton	$450,000	$360,000
Jeff Misner	$450,000	$360,000
Mark Moran	$450,000	$360,000

Each of the named executive officers also agreed to surrender for cancellation the same percentage of their respective outstanding unvested stock options, unvested restricted stock and unvested PARs (as defined in the PARs Award Program) and agreed to surrender all of their respective awards of RSUs (as defined in the NLTIP/ RSU Program) for the performance period ending in June 2005. In addition, Messrs. Kellner and Smisek each voluntarily waived in its entirety his right to receive his annual incentive bonus payment for 2004 and no annual bonuses were paid to any of the named executive officers with respect to 2005.

In February 2006, the company’s officers again voluntarily agreed to surrender their entire RSU award for the performance period ended March 31, 2006, which had vested and would have otherwise paid out at the end of March 2006. The total value of those RSU awards was $18.3 million on the date of surrender, and those RSU awards would have paid out a total of $22.7 million on March 31, 2006. In addition, payouts to these officers under the annual executive bonus program and the NLTIP, if and when earned, as well as benefits under supplemental executive retirement plans (the “SERPs”), will be reduced as a result of the base salary reductions described above.

In 2003, Continental received reimbursement of $176 million from the Transportation Security Administration (“TSA”) under the Emergency Wartime Supplemental Appropriations Act of 2003 (the “Act”) for passenger security and air carrier security fees paid to or collected for the TSA through the date of enactment of the Act. As required by the Act as a condition of our obtaining and retaining such reimbursement, the company entered into an agreement with the United States of America, acting through the TSA, pursuant to which we agreed not to provide total cash compensation to either of our then two most highly-compensated named executive officers (which included Mr. Kellner) during the 12-month period ending March 31, 2004 in an amount equal to or more than the annual salary paid to such executive officers with respect to fiscal year 2002. In order to permit us to comply with our agreement with the TSA, Mr. Kellner voluntarily entered into a compensation cap agreement with us to amend certain of his then existing contractual rights relating to compensation and to waive approximately $3.3 million in compensation otherwise payable to him. In addition, in 2001, following the September 11 terrorist attacks and the company’s resulting reduction in force, Mr. Kellner voluntarily waived his salary and any cash bonus otherwise earned by him with respect to the period between September 26, 2001 and December 31, 2001.

The following table sets forth certain of the reductions to contractually provided compensation voluntarily agreed to by each of the named executive officers during the period from September 2001 through March 2006.

Total Compensation Reductions of Named Executive Officers 2001- 2006

			Reductions in
	Reductions in	Reductions in	Long Term	Total Waived
Name	Base Salary	Annual Bonus	Incentive Payout	Cash Compensation

Larry Kellner	$531,144	$1,696,305	$6,321,760	$8,549,209
Jeff Smisek	156,000	594,042	2,670,452	3,420,494
Jim Compton	97,500	—	1,057,859	1,155,359
Jeff Misner	97,500	—	1,061,789	1,159,289
Mark Moran	97,500	—	794,433	891,933

Total	$979,644	$2,290,347	$11,906,293	$15,176,284

Since the September 11, 2001 terrorist attacks and their aftermath, we have focused on taking action to increase productivity and reduce costs, without compromising our product or culture. These efforts have resulted in payroll and headcount cost reductions in many areas of the company, including executive salaries and officer headcount. The following table shows compensation reductions for our five most highly compensated officers and headcount reductions for the officer group since 2001.

Officer Salary and Headcount Reductions 2001-2006

	As of	As of
	April 15,	March 31,
	2001	2006	% Change

Average Annual Base Salary — Five Most Highly Compensated Officers	$755,200	$473,700	(37)%
Number of Officers	59	47	(20)%

The following tables set forth (i) the aggregate amount of compensation with respect to 2005, 2004 and 2003 for the chief executive officer and our four other most highly compensated executive officers in 2005, (ii) year-end option values of exercisable and unexercisable options held by them, and (iii) information regarding long-term incentive awards made to them during 2005. None of the named executive officers received any option grants during 2005.

Summary Compensation Table

							Long-Term Compensation
	Annual Compensation						Awards		Payouts
						Other	Restricted	Securities
Name and						Annual	Stock	Underlying	LTIP		All Other
Principal Position	Year	Salary		Bonus		Compensation(4)	Awards(5)	Options	Payouts(6)		Compensation(8)

Lawrence W. Kellner	2005	$752,083	(1)	$0		$73,526	$0	0	$191,894		$8,354
Chairman of the Board	2004	865,508	(2)	0	(3)	68,262	0	0	1,937,139	(7)	2,856,539	(9)
and Chief Executive	2003	662,704	(2)	0	(2)	20,948	0	0	0	(7)	6,489
Officer
Jeffery A. Smisek	2005	$600,000	(1)	$0		$13,814	$0	0	$130,568		$9,034
President	2004	645,923		0	(3)	21,750	0	0	941,584		7,958
	2003	600,000		750,000		74,430	0	0	2,134,443		7,908
James Compton	2005	$375,000	(1)	$0		$58,182	$0	0	$51,792		$7,704
Executive Vice	2004	419,135		371,276		20,896	0	0	325,983		2,050
President — Marketing	2003	350,686		438,358		14,479	0	0	832,218		2,000
Jeffrey J. Misner	2005	$375,000	(1)	$0		$48,309	$0	0	$47,457		$4,601
Executive Vice	2004	419,135		371,276		11,962	0	0	292,830		2,050
President & Chief	2003	350,686		438,358		13,211	0	0	832,218		2,000
Financial Officer
Mark J. Moran	2005	$375,000	(1)	$0		$77,252	$0	0	$28,326		$7,216
Executive Vice	2004	357,404		371,276		17,381	0	0	218,609		4,100
President — Operations	2003	259,175		323,969		18,839	0	0	666,814		2,000

(1)	The compensation reduction agreements discussed above became effective February 28, 2005 and, therefore, the 2005 salary amount for each named executive officer is higher than his current annual salary rate.

(2)	As discussed above, in order to permit us to comply with our agreement with the TSA, Mr. Kellner voluntarily entered into a compensation cap agreement that limited the compensation to him during the twelve month period ending March 31, 2004. No 2003 annual performance bonus was paid to Mr. Kellner because of the compensation cap agreement. To further ensure compliance with the Act, the company withheld additional amounts of salary from Mr. Kellner. At the end of the compensation cap period, these additional salary withholdings were audited by the company for compliance with the Act. The company paid the excess withholdings to Mr. Kellner in April 2005 and the amounts are included in his 2003 and 2004 salary amounts. See also footnotes 6 and 7.

(3)	Pursuant to compensation reduction agreements entered into in December 2004, each of Mr. Kellner and Mr. Smisek voluntarily waived receipt of his 2004 annual performance bonus in the amount of $783,806 and $594,042, respectively, to which they were contractually entitled. These bonus amounts were not paid to Messrs. Kellner and Smisek and are not included in the table.

(4)	Includes cash amounts received pursuant to a credit under the company’s flexible benefits program (which credit was eliminated for officers and most other employees in 2005) and tax reimbursements relating to Flight Benefits and term life insurance benefits. The value of perquisites and other personal benefit amounts also are included in the table only if they exceed the lesser of $50,000 or 10% of the named executive officer’s total annual salary and bonus. We have calculated the incremental cost to the company of the executive’s allocated percentage of personal use of a company car based on the company’s actual purchase or lease payments, insurance, tax, registration and other miscellaneous costs related to the automobile. Tax reimbursements associated with Flight Benefits have been included as part of the incremental cost of providing such Flight Benefits and for determining the officer’s total annual perquisites. Mr. Kellner’s 2005 compensation includes Flight Benefits (including tax reimbursements) in the amount of $37,290 and a car benefit in the amount of $22,768, and his 2004 compensation includes Flight Benefits (including tax reimbursements) in the amount of $34,416. Mr. Smisek’s 2003 compensation includes Flight Benefits (including tax reimbursements) in the amount of $20,804, a car benefit in the amount of $21,677, and tax planning services in the amount of $15,044. Mr. Compton’s 2005 compensation includes Flight Benefits (including tax reimbursements) in the amount of $27,094 and a car benefit in the amount of $23,050. Mr. Misner’s 2005 compensation includes Flight Benefits (including tax reimbursements) in the amount of $16,531 and a car benefit in the amount of $25,476. Mr. Moran’s 2005 compensation includes Flight Benefits (including tax reimbursements) in the amount of $41,432 and a car benefit in the amount of $27,045.

(5)	No restricted stock awards have been made by the company since April 2002. At the end of 2005, the aggregate number of restricted shares held by the named executive offices was as follows: Mr. Kellner — 9,375 shares, Mr. Smisek — 8,000 shares, Mr. Compton — 921 shares, Mr. Misner — 2,000 shares, and Mr. Moran — 700 shares. Based on the December 30, 2005 closing price of the common stock of $21.30, the year-end values of such holdings were as follows: Mr. Kellner — $199,688, Mr. Smisek — $170,400, Mr. Compton — $19,617, Mr. Misner — $42,600, and Mr. Moran — $14,910. All of these restricted shares vest on April 9, 2006. Although we have paid no dividends on our common stock, any dividends would be payable upon both vested and non-vested shares. The restricted stock holdings of each of the named executive officers were reduced effective February 28, 2005 pursuant to their compensation reduction agreements discussed above.

(6)	Amounts include payouts under our prior Long Term Incentive Performance Award Program (LTIP) and our PARs Award Program (which was terminated in November 2005), each of which was implemented under our Incentive Plan 2000. LTIP payments are with respect to 3-year performance periods ending on December 31 of the year shown. These payments were made in the first quarter following the end of the performance period, following certification by the Human Resources Committee of achievement of performance goals. No LTIP payment was earned with respect to the performance periods ended December 31, 2004 or 2005. PARs Award Program payouts relate to the company’s realization of gain in connection with the disposition of all or a part of its equity investment in e-commerce businesses and are paid out to the named executive upon redemption and, if unvested, upon vesting. Mr. Kellner received PARs Award Program payments in 2004 that included payments relating to awards that were not eligible for redemption in 2003 due to the terms contained in the compensation cap agreements. See footnotes 2 and 7.

(7)	Pursuant to his compensation cap agreement with the company described above and in footnote 2, Mr. Kellner waived his right to receive the payout under his LTIP award for the performance period ending December 31, 2003. In addition, his award under the PARs Award Program was not eligible for redemption during the 12-month period ending March 31, 2004. The 2004 amounts include payouts of awards that Mr. Kellner would have been eligible to redeem in 2003 but for the compensation cap agreement, and which he became eligible to redeem, and did redeem, after April 1, 2004.

(8)	Amounts shown for 2005 include matching contributions pursuant to the company’s 401(k) savings plan (which matching contributions ceased for officers effective April 30, 2005) as follows: Mr. Kellner — $4,200, Mr. Smisek — $4,200, Mr. Compton — $3,075, Mr. Misner — $1,538, and Mr. Moran — $3,075. The 2005 amounts also include the dollar value of insurance premiums paid by the company with respect to term life insurance for such executives pursuant to each executive’s employment agreements as follows: Mr. Kellner — $4,154, Mr. Smisek — $4,834, Mr. Compton — $4,629, Mr. Misner — $3,063 and Mr. Moran — $4,141.

(9)	Includes a cash payment of $2,850,000 in consideration of his covenant not to compete with the company for a period of two years following the termination of his employment for any reason other than a termination by the company without cause or a termination by Mr. Kellner for good cause. This covenant not to compete, and corresponding payment, was made in connection with a new employment agreement executed April 14, 2004 between the company and Mr. Kellner in connection with his election as chairman and CEO effective at the end of 2004. See “Employment Agreements” below.

Aggregated Option Exercises in 2005 and Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired on	Value	Options at Fiscal Year-End		Options at Fiscal Year-End
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Lawrence W. Kellner	0	$0	329,687	0	$1,819,872	$0
Jeffery A. Smisek	0	0	266,500	0	1,471,080	0
James Compton	0	0	36,258	0	200,144	0
Jeffrey J. Misner	0	0	53,062	0	292,902	0
Mark J. Moran	0	0	53,375	3,000	294,630	10,260

None of the named executive officers exercised options during 2005 and no options were granted to them in 2005. Effective February 28, 2005, the then unexercisable option holdings of each of the named executive officers were reduced pursuant to the compensation reduction agreements discussed above.

Long Term Incentive Plans — Awards in 2005

The following table sets forth information regarding NLTIP awards granted in 2005 under our Long Term Incentive and RSU Program (the “NLTIP/ RSU Program”) which has been implemented under our Incentive Plan 2000. No RSU awards were made in 2005. The NLTIP/ RSU Program was adopted by the Human Resources Committee in April 2004 in connection with the committee’s review and restructuring of the company’s long-term performance incentive compensation programs. The committee did not make any PARs awards under the PARs Award Program during 2005 and the program was terminated in November 2005.

		Performance or
	Number of Shares,	Other Period	Estimated Future Payouts
	Units or	Until Maturation	Under Non-Stock Price-Based Plans
Name	Other Rights(1)	or Payout	Threshold	Target	Maximum

Lawrence W. Kellner	NLTIP Award	3 years	$1,202,344	$1,603,125	$2,404,688
Jeffery A. Smisek	NLTIP Award	3 years	$907,200	$1,166,400	$1,749,600
James Compton	NLTIP Award	3 years	$405,000	$607,500	$810,000
Jeffrey J. Misner	NLTIP Award	3 years	$405,000	$607,500	$810,000
Mark J. Moran	NLTIP Award	3 years	$405,000	$607,500	$810,000

(1)	Amounts set forth in the table represent potential payout of awards under the NLTIP based on awards made in 2005 for the performance period commencing on January 1, 2005 and ending on December 31, 2007. Payouts are based on Continental’s achievement of entry (threshold), target or stretch (maximum) EBITDAR margin performance goals as determined by the committee. Payout of the 2005 awards is also contingent upon our having an unrestricted cash balance of at least $1 billion at the end of the performance period. See “Executive Compensation Report of the Human Resources Committee” above.

Employment Agreements

Agreement with Mr. Kellner.  We entered into an employment agreement with Mr. Kellner effective April 14, 2004, relating to his service as an officer and director of the company and providing for a minimum annual base salary of $950,000. As previously discussed, Mr. Kellner and the company subsequently entered into a compensation reduction agreement whereby, effective February 28, 2005, Mr. Kellner agreed to accept a reduction in annual base salary of 25%, reducing his minimum base salary to $712,500. His employment agreement also entitles him to an annual performance bonus and long-term incentive payment opportunities at a level which is not less than the highest participation level made available to other company executives (but not less than between 0% and 150% of the applicable base amount) if performance goals under the applicable program are met. In addition, Mr. Kellner participates in a supplemental executive retirement plan (“SERP”) that provides an annual retirement benefit expressed as a percentage (that could range up to 75%) of Mr. Kellner’s final average compensation as defined in his employment agreement. He is also entitled to participate in the compensation and benefit plans available to all management employees, receive company-provided disability benefits and life insurance, Flight Benefits, certain tax indemnity payments (some of which may not be deductible by the company), use of a company provided automobile, and certain other fringe benefits. In addition, Mr. Kellner’s compensation will be “grossed up” for any excise or other special additional tax imposed as a result of any payment or benefit provided to Mr. Kellner under the employment agreement, including, without limitation, any excise tax imposed under Section 4999 of the Internal Revenue Code. The agreement is in effect until April 14, 2009, subject to automatic successive five-year extensions, but may be terminated at any time by either party, with or without cause.

If Mr. Kellner’s employment is terminated by the company for cause (as described in the agreement) or by Mr. Kellner without good cause (as described in the agreement), he will receive his SERP benefit, Flight Benefits, and continued coverage for himself and his eligible dependents under the company’s medical and health plans for the remainder of his lifetime (at no greater cost to Mr. Kellner than a similarly situated company executive who has not terminated employment), (together with the SERP and the Flight Benefits, the “Base Benefits”). If we terminate his employment for reasons other than death, disability or cause or if he terminates his employment for good cause, then we must, in addition to providing the Base Benefits: (i) cause all options, shares of restricted stock, and awards under the PARs Award Program to vest; (ii) pay to him, at the same time as payments are made to other participants under the NLTIP/ RSU program, all amounts with respect to any outstanding awards made to him under the NLTIP/ RSU program as if he had remained our employee; (iii) make a lump sum cash severance payment to him in an amount equal to three times the sum of (a) his then current annual base salary plus (b) a deemed bonus equal to the amount of such salary times 150% (such payment referred to herein as the “Termination Payment”); (iv) provide him with out-placement, office and other perquisites for certain specified periods and (v) transfer to him title to his company car without cost to Mr. Kellner (which benefit Mr. Kellner receives in all termination events except termination by the company for cause). If his employment is terminated due to his death or disability, then he or his estate will receive the above benefits (but not the Termination Payment, out-placement services, office space or certain other perquisites) and he or his estate will be entitled to certain disability or life insurance payments, as the case may be. Mr. Kellner’s employment agreement also includes a two-year non-compete with the company following termination of his employment, except if such termination is by the company without cause or upon his disability or by Mr. Kellner for good cause, for which he received a cash payment in 2004.

Agreements with Other Named Executive Officers.  We have also entered into employment agreements with Messrs. Smisek, Misner, Compton and Moran, effective August 12, 2004, relating to their services as officers of the company and providing for minimum annual base salaries of $720,000, $450,000, $450,000 and $450,000, respectively. Each of these officers subsequently agreed to accept a reduction in annual base salary of 20%, effective February 28, 2005, reducing his base salary to $576,000, $360,000, $360,000 and $360,000, respectively. Each agreement is similar to that of Mr. Kellner’s, except as follows: the agreements do not include non-compete provisions; the automatic extension after the base term of each contract is for successive one year periods; the SERP for Messrs. Misner, Compton and Moran provides a maximum annual retirement benefit that could range up to 65%; and Termination Payments under the agreements with Messrs. Misner, Compton and Moran are limited to two times the sum of (a) the executive’s then current annual base salary and (b) a deemed bonus equal to the amount of such salary times 125%, unless their termination occurs within two years following a change in control (in which case it is three times that sum).

Retirement Plans

The Continental Retirement Plan (the “Retirement Plan”) is a noncontributory, defined benefit pension plan. Substantially all of our non-pilot domestic employees, including the named executive officers, are entitled to participate in the Retirement Plan. The Retirement Plan currently limits the annual compensation it considers for benefit determination purposes to $170,000 for the named executive officers. The named executive officers are also eligible to receive retirement benefits pursuant to a SERP provided for in their employment agreements. Benefits payable under the SERP are not protected from a bankruptcy by the company and will be offset by amounts paid or payable under the Retirement Plan. The combined annual benefit amounts payable under the Retirement Plan and the SERPs are not subject to a reduction for any social security benefits which may be paid or payable to the named executive officers.

The following table represents the estimated combined annual benefits payable under the Retirement Plan and the SERPs as of January 1, 2006 in the form of a single life annuity to the named executive officers at age 60 in specified years of service and compensation categories.

Pension Plan Table

Final Average	Years of Service(1)
Compensation	5	10	15	20	25	30

$500,000	$62,500	$125,000	$187,500	$250,000	$312,500	$375,000
$600,000	75,000	150,000	225,000	300,000	375,000	450,000
$800,000	100,000	200,000	300,000	400,000	500,000	600,000
$1,000,000	125,000	250,000	375,000	500,000	625,000	750,000
$1,500,000	187,500	375,000	562,500	750,000	937,500	1,125,000
$2,000,000	250,000	500,000	750,000	1,000,000	1,250,000	1,500,000

(1)	As calculated under the SERP.

Payouts under the SERPs are based on final average compensation and credited years of service (up to a maximum of 30 years for Messrs. Kellner and Smisek and 26 years for Messrs. Compton, Misner and Moran). Under the SERP, final average compensation means the average of the participant’s highest five years of compensation during their last ten calendar years with Continental. For purposes of such calculation, compensation includes annual salary and cash bonuses (but excludes other annual compensation, certain stay bonuses and all long-term compensation and other incentive compensation). At December 31, 2005, the final average compensation for purposes of calculating SERP benefits for the named executive officers was as follows: Mr. Kellner, $1,176,771, Mr. Smisek, $1,110,014, Mr. Compton, $603,177, Mr. Misner, $590,948, and Mr. Moran, $538,707.

Credited years of service under the SERP began in 1995 for Messrs. Kellner and Smisek, in 2001 for Messrs. Compton and Misner, and in 2004 for Mr. Moran. In addition, to induce our named executive officers to remain in our employ, each of them receive additional credited years of service under the SERP for each actual year of service as follows: from 2000 — 2004, two additional years for each of Messrs. Kellner and Smisek; from 2001 — 2006, one additional year for each of Messrs. Compton and Misner; and from 2004 — 2006, one additional year for Mr. Moran. Their total credited years of service as of December 31, 2005 was as follows: Mr. Kellner — 21 years, Mr. Smisek — 21 years, Mr. Compton — 10 years, Mr. Misner — 10 years, and Mr. Moran — 4 years. In lieu of a monthly annuity, Mr. Kellner may, upon meeting specified age and/or service requirements, elect to receive a lump sum benefit. Messrs. Smisek, Compton, Misner and Moran are not eligible to receive the monthly annuity option and may only receive a lump sum benefit. The lump sum benefit will be the actuarial equivalent of a single life annuity and will vary over time based on actuarial assumptions and other factors such as interest rates, years of service, age and compensation.

Performance Graph

The following graph compares the cumulative total return on our common stock with the cumulative total returns (assuming reinvestment of dividends) on the Amex Airline Index and the Standard & Poor’s 500 Stock Index as if $100 were invested in the common stock and each of those indices on December 31, 2000.

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Continental Airlines	$100.00	$50.77	$14.04	$31.52	$26.23	$41.26
Amex Airline Index	$100.00	$52.53	$23.26	$36.86	$36.11	$32.73
S&P 500 Index	$100.00	$88.15	$68.79	$88.29	$97.77	$102.50

Equity Compensation Plan Information

The table below provides information relating to our equity compensation plans as of December 31, 2005.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise	Exercise Price	Under Compensation Plans
	of Outstanding Options,	of Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in First Column)

Equity compensation plans approved by security holders	4,550,788	$16.56	3,441,853	(1)
Equity compensation plans not approved by security holders(2)	8,159,269	11.90	1,840,731

Total	12,710,057	$13.57	5,250,299	(1)

(1)	The number of securities remaining available for future issuance under equity compensation plans includes 32,287 shares under restricted stock provisions and 1,996,960 shares under the employee stock purchase plan.

(2)	During the first quarter of 2005, we adopted the 2005 Broad Based Employee Stock Option Plan and the 2005 Pilot Supplemental Option Plan, as a commitment to our employees that their wage and benefits cost reduction contributions represent an investment in their future. We did not seek stockholder approval to adopt these plans because the audit committee of our board of directors determined that the delay necessary in obtaining such approval would seriously jeopardize our financial viability. On March 4, 2005, the NYSE accepted our reliance on this exception to its shareholder approval policy. A total of 10 million shares of common stock may be issued under these plans. As of February 28, 2006, approximately 9.1 million options with a weighted average exercise price of $12.86 per share had been issued to eligible employees under these plans in connection with pay and benefit reductions and work rule changes with respect to those employees. The options are exercisable in three equal installments and have terms ranging from six to eight years.

PROPOSAL 1:

ELECTION OF DIRECTORS

Introduction

It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of each nominee for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the stockholders meeting. If elected, each nominee will hold office until the next annual meeting of stockholders and until his or her respective successor has been duly elected and has qualified, except as discussed below. We do not expect any of the nominees to be unavailable to serve for any reason, but if that should occur before the meeting, we anticipate that proxies will be voted for another nominee or nominees to be selected by the board of directors.

Our board of directors currently consists of eleven persons. The Corporate Governance Committee of the board of directors has recommended to our board, and our board has unanimously nominated, eleven individuals for election as directors at our annual meeting. Each of the director nominees is presently one of our directors. Stockholder nominations will not be accepted for filling board seats at the meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Your proxy cannot be voted for a greater number of persons than the number of nominees named herein. There is no family relationship between any of the nominees for director or between any nominee and any executive officer.

NYSE Independence Determinations

Our board has determined that all non-employee nominees for our board (9 of the 11 nominees) are “independent” as that term is defined by NYSE rules. In making this determination, the board considered transactions and relationships between each director or his or her immediate family and the company and its subsidiaries, including those relationships reported under “Certain Transactions” above and described below:

•	Mr. McCorkindale. Mr. McCorkindale is the Chairman of Gannett Co., Inc., a nationwide diversified communications company and the parent company of USA Today. We purchase newspapers from USA Today for our flights and Presidents Clubs and retain USA Today’s services as our agent for procuring newspapers from other publishers. We have also advertised in various newspapers owned by Gannett from time to time. Our aggregate payments to Gannett and its subsidiaries in connection with these arrangements, during each of the past three years, represented less than 1/100th of 1% of our total operating expenses and less than 1/10th of 1% of Gannett’s disclosed consolidated gross revenues.

•	Mr. Meyer. Mr. Meyer is the Chairman, President and CEO of KeyCorp, a financial services company and the parent company of KeyBank, the 11th largest bank in the United States. We are the preferred air carrier of KeyCorp, and receive payments from KeyCorp in exchange for providing routine air transportation services to its employees. We also receive payments from KeyBank in connection with its debit card program, launched in 2003, which is co-branded with us. Further, we lease certain ground equipment from KeyBank’s leasing division. During each of the past three years, our aggregate payments to KeyCorp and KeyBank, as well as their aggregate payments to us, in each case represented less than 1/4th of 1% of the consolidated gross revenues of the payee, and less than 1/4th of 1% of the total expenses of the payor.

•	Mr. Woodard. Mr. Woodard serves on the board of directors of AAR Corp., a leading supplier of products and services to the global aviation/aerospace industry. AAR Corp. is a supplier of parts and repair services to us and is the owner participant on certain aircraft and spare engines leased by us. During each of the past three years, our lease payments relating to such aircraft and equipment, together with amounts paid in consideration of parts and repairs, amounted to less than 1/10th of 1% of our total operating expenses and less than 1/2 of 1% of AAR Corp.’s consolidated gross revenues.

The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. In addition, the board considered additional criteria set forth under NYSE rules in determining director independence. As a result of this review, the board affirmatively determined, based on its understanding of such transactions and relationships, that, with the exception of Messrs. Kellner and Smisek, none of the directors nominated for election at the annual meeting has any material relationships with the company or its subsidiaries, and that all such directors are independent of the company under the standards set forth by the NYSE. Messrs. Kellner and Smisek are not independent because of their employment as executives of the company.

Director Biographical Summaries

The following table shows, with respect to each nominee, (i) the nominee’s name and age, (ii) the period for which the nominee has served as a director, (iii) all positions and offices with the company currently held by the nominee and his or her principal occupation and business experience during the last five years, (iv) other directorships held by the nominee and (v) the standing committees of the board of directors of which he or she is a member.

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

THOMAS J. BARRACK, JR., age 58 (Human Resources Committee, Corporate Governance Committee, Executive Committee)	Director since 1994. Chairman and Chief Executive Officer of Colony Capital, LLC and Colony Advisors, LLC (real estate investments) for more than five years. Director of First Republic Bank.
KIRBYJON H. CALDWELL, age 52 (Human Resources Committee, Corporate Governance Committee)	Director since 1999. Senior Pastor of The Windsor Village-United Methodist Church, Houston, Texas for more than twenty years. Director of Baylor College of Medicine, Bridgeway Mutual Funds and Reliant Energy Inc.
LAWRENCE W. KELLNER, age 47 Chairman of the Board and Chief Executive Officer (Finance Committee, Executive Committee)	Director since 2001. Chairman of the Board and Chief Executive Officer since December 2004. President and Chief Operating Officer (March 2003-December 2004); President (May 2001-March 2003); Executive Vice President and Chief Financial Officer (November 1996-May 2001). Mr. Kellner joined the company in 1995. Director of Marriott International, Inc.
DOUGLAS H. McCORKINDALE, age 66 (Executive Committee)	Director since 1993. Chairman of Gannett Co., Inc. (“Gannett”) (a nationwide diversified communications company) since February 2001; President and CEO of Gannett (June 2000-July 2005); Vice Chairman, President and CEO of Gannett (June 2000-February 2001). Director of a group of Prudential Mutual Funds, Gannett and Lockheed Martin Corporation.
HENRY L. MEYER III, age 56 (Audit Committee, Executive Committee)	Director since 2003. Chairman of the Board, President and Chief Executive Officer of KeyCorp (banking) since May 2001. President and Chief Executive Officer of KeyCorp (January 2001-May 2001). Director of KeyCorp.
OSCAR MUNOZ, age 47 (Audit Committee)	Director since 2004. Executive Vice President and CFO of CSX Corporation (freight transportation) since May 2003. Vice President — Consumer Services and CFO of AT&T Consumer Services, a division of AT&T Corporation (January 2001-March 2003). Senior Vice President — Finance and Administration of Qwest Communications (June 2000-December 2000).

Name, Age, Position
and Committee Memberships	Term of Office and Business Experience

GEORGE G. C. PARKER, age 67 (Audit Committee, Finance Committee)	Director since 1996. Dean Witter Distinguished Professor of Finance and Management and previously Senior Associate Dean for Academic Affairs and Director of the MBA Program, Graduate School of Business, Stanford University for more than five years. Director of BGI Mutual Funds, First Republic Bank, Tejon Ranch Company and Threshold Pharmaceuticals, Inc.
JEFFERY A. SMISEK, age 51 President (Finance Committee)	Director since December 2004. President since December 2004. Executive Vice President (March 2003-December 2004); Executive Vice President — Corporate and Secretary (May 2001-March 2003); Executive Vice President, General Counsel and Secretary (November 1996-May 2001). Mr. Smisek joined the company in 1995. Director of National Oilwell Varco, Inc.
KAREN HASTIE WILLIAMS, age 61 (Finance Committee)	Director since 1993. Senior Counsel of Crowell & Moring LLP (law firm) since retirement as partner in January 2005. Partner Crowell & Moring for more than five years prior to retirement. Director of Gannett, SunTrust Bank, Inc., The Chubb Corporation and Washington Gas Light Company.
RONALD B. WOODARD, age 63 (Audit Committee, Finance Committee, Human Resources Committee)	Director since 2003. Chairman of the Board of MagnaDrive Corporation (a supplier of new engine power transfer technology applications for industrial equipment) since 2002; President and Chief Executive Officer (1999-2002). Various positions with The Boeing Company for more than 32 years, including President of Boeing Commercial Airplane Group, Senior Vice President of Boeing, Executive Vice President of Boeing Commercial Airplane Group, and Vice President and General Manager of the Renton Division, Boeing Commercial Airplane Group. Director of AAR Corp., Coinstar, Inc. and MagnaDrive Corporation.
CHARLES A. YAMARONE, age 47 (Human Resources Committee, Corporate Governance Committee)	Director since 1995. Executive Vice President of Libra Securities, LLC (institutional broker-dealer) since January 2002. Executive Vice President of U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. (1999-2001). Director of El Paso Electric Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

PROPOSAL 2:

AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Introduction

On February 22, 2006, upon the recommendation of our Corporate Governance Committee, our board unanimously approved, subject to stockholder approval, an amendment to the company’s Certificate of Incorporation to increase the maximum number of shares of common stock authorized for issuance from 200 million shares to 400 million shares. This increase would be accomplished by restating Article Four of the company’s Certificate of Incorporation to read as follows:

“FOUR: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 410 million shares, par value $.01 per share, of which 10 million shall be Preferred Stock (“Preferred Stock”) and 400 million shall be Class B Common Stock (“Class B Common Stock”).”

The proposed amendment to the company’s Certificate of Incorporation is attached hereto as Appendix C.

Reasons for the Proposed Amendment

Currently, the authorized capital stock of the company consists of 200 million shares of common stock and 10 million shares of preferred stock. Of the 200 million shares of common stock authorized, as of February 28, 2006, there were 112.4 million shares issued and outstanding, 25.5 million treasury shares, 17.9 million shares reserved for issuance upon the conversion of outstanding convertible debt securities, and 17.4 million shares reserved for issuance under the company’s incentive and option plans and the 2004 Employee Stock Purchase Plan. Consequently, the company has approximately 77.8 million shares of common stock available for future issuance.

Our board believes that it is desirable and in the best interests of the company and its stockholders to increase the number of authorized shares of common stock from 200 million shares to 400 million shares to provide the company with greater flexibility, without the delay and expense of a special stockholders’ meeting, to issue common stock for a variety of future corporate purposes, which may include, among other things:

•	stock splits;

•	equity and equity-based financings;

•	stock dividends;

•	future acquisitions; and

•	other general corporate purposes.

The company has no present plans, arrangements or understandings to issue additional shares of common stock (other than those currently reserved for issuance), although it reserves the right to do so in the future. If approved by the stockholders, the additional authorized shares of common stock would be available for issuance, at the discretion of our board, in such amounts and upon such terms as our board may determine, without further stockholder approval (subject to applicable Delaware law and New York Stock Exchange rules).

Additionally, the holders of common stock do not have preemptive rights with respect to future issuances of common stock, which means that those holders do not have a prior right to purchase shares of common stock in connection with any offering to maintain their proportionate ownership interest. As a result, our issuance of a significant amount of additional authorized common stock (other than as the result of a stock split, stock dividend or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each stockholder who does not purchase additional shares to maintain his or her pro rata interest. As additional shares are issued, the shares owned by existing stockholders would represent a smaller percentage ownership interest in the company. The issuance of such additional shares of common stock may also, depending upon the circumstances, have a dilutive effect on the company’s earnings per share.

Although an increase in the company’s authorized shares of common stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of our board or contemplating a tender offer or other consolidation transaction), this proposal was not prompted by any takeover or acquisition effort or threat. The company is not aware of any threat of takeover or change in control, nor is the company proposing to stockholders any anti-takeover measures.

If approved by the stockholders, the amendment will become effective upon its filing with the Secretary of State of the State of Delaware.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS DESCRIBED ABOVE AND AS SET FORTH IN APPENDIX C, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

PROPOSAL 3:

AMENDMENT OF THE INCENTIVE PLAN 2000

Introduction

The Continental Airlines, Inc. Incentive Plan 2000, as amended and restated and which we refer to as the “Incentive Plan,” was adopted by our board in March 2000 and approved by our stockholders in May 2000, and the material terms of the performance goals under the performance award provisions of the Incentive Plan were re-approved by our stockholders in June 2005.

On February 22, 2006, upon the recommendation of our Human Resources Committee, our board unanimously approved, subject to stockholder approval, an amendment to the Incentive Plan to increase the number of shares of common stock issuable under the plan from 3 million to 4.5 million.

The Human Resources Committee has determined that none of the additional 1.5 million shares to be authorized by the proposed amendment will be issued to any of the company’s current officers.

If our stockholders approve this proposal, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the additional shares available for issuance under the Incentive Plan.

The proposed amendment to the Incentive Plan is attached hereto as Appendix D, and the amended and restated Incentive Plan, prior to giving effect to the proposed amendment, is attached hereto as Appendix E.

Reasons for Proposed Amendment

The Incentive Plan is designed to enable the company and its subsidiaries to attract and retain capable persons to serve as directors and employees of the company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the company and its subsidiaries rest, and whose present and potential contributions to the welfare of the company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the company and its subsidiaries. A further purpose of the Incentive Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the company and its subsidiaries.

Our board believes that the Incentive Plan has achieved these purposes and enabled the company to retain and reward its key employees. However, as of February 28, 2006, of the original three million authorized shares of common stock under the Incentive Plan, only 932,869 shares remained available for issuance under the plan. In order for the Incentive Plan to continue to serve these purposes over the next few years, the plan must be amended to increase the number of shares available for issuance. We estimate that the proposed increases will provide the company with sufficient authorized shares to cover awards under the plan through at least the end of 2008.

Summary of the Incentive Plan

The following summary provides a general description of certain features of the Incentive Plan, giving effect to the proposed amendment, and is qualified in its entirety by the complete text of the Incentive Plan. Copies of the programs adopted under the Incentive Plan are on file and publicly available at the SEC. In addition, please read “Executive Compensation Report of the Human Resources Committee” above for additional information regarding the programs adopted under the Incentive Plan. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Incentive Plan or in the programs adopted thereunder.

The Incentive Plan provides that the company may grant Options to purchase shares of Class B common stock, Restricted Stock Awards, Performance Awards, Incentive Awards and Retention Awards to eligible employees or directors. The terms applicable to these various types of Awards, including those terms that may be established by the Administrator when making or administering particular Awards, are set forth in detail in the Incentive Plan. The Administrator may make Awards under the Incentive Plan until October 3, 2009. The Incentive Plan will remain in effect (at least for the purpose of governing outstanding Awards) until all Option

Awards granted under the Incentive Plan have been exercised or expired, all restrictions imposed upon Restricted Stock Awards granted under the Incentive Plan have been eliminated or the Restricted Stock Awards have been forfeited, and all Performance Awards, Incentive Awards and Retention Awards granted under the Incentive Plan have been satisfied or have terminated.

Administration.  The Incentive Plan provides that a committee comprised solely of two or more “outside directors” (as defined by Section 162(m) of the Code and within the meaning of the term “Non-Employee Director” as defined by Rule 16b-3 under the Exchange Act) serves as the Administrator of Awards under the Incentive Plan with respect to persons subject to Section 16 of the Exchange Act. Until otherwise determined by the board, the Human Resources Committee serves as such committee under the Incentive Plan. The CEO of the company, so long as he or she is also a director of the company, serves as Administrator with respect to any person not subject to Section 16 of the Exchange Act, unless the Incentive Plan specifies that the Committee must take specific action (in which case such action may only be taken by the Committee) or the Committee specifies that it will serve as Administrator.

Eligibility.  Awards may be granted only to persons who, at the time of grant, are directors of the company or employees of the company or one of its subsidiaries. Awards may be granted on more than one occasion to the same person, and, subject to limitations set forth in the Incentive Plan, Awards may consist of any combination of Options, Restricted Stock Awards, Performance Awards, Incentive Awards and Retention Awards, as is best suited to the circumstances of the particular person. As of February 28, 2006, nine non-employee directors were eligible to receive Awards under the Incentive Plan, and it is anticipated that management-level employees at or above specified grade levels (currently comprised of approximately 400 employees) selected by the CEO will receive future awards under the Incentive Plan. Non-employee directors have not received Awards under the Incentive Plan or programs adopted thereunder, other than normal stock option grants as described under “Information About Our Board — Compensation of Directors” above.

The Human Resources Committee has determined that the additional 1.5 million shares to be authorized by the proposed amendment will not be available for issuance to the company’s current officers.

Stock Options.  The Administrator may grant options that entitle the recipient to purchase shares of Class B common stock at a price equal to or greater than the Market Value per Share on the date of grant. An Option will be exercisable in whole or in such installments and at such times as determined by the Administrator. The option price is payable in full in the manner specified by the Administrator. The holder of an Option is entitled to privileges and rights of a stockholder only with respect to shares of Class B common stock purchased under the Option and for which certificates representing such shares are registered in the Holder’s name. Options granted under the Incentive Plan may be Options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code or Options that are not intended to so qualify. An Incentive Stock Option will be treated as a Non Qualified Option to the extent that the aggregate Market Value per Share (determined at the time of grant) of Class B common stock with respect to which Incentive Stock Options are first exercisable by an individual during any calendar year under all incentive stock option plans of the company (and its parent and subsidiary corporations) exceeds $100,000. An Incentive Stock Option may only be granted to an individual who is an employee at the time the Option is granted. No Incentive Stock Option may be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the company (or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code), unless (i) at the time such Option is granted the option price is at least 110% of the Market Value per Share of the Class B common stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

An Option Grant Document may provide for the payment of the option price, in whole or in part, by delivery of a number of shares of Class B common stock (plus cash if necessary) having a Market Value per Share equal to such option price. Moreover, an Option Grant Document may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Administrator with respect thereto. The terms and conditions of the respective Option Grant Documents need not be identical.

SARs.  The Administrator (concurrently with the grant of an Option or subsequent to such grant) may, in its sole discretion, grant stock appreciation rights, which we refer to as “SARs,” to any Holder of an Option. SARs may give the Holder of an Option the right to surrender any exercisable Option or portion thereof in exchange for cash, whole shares of Class B common stock, or a combination thereof, as determined by the Committee, with a value equal to the excess of the Market Value per Share, as of the date of such request, of one share of Class B common stock over the Option price for such share multiplied by the number of shares covered by the Option or portion thereof to be surrendered. Any SAR granted in connection with an Incentive Stock Option is exercisable only when the Market Value per Share of the Class B common stock exceeds the price specified therefore in the Option (or the portion of the Option to be surrendered). Upon exercise of any SAR granted under the Incentive Plan, the number of shares reserved for issuance under the Incentive Plan will be reduced only to the extent that shares of Class B common stock are actually issued in connection with the SAR exercise. The Administrator may prescribe additional terms and conditions governing any SARs.

Options and SARs may be granted under the Incentive Plan in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the company or any subsidiary.

Restricted Stock.  A grant of Restricted Stock pursuant to a Restricted Stock Award constitutes an immediate transfer to the recipient of record and beneficial ownership of the shares of Restricted Stock in consideration of the performance of services by the recipient (or other consideration determined by the Administrator). The recipient is entitled immediately to voting and other ownership rights in the shares, subject to restrictions referred to in the Incentive Plan or contained in the related Grant Document. The transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the market value of the shares on the date of grant. Each grant may, in the discretion of the Administrator, limit the recipient’s dividend rights during the period in which the shares are subject to a substantial risk of forfeiture and restrictions on transfer. The terms and conditions of the respective Restricted Stock Grant Documents need not be identical.

Restricted Stock must be subject, for a period or periods determined by the Administrator at the date of grant, to one or more restrictions, including, without limitation, a restriction that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and applicable interpretive authority thereunder. For example, an Award could provide that the Restricted Stock would be forfeited if the Holder ceased to serve the company as an employee during a specified period. In order to enforce these forfeiture provisions, the transfer of Restricted Stock during the period or periods during which such restrictions are to continue will be prohibited or restricted in a manner and to the extent prescribed by the Administrator at the date of grant. The Incentive Plan provides for a shorter period during which the forfeiture provisions are to apply in the event of a Change in Control of the company.

The Committee has resolved that all Restricted Stock Awards under the company’s stock incentive plans (including the Incentive Plan) shall vest over at least a three-year period, or over at least a one-year period if vesting is performance-based (or as otherwise provided in the applicable plan or award agreement, such as upon a Change in Control).

Performance Awards.  The Administrator will establish, with respect to and at the time of each Performance Award, a performance period over which the performance applicable to the Performance Award will be measured. A Performance Award will be awarded to a Holder contingent upon future performance of the company or any subsidiary, division, or department thereof. The Administrator will establish the performance measures applicable to such performance within the applicable time period permitted by Section 162(m) of the Code, with such adjustments thereto as may be determined by the Administrator. The performance measures may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the company alone or the company together with its consolidated subsidiaries. The performance measures established by the Administrator may be based upon (i) the price of a share of Class B common stock, (ii) operating income or operating income margin, (iii) EBITDAR or EBITDAR margin, (iv) net income or net income margin, (v) cash flow, (vi) total stockholder return, or (vii) a combination of any of the foregoing, including any average, weighted average, minimum, hurdle, rate of increase or other measure of any or any combination thereof. The Administrator, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.

In determining the value of Performance Awards, the Administrator shall take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Administrator, in its sole discretion, may provide for a reduction in the value of a Holder’s Performance Award during the performance period, if permitted by the applicable Grant Document.

Following the end of the performance period, the Holder of a Performance Award will be entitled to receive payment of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Administrator and certified by the Committee as required by Section 162(m) of the Code. Payment of a Performance Award may be made in cash, shares of Class B common stock (valued at the Market Value per Share), or a combination thereof, as determined by the Administrator. Payment will be made in a lump sum, except as otherwise set forth in the applicable Grant Document.

A Performance Award will terminate if the Holder does not remain continuously employed or in service as a director of the company or a subsidiary at all times during the applicable performance period, except as otherwise set forth in the applicable Grant Document. The Company does not anticipate that non-employee directors will receive Performance Awards.

Incentive Awards.  Incentive Awards are rights to receive shares of Class B common stock (or the Market Value per Share thereof), or rights to receive an amount equal to any appreciation or increase in the Market Value per Share of Class B common stock over a specified period of time, which vest over a period of time as established by the Administrator, without satisfaction of any performance criteria or objectives. The Administrator may, in its discretion, require payment or other conditions of the Holder respecting any Incentive Award.

Following the end of the vesting period for an Incentive Award (or at such other time as the applicable Grant Document may provide), the Holder of an Incentive Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Incentive Award, based on the then vested value of the Award. Payment of an Incentive Award may be made in cash, shares of Class B common stock (valued at the Market Value per Share), or a combination thereof as determined by the Administrator. Payment will be made in a lump sum, except as otherwise set forth in the applicable Grant Document.

An Incentive Award will terminate if the Holder does not remain continuously employed or in service as a director of the company or a subsidiary at all times during the applicable vesting period, except as otherwise set forth in the applicable Grant Document. The Company does not anticipate that non-employee directors will receive Incentive Awards.

Retention Awards.  A Retention Award is a right, which vests over a period of time as established by the Committee, to receive a cash payment measured by a portion of the gain and profits associated with an equity holding of the company or a subsidiary in an e-commerce or internet-based business. The portion of any gain and profit is measured to the date the Retention Award (or portion thereof, as applicable) is deemed surrendered for payment in accordance with its terms. The Committee will designate each such equity holding and establish, within the applicable time period permitted by Section 162(m) of the Code, the portion of the gain and profits (not exceeding 3.75% for any individual holder nor 25% in the aggregate for all holders) in such equity holding used to measure cash payments to the Holder of such Retention Award. The terms and conditions of the respective Retention Award Grant Documents need not be identical.

In determining the Retention Awards to be granted under the Incentive Plan, the Committee shall take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Holder’s Retention Award during the period such Award is outstanding if permitted by the applicable Grant Document.

Following the vesting of a Retention Award in whole or in part (or at such other times and subject to such other restrictions as the applicable Grant Document may provide), the Holder of a Retention Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Retention Award, based on such Holder’s vested interest in such Retention Award and the gain and profit in the underlying equity holding, as certified by the Committee as required by Section 162(m) of the Code. Payment will be made in cash and in a lump sum, except as otherwise set forth in the applicable Grant Document. In no event will a Retention Award grant a Holder an interest in the equity holding, the gain and profit in which is used to measure cash payments under such Award.

A Retention Award will terminate if the Holder does not remain continuously employed or in service as a director of the company or a subsidiary at all times during the applicable vesting period, except as otherwise set forth in the applicable Grant Document. The Company does not anticipate that non-employee directors will receive Retention Awards.

Shares Subject to the Incentive Plan.  Subject to adjustment as provided in the Incentive Plan, the aggregate number of shares of Class B common stock that may be issued under the Incentive Plan shall not exceed 4,500,000 shares. As of February 28, 2006, without giving effect to the proposed amendment, only 932,869 shares remained available for additional Awards under the plan, including 11,975 shares available for Awards of Restricted Stock. If our stockholders approve the proposed amendment, an additional 1.5 million shares will be available for Awards under the plan, although the number of shares that may be granted as Restricted Stock Awards will not be increased. As of March 30, 2006, the fair market value of a share of our common stock was $26.03.

Award Limitations.  The maximum (i) number of shares of Class B common stock that may be subject to Awards granted to any one individual during any calendar year may not exceed 750,000 shares, (ii) number of shares of Class B common stock that may be granted as Restricted Stock Awards may not exceed 250,000 shares (of which only 11,975 shares remain available for Restricted Stock Awards), (iii) amount of compensation that may be paid under all Performance Awards denominated in cash (including the Market Value of any shares of Class B common stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $10 million, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award, and (iv) amount of compensation that may be paid under all Retention Awards granted to any one individual during any calendar year may not exceed 1% of the aggregate gross revenues of the company and its consolidated subsidiaries for the fiscal year of the company that ended on December 31, 2000, and any payment due with respect to a Retention Award shall be paid no later than 11 years after the date of grant of such Retention Award (in the case of clauses (i) and (ii), subject to adjustment as provided in the Incentive Plan). The limitations set forth in clauses (i), (iii) and (iv) of the preceding sentence will be applied in a manner which will permit compensation generated under the Incentive Plan which is intended to constitute “performance-based” compensation for purposes of Section 162(m) of the Code to be treated as such “performance-based” compensation.

Change in Control.  In the event of a “Change in Control,” (i) all outstanding Options shall immediately vest and become exercisable in full, whether or not otherwise exercisable (but subject, in the case of Incentive Stock Options, to certain limitations) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Options shall terminate, (ii) all restrictions applicable to outstanding Restricted Stock and Incentive Awards shall be deemed to have been satisfied and such Restricted Stock and Incentive Awards shall immediately vest in full, and (iii) all outstanding Retention Awards shall immediately vest in full.

Provision is made under the Incentive Plan (except as otherwise provided in the applicable Grant Document) for the payment to an Award recipient of a Gross-Up Payment intended to cover (i) any excise taxes due under Section 4999 of the Code (or any similar tax) with respect to amounts that are vested and/or payable due to a Change in Control plus (ii) any taxes (including excise taxes) due on the payment of any such Gross-Up Payment.

A “Change in Control” is generally defined to mean (a) any person is or becomes the beneficial owner of securities representing 25% or more of the combined voting power of the company’s outstanding securities, (b) individuals who constituted the board as of March 12, 2004 cease for any reason to constitute at least a majority of the board (unless such individual’s election is approved by a vote of a majority of the incumbent board or such individual was nominated by an Excluded Person), (c) any merger, consolidation or other reorganization or similar transaction in which the company is not the Controlling Corporation, or (d) any sale of all or substantially all of the company’s assets, other than to Excluded Persons.

Transferability.  No Awards (other than Incentive Stock Options) are transferable by the recipient except (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order or (iii) with respect to Awards of Non Qualified Options, with the consent of the Administrator. An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution and may be exercised during the Holder’s lifetime only by the Holder or the Holder’s guardian or Personal Representative.

In the discretion of the Administrator as set forth in an applicable Grant Document, a percentage of the aggregate shares of Class B common stock obtained from exercise of an Option shall not be transferable prior to the earliest to occur of (x) termination of the relevant Option term, (y) the Holder’s retirement, death or disability or (z) termination of the Holder’s employment with the company and its subsidiaries.

Adjustments.  The maximum number of shares that may be issued under the Incentive Plan, as well as the number or type of shares or other property subject to outstanding Awards and the applicable option or purchase prices per share, shall be adjusted appropriately in the event of stock dividends, spin offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants, and similar transactions or events.

Amendment and Termination.  Subject to limitations described above regarding outstanding Awards, the board in its discretion may terminate the Incentive Plan at any time. The board has the right to amend the Incentive Plan or any part thereof from time to time, and the Administrator may amend any Award (and its related Grant Document) at any time, except as otherwise specifically provided in such Grant Document. Notwithstanding the foregoing, no change in any outstanding Award may be made which would impair the rights of the Holder of such Award without such Holder’s consent. In addition, without stockholder approval, the board may not amend the Incentive Plan to (i) increase the maximum aggregate number of shares that may be issued under the Incentive Plan or (ii) change the class of individuals eligible to receive Awards under the Incentive Plan.

New Plan Benefits.  Because future awards under the Incentive Plan are based on the company’s performance in future years, amounts payable under the Incentive Plan are not determinable for future years.

United States Federal Income Tax Consequences

The following is a brief summary of certain of the U.S. federal income tax consequences of certain transactions under the Incentive Plan based on federal income tax laws in effect on January 1, 2006. This summary applies to the Incentive Plan as normally operated and is not intended to provide or supplement tax advice to eligible employees or directors. The summary contains general statements based on current U.S. federal income tax statutes, regulations and currently available interpretations thereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

Tax Consequences to Recipients

Non-qualified Stock Options.  In general: (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as a capital gain (or loss).

The total number of shares of Class B common stock subject to Awards granted to any one recipient during any calendar year is limited under the Incentive Plan for the purpose of qualifying any compensation realized upon exercise of options that are granted by the Human Resources Committee as “performance-based compensation” as defined in Section 162(m) of the Code in order to preserve tax deductions by the company with respect to any such compensation in excess of one million dollars paid to “Covered Employees” (i.e., the individuals who, on the last day of the year in question, are the company’s CEO and the four highest compensated officers of the company (other than the CEO)). Options granted by the CEO will not qualify as “performance-based compensation” and will be subject to the limitation on deductibility under Section 162(m) of the Code; however, it is not anticipated that the CEO would have the authority to make grants to Covered Employees.

Incentive Stock Options.  No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. However, upon exercise, the difference between the fair market value and the exercise price may be subject to the alternative minimum tax. If shares of Class B common stock are issued to an optionee pursuant to the exercise of an Incentive Stock Option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as a capital gain and any loss sustained will be a capital loss.

If shares of Class B common stock acquired upon the exercise of Incentive Stock Options are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as a capital gain (or loss).

As described above with respect to non-qualified stock options, the Incentive Plan has been designed to qualify any ordinary compensation income recognized by optionees with respect to Incentive Stock Options granted by the Human Resources Committee as “performance-based compensation” as defined in Section 162(m) of the Code.

Restricted Stock.  A recipient of Restricted Stock generally will be subject to tax at ordinary income tax rates on the fair market value of the Restricted Stock reduced by any amount paid by the recipient at such time as the shares are no longer subject either to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends. Awards of Restricted Stock to Covered Employees will not qualify as “performance-based compensation” and the company will be subject to the limitation on deductibility under Section 162(m) of the Code.

Performance and Incentive Awards.  An individual who has been granted a Performance Award or an Incentive Award generally will not realize taxable income at the time of grant. Whether a Performance Award or an Incentive Award is paid in cash or shares of Class B common stock, the recipient will have ordinary compensation income in the amount of (i) any cash paid at the time of such payment and (ii) the fair market value of any shares of Class B common stock either at the time the Performance or Incentive Award is paid in such shares or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the recipient elects under Section 83(b) of the Code to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to an Incentive Award prior to the actual issuance of shares under the award will be compensation income to the recipient. Incentive Awards will not qualify as “performance-based compensation” and the company will be subject to the limitation on deductibility under Section 162(m) of the Code. The Incentive Plan has been designed to qualify any ordinary compensation income recognized by Covered Employees with respect to Performance Awards granted by the Human Resources Committee as “performance-based compensation” as defined in Section 162(m) of the Code. Performance Awards granted by the CEO will not qualify as “performance-based compensation” and will be subject to the limitation on deductibility under Section 162(m) of the Code; however, it is not anticipated that the CEO would have the authority to make grants to Covered Employees.

Retention Awards.  An individual who has been granted a Retention Award generally will not realize taxable income at the time of grant. The recipient of a Retention Award will have ordinary compensation income in the amount of any cash paid with respect to such award at the time of such payment. All Retention Awards under the Retention Award Program must be granted by the Human Resources Committee, and the Incentive Plan has been designed to qualify any ordinary compensation income recognized by Covered Employees with respect to Retention Awards as “performance-based compensation” as defined in Section 162(m) of the Code.

Section 409A of the Code.  Section 409A of the Code provides that deferred compensation, as defined therein, will be subject to an additional 20% tax unless it meets certain restrictions set forth in Section 409A of the Code and the guidance promulgated thereunder. The company intends for Awards issued under the Incentive Plan to either be exempt from the application of, or to comply with, Section 409A of the Code.

Tax Consequences to the Company or Subsidiary.

Section 162(m) of the Code limits the ability of the company to deduct compensation paid during a fiscal year to a Covered Employee in excess of one million dollars, unless such compensation is based on performance criteria established by the Human Resources Committee or meets another exception specified in Section 162(m) of the Code. Certain Awards described above will not qualify as “performance-based compensation” or meet any other exception under Section 162(m) of the Code and, therefore, the company’s deductions with respect to such Awards will be subject to the limitations imposed by such section. To the extent a recipient recognizes ordinary income in the circumstances described above, the company or subsidiary for which the recipient performs services will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code and (ii) either the compensation is “performance-based” within the meaning of Section 162(m) of the Code or the one million dollar limitation of Section 162(m) of the Code is not exceeded. No deduction will be available to the company or any subsidiary for any amount paid under the Incentive Plan with respect to (i) any excise taxes due under Section 4999 of the Code with respect to amounts that are vested and/or payable due to a Change in Control and (ii) any taxes due on the payment of such excise taxes described in clause (i).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE INCENTIVE PLAN 2000, AS DESCRIBED ABOVE AND AS SET FORTH IN APPENDIX D, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY.

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP has been our independent auditors since 1993, and the board of directors desires to continue to engage the services of this firm for the fiscal year ending December 31, 2006. Accordingly, the board of directors, upon the recommendation of the Audit Committee, has reappointed Ernst & Young LLP to audit the financial statements of Continental and its subsidiaries for fiscal year 2006 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider their appointment.

The following table shows the fees paid for audit services and fees paid for audit related, tax and all other services rendered by Ernst & Young LLP for each of the last three fiscal years (in millions):

	2005	2004	2003

Audit Fees(1)	$2.47	$2.62	$2.48
Audit Related Fees(2)	$0.08	$0.09	$0.30
Tax Fees(3)	$0.52	$1.17	$1.63
All Other Fees(4)	$0.01	$0.17	$0.39

Total Fees	$3.07	$4.05	$4.81

(1)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements (including an audit of management’s assessment and the effectiveness of the company’s internal control over financial reporting), statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Audit-related fees consist primarily of the audits of subsidiaries that are not required to be audited by governmental or regulatory bodies.

(3)	Tax fees include professional services provided for preparation of federal and state tax returns, review of tax returns prepared by the company, assistance in assembling data to respond to governmental reviews of past tax filings, and tax advice, exclusive of tax services rendered in connection with the audit.

(4)	Other fees consist primarily of attestation services associated with third-party contract compliance.

The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the company by the independent auditors, subject to the requirements of applicable law. In accordance with such law, the committee has delegated the authority to grant such pre-approvals to the committee chair, which approvals are then reviewed by the full committee at its next regular meeting. Typically, however, the committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent auditors include the committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are anticipated at the time the budget is submitted. Committee approval would be required to exceed the budgeted amount for a particular category of non-audit services or to engage the independent auditors for any services not included in the budget. The committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the committee.

Representatives of Ernst & Young LLP will be present at the stockholders meeting and will be available to respond to appropriate questions and make a statement should they so desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 4 ON THE ENCLOSED PROXY.

PROPOSAL 5:

PROPOSAL OF STOCKHOLDER

We have been advised that Mrs. Evelyn Y. Davis, located at Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, is the beneficial owner of 500 shares of the company’s common stock and intends to submit the following proposal at the meeting:

RESOLVED: “That the stockholders of Continental Airlines assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

‘‘(a) The handing of contribution cards of a single political party to an employee by a supervisor.

‘‘(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

‘‘(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

‘‘(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

‘‘(e) Placing a preponderance of contribution cards of one party at mail station locations.”

REASONS: “The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not Continental Airlines).” “And if the Company did not engage in any of the above practices, to disclose this to ALL shareholders in each quarterly report.”

“If you AGREE, please mark your proxy FOR this resolution.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

The Board of Directors recommends a vote against this proposal. The Board of Directors strongly believes that federal and state regulations, along with the company’s own policies and procedures, adequately address the issues raised by the proposal. Adoption of the proposal is unnecessary and administratively burdensome and not in the best interests of the company or its stockholders.

The company, like all U.S. corporations, is subject to federal and state laws and regulations that govern corporate participation in partisan political activity. These laws and regulations prohibit most of the practices identified in the stockholder proposal, and the company does not engage in or endorse any such prohibited practices.

As permitted by federal law, the company sponsors a political action committee, or PAC, which is supported solely by voluntary contributions from employees and which is not affiliated with any party or candidate. In addition, the company’s employees periodically assist federal candidates or political committees by raising voluntary personal contributions from among their fellow employees. These activities provide our employees with an opportunity to support candidates for public office whose views are consistent with the company’s long-term legislative and regulatory goals. To the extent the stockholder proposal would (i) restrict the company’s ability to sponsor and administer its PAC or (ii) prohibit employees from acting collectively to support a particular candidate or political committee, the proposal would be contrary to the best interests of the company and its stockholders.

Finally, the proposal’s requirement that the company state on a quarterly basis that it doesn’t engage in the listed practices would be administratively burdensome and unnecessary, and would also impose additional expense at a time when the company is striving to reduce its costs.

The company’s policies, together with federal and state laws and regulations, are more than adequate to address the concerns raised by this stockholder proposal, without unduly restricting the company’s legitimate participation in the political process.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL, WHICH IS DESIGNATED AS PROPOSAL NO. 5 ON THE ENCLOSED PROXY.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this proxy statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that were determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and Section 16 Officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all of our directors, Section 16 Officers and greater than ten percent beneficial stockholders were in compliance with applicable Section 16(a) filing requirements.

2007 Annual Meeting

Any stockholder who wants to present a proposal at the 2007 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the company no later than December 14, 2006. Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2007 annual meeting of stockholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 70 days and not more than 90 days prior to June 6, 2007. However, if the 2007 annual meeting of stockholders is advanced by more than 20 days, or delayed by more than 70 days, from June 6, 2007, then the notice must be delivered not earlier than the ninetieth day prior to the 2007 annual meeting and not later than the close of business on the later of (a) the seventieth day prior to the 2007 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2007 annual meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which may be obtained on the company’s website under Corporate Governance at www.continental.com/company/investor or without charge from the Secretary of the company upon written request addressed to the Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

Continental’s annual report on Form 10-K for the year ended December 31, 2005, including amendments and exhibits, is available on the company’s website under Annual and Periodic Reports at www.continental.com/company/investor. We will furnish a copy of the 10-K and any amendments to interested stockholders without charge, upon written request. We will also furnish any 10-K exhibit if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to our Secretary at Continental Airlines, Inc., P.O. Box 4607, Houston, Texas 77210-4607. The financial statements of the company filed with the 10-K, together with certain other financial data and analysis, are included in this proxy statement as Appendix A.

APPENDIX A

SELECTED FINANCIAL DATA

	Year Ended December 31,
	2005	2004	2003	2002	2001

Statement of Operations Data (in millions except per share data)(1)(2):
Operating revenue	$11,208	$9,899	$9,001	$8,511	$9,049
Operating expenses	11,247	10,137	8,813	8,841	8,921
Operating income (loss)	(39)	(238)	188	(330)	128
Net income (loss)	(68)	(409)	28	(462)	(105)
Basic earnings (loss) per share	(0.96)	(6.19)	0.43	(7.19)	(1.89)
Diluted earnings (loss) per share	(0.97)	(6.25)	0.41	(7.19)	(1.89)

	As of December 31,
	2005	2004	2003	2002	2001

Balance Sheet Data (in millions)(1):
Cash, cash equivalents and short-term investments	$2,198	$1,669	$1,600	$1,342	$1,132
Total assets	10,529	10,511	10,620	10,615	9,778
Long-term debt and capital lease obligations	5,057	5,167	5,558	5,471	4,448
Stockholders’ equity	226	155	727	712	1,117

Selected Operating Data

	Year Ended December 31,
	2005	2004	2003	2002	2001

Mainline Operations:
Passengers (thousands)(3)	44,939	42,743	40,613	41,777	45,064
Revenue passenger miles (millions)(4)	71,261	65,734	59,165	59,349	61,140
Available seat miles (millions)(5)	89,647	84,672	78,385	80,122	84,485
Cargo ton miles (millions)	1,018	1,026	917	908	917
Passenger load factor(6)	79.5%	77.6%	75.5%	74.1%	72.4%
Passenger revenue per available seat mile (cents)	9.32	8.82	8.79	8.67	9.03
Total revenue per available seat mile (cents)	10.46	9.83	9.81	9.41	9.68
Average yield per revenue passenger mile (cents)(7)	11.73	11.37	11.64	11.71	12.48
Average segment fare per revenue passenger	$188.67	$177.90	$172.83	$169.37	$172.50
Operating cost per available seat mile, including special charges (cents)(8)	10.22	9.84	9.53	9.63	9.34
Average price per gallon of fuel, including fuel taxes (cents)	177.55	119.01	91.40	74.01	82.48
Fuel gallons consumed (millions)	1,376	1,333	1,257	1,296	1,426
Actual aircraft in fleet at end of period(9)	356	349	355	366	352
Average length of aircraft flight (miles)	1,388	1,325	1,270	1,225	1,185
Average daily utilization of each aircraft (hours)(10)	10:31	9:55	9:19	9:29	10:19
Regional Operations:
Passengers (thousands)(3)	16,076	13,739	11,445	9,264	8,354
Revenue passenger miles (millions)(4)	8,938	7,417	5,769	3,952	3,388
Available seat miles (millions)(5)	11,973	10,410	8,425	6,219	5,437
Passenger load factor(6)	74.7%	71.3%	68.5%	63.5%	62.3%
Passenger revenue per available seat mile (cents)	15.67	15.09	15.31	15.45	15.93
Actual aircraft in fleet at end of period(9)	266	245	224	188	170
Consolidated Operations (Mainline and Regional):
Passengers (thousands)(3)	61,015	56,482	52,058	51,041	53,418
Revenue passenger miles (millions)(4)	80,199	73,151	64,934	63,301	64,528
Available seat miles (millions)(5)	101,620	95,082	86,810	86,341	89,922
Passenger load factor(6)	78.9%	76.9%	74.8%	73.3%	71.8%
Passenger revenue per available seat mile (cents)	10.07	9.51	9.42	9.16	9.45
Average yield per revenue passenger mile (cents)(7)	12.76	12.36	12.60	12.49	13.17

(1)	Amounts include ExpressJet through November 12, 2003.

(2)	Includes the following special income (expense) items (in millions) for year ended December 31:

	2005	2004	2003	2002	2001

Operating revenue:
Change in expected redemption of frequent flyer mileage credits sold	$—	$—	$24	$—	$—
Operating (expense) income:
Fleet retirement and impairment charges	16	(87)	(86)	(242)	(61)
Pension curtailment/settlement charges	(83)	—	—	—	—
Termination of 1993 service agreement with United Micronesia Development Association	—	(34)	—	—	—
Frequent flyer reward redemption cost adjustment	—	(18)	—	—	—
Security fee reimbursement	—	—	176	—	—
Air Transportation Safety and System Stabilization Act grant	—	—	—	(12)	417
Severance and other special charges	—	—	(14)	—	(63)
Nonoperating (expense) income:
Gains on investments	204	—	305	—	—
Impairment of investments	—	—	—	—	(22)

(3)	Revenue passengers measured by each flight segment flown.

(4)	The number of scheduled miles flown by revenue passengers.

(5)	The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(6)	Revenue passenger miles divided by available seat miles.

(7)	The average passenger revenue received for each revenue passenger mile flown.

(8)	Includes operating expense special items noted in (2) above. These special items increased (decreased) operating cost per available seat mile by 0.07, 0.16, (0.11), 0.25 and (0.36) in each of the five years, respectively.

(9)	Excludes aircraft that were removed from service.

(10)	The average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of those risks and uncertainties, see the cautionary statements contained in Item 1A of our annual report on Form 10-K. “Risk Factors — Risk Factors Relating to the Company” and “Risk Factors — Risk Factors Relating to the Airline Industry.” We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report. Hereinafter, the term “Continental,” “we,” “us,” “our” and similar terms refer to Continental Airlines, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.

Overview

We recorded a net loss of $68 million for the year ended December 31, 2005, as compared to a net loss of $409 million and a net income of $28 million for the years ended December 31, 2004 and 2003, respectively. Our results for each of the last three years have been affected by a number of special items which are not necessarily indicative of our core operations or our future prospects, and impact comparability between years. These special items are discussed in “Consolidated Results of Operations” below. We would have incurred significant losses in 2005 and 2003 without the special items.

Primarily due to record-high fuel prices and the continued competitive domestic fare environment, the current U.S. domestic network carrier financial environment continues to be poor and could deteriorate further. During the third quarter of 2005, Hurricane Katrina and Hurricane Rita caused widespread disruption to oil production, refinery operations and pipeline capacity along certain portions of the U.S. Gulf Coast. As a result of these disruptions, the price of jet fuel increased significantly and the availability of jet fuel supplies was diminished. Additionally, Hurricane Rita forced us to suspend service for 36 hours at our largest hub, Houston’s Bush Intercontinental Airport, costing us an estimated $25 million. Further increases in jet fuel prices or disruptions in fuel supplies, whether as a result of natural disasters or otherwise, could have a material adverse effect on our results of operations, financial condition or liquidity.

Among the many factors that threaten us are the continued rapid growth of low-cost carriers and resulting downward pressure on domestic fares, high fuel costs, excessive taxation and significant pension liabilities. In addition to competition from low-cost carriers, we may face stronger competition from carriers that have filed for bankruptcy protection, such as Delta Air Lines and Northwest Airlines (both of which filed for bankruptcy in September 2005), and from carriers recently emerging from bankruptcy, including US Airways (which emerged from bankruptcy in September 2005, for the second time since 2002) and United Airlines (which emerged from over three years of bankruptcy protection in February 2006). Carriers in bankruptcy are able to achieve substantial cost reductions through, among other things, reduction or discharge of debt, lease and pension obligations and wage and benefit reductions.

We have suffered substantial losses since September 11, 2001, the magnitude of which is not sustainable. Our ability to return to sustained profitability depends, among other factors, on implementing and maintaining a more competitive cost structure, retaining our revenue premium to the industry and our ability to respond effectively to the factors that threaten the airline industry as a whole. We have attempted to return to profitability by implementing the majority of $1.1 billion of annual cost-cutting and revenue-generating measures since 2002, and we have also made significant progress toward our goal of achieving an additional $500 million reduction in annual pay and benefits costs. On January 29, 2006, our flight attendants ratified a new contract which, along with previously announced pay and benefit reductions for other work groups, concludes the negotiation process to change wages, work rules and benefits for our domestic employees. We began implementing these pay and benefit reductions and work rule changes in early April 2005, which, when fully implemented, are expected to result in approximately $490 million of annual pay and benefits cost savings on a run-rate basis. We expect to complete the process of obtaining the final $10 million of our targeted $500 million in annual pay and benefit reductions and work rule changes, principally with our unionized workgroups at CMI, in the near future.

Although revenue trends have been improving, our passenger revenue per available seat mile for our mainline operations was 5.8% lower in 2005 compared to 2000, the last full year before the September 11, 2001 terrorist attacks. We have been able to implement some fare increases on certain domestic and international routes in recent months, but these increases have not fully offset the substantial increase in fuel prices.

We expect to incur a significant loss for the first quarter of 2006 due to the continued low domestic fare environment and high fuel costs. However, we believe that under current conditions, absent adverse factors outside of our control, such as additional terrorist attacks, hostilities involving the United States, or further significant increases in jet fuel prices, our existing liquidity and projected 2006 cash flows will be sufficient to fund current operations and other financial obligations through 2006.

Although we have significant financial obligations due in 2007, we also believe that under current conditions and absent adverse factors outside of our control, such as those described above, our projected 2007 cash flows from operations and access to capital markets will provide us with sufficient liquidity to fund our operations and meet our other obligations through the end of 2007.

Summary of Principal Risk Factors

Among the many factors that threaten us and the airline industry generally are the following:

•	Competition. The continued growth of low-cost carriers is increasing the competitive pressures within the airline industry. For example, a low-cost carrier began to directly compete with us on flights between Liberty International and destinations in Florida in 2005. We are responding vigorously to this challenge, but have experienced decreased yields on affected flights. In addition, carriers in or emerging from bankruptcy have or will have significantly reduced cost structures and operational flexibility that will allow them to compete more effectively, and other carriers have used the threat of bankruptcy to achieve substantial cost savings. Moreover, several of our domestic competitors have also announced aggressive plans to expand into international markets, including some destinations that we currently serve. We have initiated three sets of revenue-generating and cost-savings initiatives since 2002 designed to improve our annual pre-tax results by over $1.1 billion, and have achieved agreements relating to the vast majority of our targeted $500 million in annual pay and benefit reductions and work rule changes. While we are on track to meet these goals, our cost structure remains higher than that of the low-cost carriers and several of our network competitors.

•	Low Fare Environment. As many low-cost carriers have introduced lower and simplified fare structures (such as shortening advance purchase requirements and reducing the number of fare classes), we have had to match those fare levels on a majority of our domestic routes to remain competitive. In January 2005, Delta announced a new nationwide pricing structure on most of its flights that significantly reduced many ticket prices, including those for first class seats and last minute purchases. Delta also eliminated Saturday-night stay requirements. We have matched the Delta fare reductions and structure in competitive markets and further fare reductions or further simplification of fare structures may occur in the future.

•	Fuel Costs. Fuel costs, which have recently reached unprecedented high levels, constitute a significant portion of our operating expense. Mainline fuel costs and related taxes represented approximately 26.7% of our mainline operating expenses for the year ended December 31, 2005. The price of crude has recently been trading at historic levels. Based on gallons expected to be consumed in 2006, for every one dollar increase in the price of crude oil, our annual fuel expense would increase by approximately $42 million. As of December 31, 2005, we did not have any fuel price hedges in place. In February 2006, we entered into petroleum swap contracts to hedge a minimal portion of our projected 2006 fuel usage.

•	Labor Costs. As discussed above, we have reached agreements with the vast majority of our work groups to reduce pay and benefit costs and enhance work rule productivity. Even assuming the full run-rate benefits of the $500 million reduction in annual pay and benefit costs, we estimate that our labor CASM will continue to be higher than that of many of our competitors.

•	Excessive Taxation. The U.S. airline industry is one of the most heavily taxed of all industries. These fees and taxes have grown significantly in the past decade and currently include (a) a federal excise tax of 7.5% of the value of the ticket; (b) a federal segment tax of $3.30 per domestic flight segment of a passenger’s itinerary; (c) local airport charges of up to $18 per round trip; and (d) airport security fees of up to $10 per round trip. Various U.S. fees and taxes are also assessed on international flights that can result in additional fees and taxes of up to $46 per international round trip, not counting fees and taxes imposed by foreign governments. Certain of these assessments must be included in the fares we advertise or quote to our customers. Due to competition, many increases in these fees and taxes that are not required to be included in fares have been absorbed by the airline industry rather than being passed on to the passenger. These fees and taxes, which are not included in our reported passenger revenue, increased to $1.2 billion for us for the year ended December 31, 2005, compared to $1.0 billion for the year ended December 31, 2004.

•	Pension Liability. We have significant commitments to our defined benefit pension plans. In 2005, we contributed $224 million in cash and 12.1 million shares of Holdings common stock valued at approximately $130 million to our defined benefit pension plans. Based on current assumptions and applicable law, we will be required to contribute in excess of $1.5 billion to our defined benefit pension plans over the next ten years, including $258 million in 2006, to meet our minimum funding obligations.

Results of Operations

Special Items.  The comparability of our financial results between years is affected by a number of special items. Our results for each of the last three years included the following special items (in millions):

Pre Tax
Income (Expense)

Year Ended December 31, 2005
Gain on sale of Copa Holdings, S.A. shares(1)	$106
Gain on dispositions of ExpressJet stock(2)	98
Pension curtailment/settlement charges(3)	(83)
Reserve reduction on grounded aircraft(4)	16

$137

Year Ended December 31, 2004
MD-80 aircraft retirement charges and other(4)	$(87)
Termination of United Micronesia Development Association Service Agreement(4)	(34)
Frequent flyer reward redemption cost adjustment(5)	(18)

$(139)

Year Ended December 31, 2003
Security fee reimbursement(6)	$176
Gain on dispositions of ExpressJet stock(2)	173
Gain on Hotwire and Orbitz investments (after related compensation expense and including an adjustment to fair value of remaining investment in Orbitz)(7)	132
MD-80 aircraft retirement and impairment charges(4)	(86)
Revenue adjustment for change in expected redemption of frequent flyer mileage credits sold(5)	24
Boeing 737 aircraft delivery deferral(4)	(14)

$405

(1)	See Note 14 to our consolidated financial statements.

(2)	See Note 16 to our consolidated financial statements.

(3)	See Note 10 to our consolidated financial statements.

(4)	See Note 12 to our consolidated financial statements.

(5)	See Note 1(k) to our consolidated financial statements.

(6)	See Note 13 to our consolidated financial statements.

(7)	See Note 14 to our consolidated financial statements.

The following discussion provides an analysis of our results of operations and reasons for material changes therein for the three years ended December 31, 2005. Significant components of our operating results are as follows (in millions, except percentage changes):

Comparison of Year Ended December 31, 2005 to December 31, 2004

	Year Ended
	December 31,		Increase	% Increase
	2005	2004	(Decrease)	(Decrease)

Operating Revenue:
Passenger	$10,235	$9,042	$1,193	13.2%
Cargo, mail and other	973	857	116	13.5%

	11,208	9,899	1,309	13.2%

Operating Expenses:
Wages, salaries and related costs	2,649	2,819	(170)	(6.0)%
Aircraft fuel and related taxes	2,443	1,587	856	53.9%
ExpressJet capacity purchase, net	1,572	1,351	221	16.4%
Aircraft rentals	928	891	37	4.2%
Landing fees and other rentals	708	654	54	8.3%
Distribution costs	588	552	36	6.5%
Maintenance, materials and repairs	455	414	41	9.9%
Depreciation and amortization	389	415	(26)	(6.3)%
Passenger servicing	332	306	26	8.5%
Special charges	67	121	(54)	NM
Other	1,116	1,027	89	8.7%

	11,247	10,137	1,110	10.9%

Operating Loss	(39)	(238)	(199)	(83.6)%
Nonoperating Income (Expense)	(29)	(211)	(182)	(86.3)%

Loss before Income Taxes and
Minority Interest	(68)	(449)	(381)	(84.9)%
Income Tax Benefit	—	40	(40)	(100.0)%

Net Loss	$(68)	$(409)	$(341)	(83.4)%

Operating Revenue.  Passenger revenue increased 13.2%, primarily due to higher traffic and capacity in all geographic regions, higher fares on international flights and more regional flying. Consolidated revenue passenger miles for 2005 increased 9.6% year-over-year on a capacity increase of 6.9%, which produced a consolidated load factor for 2005 of 78.9%, up 2.0 points over 2004. Consolidated yield increased 3.2% year-over-year. Consolidated revenue per available seat mile (“RASM”) for 2005 increased 5.9% over 2004 due to higher load factor and yield. The improved RASM reflects recent fuel-driven fare increases and our efforts to manage the revenue associated with the emerging trend of customers booking closer to flight dates, an improved mix of local versus flow traffic and our efforts to reduce discounting.

The table below shows passenger revenue for the year ended December 31, 2005 and period to period comparisons for passenger revenue, RASM and available seat miles (“ASMs”) by geographic region for our mainline and regional operations:

		Percentage Increase
	2005	2005 vs. 2004
	Passenger	Passenger
	Revenue	Revenue	RASM	ASMs
	(In millions)

Domestic	$4,772	5.8%	5.3%	0.5%
Transatlantic	1,733	26.9%	8.8%	16.6%
Latin America	1,085	11.1%	7.2%	3.7%
Pacific	768	24.3%	3.1%	20.6%

Total Mainline	8,358	11.9%	5.7%	5.9%
Regional	1,877	19.4%	3.8%	15.0%

Total System	$10,235	13.2%	5.9%	6.9%

Cargo, mail and other revenue increased 13.5% in 2005 compared to 2004 primarily due to increases in revenue associated with sales of mileage credits in our OnePass frequent flyer program, passenger change fees and increases in freight fuel surcharges.

Operating Expenses.  Wages, salaries and related costs decreased 6.0% primarily due to pay and benefit reductions and work rule changes, partially offset by a slight increase in the average number of employees. Aircraft fuel and related taxes increased 53.9% due to a significant rise in fuel prices, combined with an increase in flight activity. The average jet fuel price per gallon including related taxes increased 49.2% from $1.19 in 2004 to $1.78 in 2005. The impact of jet fuel prices in 2004 was partially offset by $74 million of gains from our fuel hedging activities. We had no fuel hedges in place during 2005.

Payments made under our capacity purchase agreement are reported in ExpressJet capacity purchase, net. ExpressJet capacity purchase, net includes all of ExpressJet’s fuel expense plus a margin on ExpressJet’s fuel expense up to a cap provided in the capacity purchase agreement and a related fuel purchase agreement (which margin applies only to the first 71.2 cents per gallon, including fuel taxes) and is net of our rental income on aircraft we lease to ExpressJet. The net expense was higher in 2005 than 2004 due to increased flight activity at ExpressJet, a larger fleet and increased fuel prices, offset in part by lower rates effective January 1, 2005 under the capacity purchase agreement.

Aircraft rentals increased due to new mainline and regional aircraft delivered in 2005. Landing fees and other rentals were higher primarily due to the completion of our new international Terminal E and related facilities at Bush Intercontinental. Distribution costs increased primarily due to higher credit card fees and reservation costs related to the increase in revenue. Maintenance, materials and repairs increased primarily due to higher contractual repair rates associated with a maturing fleet. The lower depreciation and amortization in 2005 resulted from discontinued depreciation related to the permanent grounding of MD-80 aircraft in 2003 and 2004. Other operating expenses increased primarily due to higher number of international flights which resulted in increased air navigation, ground handling, security and related expenses.

In 2005, we recorded special charges of $67 million which consisted primarily of a curtailment charge of $43 million related to the freezing of the portion of our defined benefit pension plan attributable to pilots, a $40 million settlement charge related to lump-sum distributions from the pilot pension plans, and a $16 million reversal of a portion of our reserve for exit costs related to permanently grounded aircraft.

In 2004, we recorded special charges of $121 million. Included in these charges were $87 million associated with future obligations for rent and return conditions related to 16 leased MD-80 aircraft which were permanently grounded and a non-cash charge of $34 million related to the termination of a 1993 service agreement with United Micronesia Development Association. In the fourth quarter of 2004, we recorded a change in expected future costs for frequent flyer reward redemptions on alliance carriers, resulting in a one-time increase to other operating expenses of $18 million.

Nonoperating Income (Expense).  Nonoperating income (expense) includes net interest expense, income from affiliates, and gains from dispositions of investments. Total nonoperating income (expense) was a net expense in both 2005 and 2004. The net expense decreased $182 million in 2005 compared to 2004 primarily due to gains of $98 million in 2005 related to the contribution of 12.1 million shares of Holdings common stock to our primary defined benefit pension plan and a $106 million gain related to the sale of a portion of our investment in Copa Holdings, S.A. (“Copa”), the parent of Copa Airlines. Net interest expense (interest expense less interest income and capitalized interest) decreased $20 million in 2005 as a result of interest income on our higher cash balances, partially offset by interest expense on new debt issued in 2005. Income from affiliates, which includes income related to our tax sharing agreement with Holdings and our equity in the earnings of Holdings and Copa, was $28 million lower in 2005 as compared to 2004 as a result of our reduced ownership interest in Holdings and less income from our tax sharing agreement with Holdings.

Income Tax Benefit (Expense).  Beginning in the first quarter of 2004, due to our continued losses, we concluded that we were required to provide a valuation allowance for deferred tax assets because we had determined that it was more likely than not that such deferred tax assets would ultimately not be realized. As a result, our 2005 losses and the majority of our 2004 losses were not reduced by any tax benefit. Our effective tax rate for the first three months of 2004 also differs from the federal statutory rate of 35% primarily due to increases in the valuation allowance, certain expenses that are not deductible for federal income tax purposes and state income taxes.

Segment Results of Operations

We have two reportable segments: mainline and regional. The mainline segment consists of flights to cities using jets with a capacity of greater than 100 seats while the regional segment consists of flights using jets with a capacity of 50 or fewer seats. The regional segment is operated by ExpressJet through a capacity purchase agreement. Under that agreement, we handle all of the scheduling and are responsible for setting prices and selling all of the seat inventory. In exchange for ExpressJet’s operation of the flights, we pay ExpressJet for each scheduled block hour based on an agreed formula. Under the agreement, we recognize all passenger, cargo and other revenue associated with each flight, and are responsible for all revenue-related expenses, including commissions, reservations, catering and terminal rent at hub airports.

We evaluate segment performance based on several factors, of which the primary financial measure is operating income (loss). However, we do not manage our business or allocate resources based on segment operating profit or loss because (1) our flight schedules are designed to maximize revenue from passengers flying, (2) many operations of the two segments are substantially integrated (for example, airport operations, sales and marketing, scheduling and ticketing), and (3) management decisions are based on their anticipated impact on the overall network, not on one individual segment.

Mainline.  Significant components of our mainline segment’s operating results are as follows (in millions, except percentage changes):

	Year Ended December 31,		Increase	% Increase
	2005	2004	(Decrease)	(Decrease)

Operating Revenue	$9,377	$8,327	$1,050	12.6%

Operating Expenses:
Wages, salaries and related costs	2,605	2,773	(168)	(6.1)%
Aircraft fuel and related taxes	2,443	1,587	856	53.9%
Aircraft rentals	640	632	8	1.3%
Landing fees and other rentals	667	622	45	7.2%
Distribution costs	494	472	22	4.7%
Maintenance, materials and repairs	455	414	41	9.9%
Depreciation and amortization	378	404	(26)	(6.4)%
Passenger servicing	318	295	23	7.8%
Special charges	67	121	(54)	NM
Other	1,095	1,014	81	8.0%

	9,162	8,334	828	9.9%

Operating Income (Loss)	$215	$(7)	$222	NM

The variances in specific line items for the mainline segment are due to the same factors discussed under consolidated results of operations.

Regional.  Significant components of our regional segment’s operating results are as follows (in millions, except percentage changes):

	Year Ended
	December 31,		Increase	% Increase
	2005	2004	(Decrease)	(Decrease)

Operating Revenue	$1,831	$1,572	$259	16.5%

Operating Expenses:
Wages, salaries and related costs	44	46	(2)	(4.3)%
ExpressJet capacity purchase, net	1,572	1,351	221	16.4%
Aircraft rentals	288	259	29	11.2%
Landing fees and other rentals	41	32	9	28.1%
Distribution costs	94	80	14	17.5%
Depreciation and amortization	11	11	—	—
Passenger servicing	14	11	3	27.3%
Other	21	13	8	61.5%

	2,085	1,803	282	15.6%

Operating Loss	$(254)	$(231)	$23	10.0%

The reported results of our regional segment do not reflect the total contribution of the regional segment to our system-wide operations. The regional segment generates revenue for the mainline segment as it feeds passengers from smaller cities into our hubs.

The variances in specific line items for the regional segment are due to the growth in our regional operations and reflect generally the same factors discussed under consolidated results of operations. ASMs for our regional operations increased by 15% in 2005 compared to 2004.

ExpressJet capacity purchase, net increased due to increased flight activity at ExpressJet and the higher number of regional jets leased from us by ExpressJet. The net amounts consist of the following (in millions, except percentage changes):

	Year Ended December 31,
	2005	2004	Increase	% Increase

Capacity purchase expenses	$1,560	$1,507	$53	3.5%
Fuel and fuel taxes in excess of 71.2 cents per gallon cap	322	126	196	155.6%
Aircraft sublease income	(310)	(282)	28	9.9%

ExpressJet capacity purchase, net	$1,572	$1,351	$221	16.4%

Comparison of Year Ended December 31, 2004 to December 31, 2003

The deconsolidation of Holdings from our financial statements effective November 12, 2003, more fully described in Note 16 to our consolidated financial statements, also impacts the comparability of our results to those of prior years with the exception of passenger revenue. Accordingly, the expense variance explanations discussed below exclude the effect of ExpressJet in 2003 unless indicated otherwise. Significant components of our operating results attributable to the deconsolidation of ExpressJet and attributable to our business generally are set forth in the table below (in millions, except percentage changes):

	Components of Increase (Decrease)
			Increase		% Increase
			(Decrease)		(Decrease)
	Year Ended		Related to	All Other	Excluding
	December 31,		ExpressJet	Increase	ExpressJet
	2004	2003	Deconsolidation(A)	(Decrease)	Deconsolidation

Operating Revenue:
Passenger	$9,042	$8,179	$—	$863	10.6%
Cargo, mail and other	857	822	(4)	39	4.8%

	9,899	9,001	(4)	902	10.0%

Operating Expenses:
Wages, salaries and related costs	2,819	3,056	(304)	67	2.4%
Aircraft fuel and related taxes	1,587	1,319	(170)	438	38.1%
ExpressJet capacity purchase, net	1,351	153	953	245	22.2%
Aircraft rentals	891	896	—	(5)	(0.6)%
Landing fees and other rentals	654	632	(87)	109	20.0%
Distribution costs	552	525	—	27	5.1%
Maintenance, materials and repairs	414	509	(111)	16	4.0%
Depreciation and amortization	415	447	(17)	(15)	(3.5)%
Passenger servicing	306	297	(11)	20	7.0%
Security fee reimbursement	—	(176)	3	173	NM
Special charges	121	100	—	21	NM
Other	1,027	1,055	(103)	75	7.9%

	10,137	8,813	153	1,171	13.1%

Operating Income (Loss)	(238)	188	(157)	(269)	NM
Nonoperating Income (Expense)	(211)	(2)	50	(259)	NM

Income (Loss) before Income Taxes and Minority Interest	(449)	186	(107)	(528)	NM
Income Tax Benefit (Expense)	40	(109)	58	91	NM
Minority Interest	—	(49)	49	—	NM

Net Income (Loss)	$(409)	$28	$—	$(437)	NM

(A)	Represents increase (decrease) in amounts had ExpressJet been deconsolidated for all of 2003 and reported using the equity method of accounting at 53.1% ownership interest.

Explanations for significant variances, after taking into account changes associated with the ExpressJet deconsolidation, are as follows:

Operating Revenue.  Total passenger revenue increased during 2004 as compared to 2003, due to higher traffic and capacity in all geographic regions combined with the negative impact of the hostilities in Iraq and SARS on the prior year results. However, in spite of the increase in load factors, the continuing erosion of fares in the domestic and Caribbean markets resulted in a decrease in yields for 2004 compared to 2003.

The table below shows passenger revenue for the year ended December 31, 2004 and period-to-period comparisons for passenger revenue, revenue per available seat mile (RASM) and available seat miles (ASMs) by geographic region for our mainline and regional operations:

	2004	Percentage Increase (Decrease)
	Passenger	2004 vs. 2003
	Revenue	Passenger Revenue	RASM	ASMs
	(In millions)

Domestic	$4,510	2.3%	(0.8)%	3.1%
Transatlantic	1,366	26.1%	4.0%	21.2%
Latin America	977	8.3%	(2.9)%	11.5%
Pacific	618	25.0%	13.2%	10.5%

Total Mainline	7,471	8.4%	0.2%	8.0%
Regional	1,571	21.8%	(1.4)%	23.6%

Total System	$9,042	10.6%	0.9%	9.5%

Cargo, mail and other revenue increased in 2004 compared to 2003, primarily due to higher freight and mail volumes and revenue-generating initiatives, partially offset by decreased military charter flights. Our results for 2003 also included $24 million of additional revenue resulting from a change in the expected redemption of frequent flyer mileage credits sold.

Operating Expenses.  Wages, salaries and related costs increased in 2004 compared to 2003 primarily due to increased flight activity which resulted in a slight increase in the average number of employees and higher wage rates. Aircraft fuel and related taxes increased due to a significant rise in fuel prices, combined with an increase in flight activity. The average jet fuel price per gallon including related taxes increased 30.2% from $0.91 in 2003 to $1.19 in 2004. The impact of higher jet fuel prices in 2004 was partially offset by $74 million of gains from our fuel hedging activities. Such gains were immaterial in 2003.

In 2004, obligations under our capacity purchase agreement are reported as ExpressJet capacity purchase, net. ExpressJet capacity purchase, net includes all of ExpressJet’s fuel expense plus a margin on ExpressJet’s fuel expense up to a cap provided in the capacity purchase agreement and a related fuel purchase agreement (which margin applies only to the first 71.2 cents per gallon, including fuel taxes) and is net of our rental income on aircraft we lease to ExpressJet. In 2003, intercompany transactions between us and Holdings or ExpressJet under the capacity purchase agreement were eliminated in the consolidated financial statements. The actual obligations under the capacity purchase agreement were higher in 2004 than in 2003 due to ExpressJet’s larger fleet and a 23.6% increase in regional ASMs.

Landing fees and other rentals were higher due to increased flights at certain airports and fixed rent increases combined with our no longer charging ExpressJet rent at certain airports. The most significant increases were at Liberty International Airport in Newark and Bush Intercontinental Airport in Houston, where Terminal E was completed. Commissions, booking fees, credit card fees and other distribution costs increased due to higher credit card and booking fees as a result of increased revenue.

In May 2003, we received and recognized in earnings a security fee reimbursement of $176 million in cash from the United States government pursuant to a supplemental appropriations bill enacted in April 2003. This amount was reimbursement for our proportional share of passenger security and air carrier security fees paid or collected by U.S. air carriers as of the date of enactment of the law, together with other items.

In 2004, we recorded special charges of $121 million. Included in these charges were $87 million associated with future obligations for rent and return conditions related to 16 leased MD-80 aircraft which were permanently grounded and a non-cash charge of $34 million related to the termination of a 1993 service agreement with United Micronesia Development Association. Special charges in 2003 consisted of $86 million of retirement and impairment charges for our MD-80 fleet and spare parts associated with the grounded aircraft and a $14 million charge in the second quarter for expenses associated with the deferral of Boeing 737 aircraft deliveries.

In the fourth quarter of 2004, we recorded a change in expected future costs for frequent flyer reward redemptions on alliance carriers, resulting in a one-time increase to other operating expenses of $18 million.

Nonoperating Income (Expense).  Nonoperating income (expense) includes net interest expense, income from affiliates, and gains from dispositions of investments. Total nonoperating income (expense) was a net expense in both 2004 and 2003. The net expense increased $259 million in 2004 compared to 2003 primarily due to gains in 2003 of $173 million on the dispositions of Holdings shares and $132 million related to the sale of our investments in Hotwire and Orbitz. Interest expense, net of capitalized interest and interest income, for 2004 was relatively flat compared to 2003. Income from affiliates, which includes income related to our tax sharing agreement with Holdings and our equity in the earnings of Holdings and Copa, was $34 million higher in 2004 as compared to 2003 primarily as a result of higher tax sharing payments in 2004.

Income Tax Benefit (Expense).  Our effective tax rates differ from the federal statutory rate of 35% primarily due to increases in the valuation allowance, certain expenses that are not deductible for federal income tax purposes, state income taxes and the accrual in 2003 of income tax expense on our share of Holdings’ net income. Additionally, due to our continued losses, we were required to provide a valuation allowance on the deferred tax assets beginning in the first quarter of 2004. As a result, the majority of our 2004 losses were not reduced by any tax benefit. The impact of the non-deductibility of certain expenses and state income taxes on our effective tax rate is generally greater in periods for which we report lower income (loss) before income taxes. During 2003, we contributed 7.4 million shares of Holdings common stock valued at approximately $100 million to our defined benefit pension plan. For tax purposes, our deduction was limited to the market value of the shares contributed. Since our tax basis in the shares was higher than the market value at the time of the contribution, the nondeductible portion increased our tax expense by $9 million.

Minority Interest.  Minority interest of $49 million in 2003 represents the portion of Holdings’ net income attributable to the equity of Holdings that we did not own prior to November 12, 2003, the date we deconsolidated Holdings. Transactions between us and Holdings or ExpressJet prior to deconsolidation were otherwise eliminated in the consolidated financial statements.

Segment Results of Operations

Mainline.  Significant components of our mainline segment’s operating results are as follows (in millions, except percentage changes):

	Year Ended December 31,		Increase	% Increase
	2004	2003	(Decrease)	(Decrease)

Operating Revenue	$8,327	$7,690	$637	8.3%

Operating Expenses:
Wages, salaries and related costs	2,773	2,713	60	2.2%
Aircraft fuel and related taxes	1,587	1,149	438	38.1%
Aircraft rentals	632	670	(38)	(5.7)%
Landing fees and other rentals	622	540	82	15.2%
Distribution costs	472	456	16	3.5%
Maintenance, materials and repairs	414	398	16	4.0%
Depreciation and amortization	404	419	(15)	(3.6)%
Passenger servicing	295	278	17	6.1%
Security fee reimbursement	—	(173)	173	NM
Special charges	121	91	30	NM
Other	1,014	930	84	9.0%

	8,334	7,471	863	11.6%

Operating Income (Loss)	$(7)	$219	$(226)	NM

The variances in specific line items for the mainline segment are due to the same factors discussed under consolidated results of operations. Aircraft rental expense decreased primarily due to lease expirations and aircraft retirements and lower rates on renewal leases partially offset by new aircraft deliveries.

Regional.  The deconsolidation of ExpressJet in 2003 affected the comparability of our regional segment’s financial results. Significant components of our regional segment’s operating results attributable to the deconsolidation of ExpressJet and attributable to the segment’s business generally are as follows (in millions, except percentage changes):

			Components of Increase (Decrease)
			Increase		% Increase
			(Decrease)		(Decrease)
	Year Ended		Related to	All Other	Excluding
	December 31,		ExpressJet	Increase	ExpressJet
	2004	2003	Deconsolidation(A)	(Decrease)	Deconsolidation

Operating Revenue	$1,572	$1,311	$(4)	265	20.3%

Operating Expenses:
Wages, salaries and related costs	46	343	(304)	7	17.9%
Aircraft fuel and related taxes	—	170	(170)	—	—
ExpressJet capacity purchase, net	1,351	153	953	245	22.2%
Aircraft rentals	259	226	—	33	14.6%
Landing fees and other rentals	32	92	(87)	27	540.0%
Distribution costs	80	69	—	11	15.9%
Maintenance, materials and repairs	—	111	(111)	—	—
Depreciation and amortization	11	28	(17)	—	—
Passenger servicing	11	19	(11)	3	37.5%
Security fee reimbursement	—	(3)	3	—	—
Special charges	—	9	—	(9)	NM
Other	13	125	(103)	(9)	(40.9)%

	1,803	1,342	153	308	20.6%

Operating Loss	$(231)	$(31)	$(157)	$(43)	22.9%

(A)	Represents increase (decrease) in amounts had ExpressJet been deconsolidated for all of 2003 and reported using the equity method of accounting at 53.1% ownership interest.

The reported results of our regional segment do not reflect the total contribution of the regional segment to our system-wide operations. The regional segment generates revenue for the mainline segment as it feeds passengers from smaller cities into our hubs.

The variances in specific line items for the regional segment are due to the same factors discussed under consolidated results of operations, with the exception of aircraft rentals. Regional aircraft rental expense increased due to the higher number of regional jets in ExpressJet’s fleet. ExpressJet took delivery of 21 new regional jets in 2004.

ExpressJet capacity purchase, net increased due to increased flight activity at ExpressJet and the higher number of regional jets leased from us by ExpressJet. The net amounts consist of the following (in millions, except percentage changes):

	Year Ended December 31,
	2004	2003(A)	Increase	% Increase

Capacity purchase expenses	$1,507	$1,311	$196	15.0%
Fuel and fuel taxes in excess of 71.2 cents per gallon cap	126	45	81	180.0%
Aircraft sublease income	(282)	(250)	32	12.8%

ExpressJet capacity purchase, net	$1,351	$1,106	$245	22.2%

(A)	Represents amounts had ExpressJet been deconsolidated for all of 2003 and reported using the equity method of accounting at 53.1% ownership interest.

Liquidity and Capital Resources

As of December 31, 2005, we had $2.2 billion in consolidated cash, cash equivalents and short-term investments, which is $529 million more than at December 31, 2004. At December 31, 2005, we had $241 million of restricted cash, which is primarily collateral for estimated future workers’ compensation claims, credit card processing contracts, letters of credit and performance bonds. Restricted cash at December 31, 2004 totaled $211 million.

For a discussion of a number of factors that may impact our liquidity and the sufficiency of our capital resources, see “Overview” above.

Operating Activities.  Cash flows provided by operations for 2005 were $457 million, compared to cash flows provided by operations of $373 million for 2004. The increase in cash flows provided by operations in 2005 compared to 2004 is primarily the result of advance ticket sales associated with increased international flight activity and the impact of our cost-savings initiatives, partially offset by higher fuel costs. Cash flows provided by operations in 2004 benefited from our election with respect to 2004 to defer contributions to our primary defined benefit pension plan. Cash contributions to our defined benefit pension plans totaled $224 million in 2005.

Investing Activities.  Cash flows provided by investing activities were $51 million for 2005, compared to cash flows provided by investing activities of $53 million for 2004. In 2005, we received $172 million from the sale of approximately nine million shares of Copa common stock. In 2004, we received $98 million related to the disposition of our remaining investment in Orbitz.

Our capital expenditures during 2005 totaled $185 million and net purchase deposits paid totaled $3 million, while our capital expenditures during 2004 totaled $162 million and net purchase deposits refunded totaled $111 million. Capital expenditures for 2006 are expected to be approximately $300 million, or $325 million after considering purchase deposits to be paid, net of purchase deposits to be refunded. Projected capital expenditures for 2006 consist of $155 million of fleet expenditures, $100 million of non-fleet expenditures and $45 million for rotable parts and capitalized interest.

As of December 31, 2005, we had firm commitments for 52 new aircraft from Boeing, with an estimated cost of $2.5 billion, and options to purchase 30 additional Boeing aircraft. We are scheduled to take delivery of six new 737-800 aircraft in 2006, with delivery of the remaining 46 new Boeing aircraft occurring from 2007 through 2011. In addition, we are scheduled to take delivery of two used 757-300 aircraft in 2006 under operating leases.

We have backstop financing for six 737-800 aircraft to be delivered in 2006 and two 777-200ER aircraft to be delivered in 2007. By virtue of these agreements, we have financing available for all Boeing aircraft scheduled to be delivered through 2007. However, we do not have backstop financing or any other financing currently in place for the remainder of the aircraft. Further financing will be needed to satisfy our capital commitments for our firm aircraft and other related capital expenditures. We can provide no assurance that sufficient financing will be available for the aircraft on order or other related capital expenditures, or for our capital expenditures in general.

As of December 31, 2005, ExpressJet had firm commitments for the final eight regional jets currently on order from Embraer with an estimated cost of approximately $0.2 billion. ExpressJet currently anticipates taking delivery of these regional jets in 2006. ExpressJet does not have an obligation to take any of these firm Embraer aircraft that are not financed by a third party and leased to either ExpressJet or us. Under the capacity purchase agreement between us and ExpressJet, we have agreed to lease as lessee and sublease to ExpressJet the regional jets that are subject to ExpressJet’s firm purchase commitments. In addition, under the capacity purchase agreement with ExpressJet, we generally are obligated to purchase all of the capacity provided by these new aircraft as they are delivered to ExpressJet.

We also have significant operating lease and facility rental obligations. Aircraft and facility rental expense under operating leases were approximately $1.4 billion in 2005.

Financing Activities.  Cash flows provided by financing activities, primarily the issuance of new long-term debt offset by the payment of long-term debt and capital lease obligations, were $37 million for 2005, compared to cash flows used in financing activities of $364 million in 2004. We issued $436 million of new debt and raised $203 million through the public offering of 18 million shares of our common stock in 2005. Debt and capital lease payments were $215 million higher in 2005 than in 2004 primarily as a result of the maturity of our 8% unsecured notes in December 2005.

At December 31, 2005, we had approximately $5.6 billion (including current maturities) of long-term debt and capital lease obligations. We currently do not have any undrawn lines of credit or revolving credit facilities, and substantially all of our otherwise readily financeable assets are encumbered. However, our remaining interests in Holdings and Copa are unencumbered. We were in compliance with all debt covenants at December 31, 2005.

In June 2005, we and our two wholly-owned subsidiaries, Air Micronesia, Inc. (“AMI”) and Continental Micronesia, Inc. (“CMI”), closed on a $350 million secured loan facility. AMI and CMI have unconditionally guaranteed the loan made to us, and we and AMI have unconditionally guaranteed the loan made to CMI.

The facility consists of two loans, both of which have a term of six years and are non-amortizing, except for certain mandatory prepayments described below. The loans accrue interest at a floating rate determined by reference to the three-month London Interbank Offered Rate, known as LIBOR, plus 5.375% per annum. The loans and guarantees are secured by certain of our U.S.-Asia routes and related assets, all of the outstanding common stock of AMI and CMI and substantially all of the other assets of AMI and CMI, including route authorities and related assets.

The loan documents require us to maintain a minimum balance of unrestricted cash and short-term investments of $1.0 billion dollars at the end of each month. The loans may become due and payable immediately if we fail to maintain the monthly minimum cash balance and upon the occurrence of other customary events of default under the loan documents. If we fail to maintain a minimum balance of unrestricted cash and short-term investments of $1.125 billion, we and CMI will be required to make a mandatory aggregate $50 million prepayment of the loans. In addition, if the ratio of the outstanding loan balance to the value of the collateral securing the loans, as determined by periodic appraisals, is greater than 48%, we and CMI will be required to post additional collateral or prepay the loans to reestablish a loan-to-collateral value ratio of not greater than 48%. We are currently in compliance with these covenants.

In March 2005, we extended our current agreement with Chase to jointly market credit cards. In addition to reaching an agreement on advertising and other marketing commitments, Chase agreed to increase the rate it pays for mileage credits under our frequent flyer program. In April 2005, Chase purchased $75 million of mileage credits under the program, which will be redeemed for mileage purchases in 2007 and 2008 and recognized as other revenue consistent with other mileage sales in 2007 and 2008. In consideration for the advance purchase of mileage credits, we have provided a security interest to Chase in certain transatlantic routes. The $75 million purchase of mileage credits has been treated as a loan from Chase and will be reduced ratably in 2007 and 2008 as the mileage credits are redeemed. The new agreement expires at the end of 2009.

In October 2004, we issued two floating rate classes of Series 2004-1 Pass Through Trust Certificates in the aggregate amount of $77 million that amortize through November 2011. The certificates are secured by a lien on 21 spare engines.

During the first half of 2004, we incurred $86 million of floating rate indebtedness and $128 million of fixed rate indebtedness. These loans are secured by five 757-300 aircraft that were delivered in the first half of 2004.

At December 31, 2005, our senior unsecured debt was rated Caa2 by Moody’s and CCC+ by Standard and Poor’s. Reductions in our credit ratings have increased the interest we pay on new issuances of debt and may increase the cost and reduce the availability of financing to us in the future. We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade. However, we would have to post additional collateral of approximately $45 million under our bank-issued credit card processing agreement if our debt rating falls below Caa3 as rated by Moody’s or CCC- as rated by Standard and Poor’s. We would also be required to post additional collateral of up to $27 million under our worker’s compensation program if our debt rating falls below Caa2 as rated by Moody’s or CCC+ as rated by Standard & Poor’s.

Our bank-issued credit card processing agreement also contains financial covenants which require, among other things, that we maintain a minimum EBITDAR (generally, earnings before interest, taxes, depreciation, amortization, aircraft rentals and income from affiliates, adjusted for special items) to fixed charges (interest and aircraft rentals) ratio of 0.9 to 1.0 through June 30, 2006 and 1.1 to 1.0 thereafter. The liquidity covenant requires us to maintain a minimum level of $1.0 billion of unrestricted cash and short-term investments and a minimum ratio of unrestricted cash and short-term investments to current liabilities of .27 to 1.0 through June 30, 2006 and .29 to 1.0 thereafter. Although we are currently in compliance with all of the covenants, failure to maintain compliance would result in our being required to post up to an additional $330 million of cash collateral, which would adversely affect our liquidity. Depending on our unrestricted cash and short-term investments balance at the time, the posting of a significant amount of cash collateral could cause our unrestricted cash and short-term investments balance to fall below the $1.0 billion minimum balance requirement under our $350 million secured loan facility, resulting in a default under such facility.

On September 23, 2005, the SEC declared effective our universal shelf registration statement covering the sale from time to time of up to $1 billion of our securities in one or more public offerings. The securities offered might include debt securities, including pass-through certificates, shares of common stock, shares of preferred stock, and securities exercisable for, or convertible into, shares of common stock, such as stock purchase contracts, warrants or subscription rights, among others. Proceeds from any sale of securities under this registration statement other than pass-through certificates would likely be used for general corporate purposes, including the repayment of debt, the funding of pension obligations and working capital requirements, whereas proceeds from the issuance of pass-through certificates would be used to finance or refinance aircraft and related equipment. On October 24, 2005, we completed a public offering of 18 million shares of common stock under this registration statement, raising $203 million in cash.

We have utilized proceeds from the issuance of pass-through certificates to finance the acquisition of 251 leased and owned mainline jet aircraft. Typically, these pass-through certificates, as well as separate financings secured by aircraft spare parts and spare engines, contain liquidity facilities whereby a third party agrees to make payments sufficient to pay at least 18 months of interest on the applicable certificates if a payment default occurs. The liquidity providers for these certificates include the following: CALYON New York Branch, Landesbank Hessen-Thuringen Girozentrale, Morgan Stanley Capital Services, Westdeutsche Landesbank Girozentrale, AIG Matched Funding Corp., ABN AMRO Bank N.V., Credit Suisse First Boston, Caisse des Depots et Consignations, Bayerische Landesbank Girozentrale, ING Bank N.V. and De Nationale Investeringsbank N.V.

We are also the issuer of pass-through certificates secured by 127 leased regional jet aircraft currently operated by ExpressJet and three regional jet aircraft that are scheduled to be delivered through February

2006. The liquidity providers for these certificates include the following: ABN AMRO Bank N.V., Chicago Branch, Citibank N.A., Citicorp North America, Inc., Landesbank Baden-Wurttemberg, RZB Finance LLC and WestLB AG, New York Branch.

We currently utilize policy providers to provide credit support on three separate financings with an outstanding principal balance of $523 million at December 31, 2005. The policy providers have unconditionally guaranteed the payment of interest on the notes when due and the payment of principal on the notes no later than 24 months after the final scheduled payment date. Policy providers on these notes are MBIA Insurance Corporation (a subsidiary of MBIA, Inc.), Ambac Assurance Corporation (a subsidiary of Ambac Financial Group, Inc.) and Financial Guaranty Insurance Company (a subsidiary of FGIC). Financial information for FGIC is available over the internet at http://www.fgic.com and financial information for the parent companies of our other policy providers is available over the internet at the SEC’s website at http:// www.sec.gov or at the SEC’s public reference room in Washington, D.C. A policy provider is also used as credit support for the financing of certain facilities at Bush Intercontinental, currently subject to a sublease by us to the City of Houston, with an outstanding balance of $57 million at December 31, 2005.

Contractual Obligations.  The following table summarizes the effect that minimum debt, lease and other material noncancelable commitments listed below are expected to have on our cash flow in the future periods set forth below (in millions):

	Payments Due						Later
Contractual Obligations	Total	2006	2007	2008	2009	2010	Years

Debt and leases:
Long-term debt(1)	$7,846	$916	$1,240	$866	$698	$802	$3,324
Capital lease obligations(1)	614	39	40	46	16	16	457
Aircraft operating leases(2)	11,068	1,003	966	955	910	924	6,310
Nonaircraft operating leases(3)	6,931	429	400	377	374	364	4,987
Future operating leases(4)	194	9	11	11	11	11	141
Other:
Capacity Purchase Agreement(5)	2,368	1,339	922	107	—	—	—
Aircraft and other purchase commitments(6)	2,709	252	274	630	855	378	320
Projected pension contributions(7)	1,554	258	318	376	262	98	242

Total(8)	$33,284	$4,245	$4,171	$3,368	$3,126	$2,593	$15,781

(1)	Amounts represent contractual amounts due, including interest. Interest on floating rate debt was estimated using rates in effect at December 31, 2005.

(2)	Amounts represent contractual amounts due and exclude $3.0 billion of projected sublease income to be received from ExpressJet.

(3)	Amounts represent minimum contractual amounts.

(4)	Amounts represent payments for firm regional jets to be financed by third parties and leased by us. We will sublease the regional jets to ExpressJet. Neither we nor ExpressJet has an obligation to take any firm aircraft that are not financed by a third party. Amounts are net of previously paid purchase deposits and exclude sublease income we will receive from ExpressJet. See Note 19 to our consolidated financial statements for a discussion of these purchase commitments.

(5)	Amounts represent our estimates of future minimum noncancelable commitments under our agreement with ExpressJet and do not include the portion of the underlying obligations for aircraft and facility rent that are disclosed as part of aircraft and nonaircraft operating leases. See Note 16 to our consolidated financial statements for the assumptions used to estimate the payments.

(6)	Amounts represent contractual commitments for firm-order aircraft only, net of previously paid purchase deposits, and noncancelable commitments to purchase goods and services, primarily information technology support. See Note 19 to our consolidated financial statements for a discussion of these purchase commitments.

(7)	Amounts represent our estimate of the minimum funding requirements as determined by government regulations. Amounts are subject to change based on numerous assumptions, including the performance of the assets in the plan and bond rates. See “Critical Accounting Policies and Estimates” for a discussion of our assumptions regarding our pension plans.

(8)	Total contractual obligations do not include long-term contracts where the commitment is variable in nature, such as credit card processing agreements, or where short-term cancellation provisions exist, such as power-by-the-hour engine maintenance agreements.

We expect to fund our future capital and purchase commitments through internally generated funds, general company financings and aircraft financing transactions. However, there can be no assurance that sufficient financing will be available for all aircraft and other capital expenditures or that, if necessary, we will be able to defer or otherwise renegotiate our capital commitments.

Operating Leases.  At December 31, 2005, we had 482 aircraft under operating leases, including 227 in-service mainline aircraft, 248 in-service regional jets and seven aircraft that were not in service. These leases have remaining lease terms ranging up to 19 years. In addition, we have non-aircraft operating leases, principally related to airport and terminal facilities and related equipment. The obligations for these operating leases are not included in our consolidated balance sheets. Our total rental expense for aircraft and non-aircraft operating leases was $928 million and $466 million, respectively, in 2005.

Capacity Purchase Agreement.  Our capacity purchase agreement with ExpressJet provides that we purchase, in advance, all of its available seat miles for a negotiated price, and we are at risk for reselling the available seat miles at market prices. Under the agreement, ExpressJet has the right through December 31, 2006 to be our sole provider of regional jet service from our hubs. In December 2005, we gave notice to ExpressJet that we would withdraw 69 of the 274 regional jet aircraft (including 2006 deliveries) from the capacity purchase agreement because we believe the rates charged by ExpressJet for regional capacity are above the current market. While our discussions with ExpressJet continue, we have requested proposals from numerous regional jet operators to provide regional jet service to replace the withdrawn capacity. Any transition of service of the withdrawn capacity from ExpressJet to a new operator would begin in January 2007 and be completed during the summer of 2007. See Note 16 for details of our capacity purchase agreement with ExpressJet.

Guarantees and Indemnifications.  We are the guarantor of approximately $1.7 billion aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon, excluding the US Airways contingent liability discussed below. These bonds, issued by various municipalities and other governmental entities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies. The leasing arrangements associated with approximately $1.5 billion of these obligations are accounted for as operating leases, and the leasing arrangements associated with approximately $200 million of these obligations are accounted for as capital leases in our financial statements.

We are contingently liable for US Airways’ obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. These obligations include the payment of ground rentals to the Port Authority and the payment of other rentals in respect of the full amounts owed on special facilities revenue bonds issued by the Port Authority having an outstanding par amount of $156 million at December 31, 2005 and having a final scheduled maturity in 2015. If US Airways defaults on these obligations, we would be obligated to cure the default and we would have the right to occupy the terminal after US Airways’ interest in the lease had been terminated.

We are the lessee under many real estate leases. It is common in such commercial lease transactions for us as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to our use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, we typically indemnify such parties for any environmental liability that arises out of or relates to our use of the leased premises.

In our aircraft financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate we lease and aircraft we operate.

In our financing transactions that include loans, we typically agree to reimburse lenders for any reduced returns with respect to loans due to any change in capital requirements and, in the case of loans in which the interest rate is based on LIBOR, for certain other increased costs that the lenders incur in carrying these loans as a result of any change in law, subject in most cases to certain mitigation obligations of the lenders. At December 31, 2005, we had $1.0 billion of floating rate debt and $0.3 billion of fixed rate debt, with remaining terms of up to 10 years, that is subject to these increased cost provisions. In several financing transactions involving loans or leases from non-U.S. entities, with remaining terms of up to 10 years and an aggregate carrying value of $1.1 billion, we bear the risk of any change in tax laws that would subject loan or lease payments thereunder to non-U.S. entities to withholding taxes, subject to customary exclusions. In addition, in cross-border aircraft lease agreements for two 757 aircraft, we bear the risk of any change in U.S. tax laws that would subject lease payments made by us to a resident of Japan to withholding taxes, subject to customary exclusions. These capital leases for two 757 aircraft expire in 2008 and have a carrying value of $49 million at December 31, 2005.

We cannot estimate the potential amount of future payments under the foregoing indemnities and agreements due to unknown variables related to potential government changes in capital adequacy requirements or tax laws.

Deferred Tax Assets.  We have not paid federal income taxes in the last five years. As of December 31, 2005, we had gross deferred tax assets aggregating $2.3 billion, including $1.5 billion related to net operating losses (“NOLs”). We also had a valuation allowance of $495 million, which completely offset our net deferred tax assets.

Income tax benefits recorded on losses result in deferred tax assets for financial reporting purposes. We are required to provide a valuation allowance for deferred tax assets to the extent management determines that it is more likely than not that such deferred tax assets will ultimately not be realized. Due to our continued losses, we were required to provide a valuation allowance on deferred tax assets beginning in the first quarter of 2004. As a result, all of our 2005 losses and the majority of our 2004 losses were not reduced by any tax benefit. Furthermore, we expect to be required to provide additional valuation allowance in conjunction with deferred tax assets recorded on losses in the future.

Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax exempt rate (which was 4.40% for December 2005). Any unused annual limitation may be carried over to later years. The amount of the limitation may, under certain circumstances, be increased by built-in gains held by us at the time of the change that are recognized in the five-year period after the change. Under current conditions, if an ownership change were to occur, our annual NOL utilization would be limited to approximately $81 million per year, before consideration of any built-in gains.

During 2005, we entered into a final settlement agreement with the Internal Revenue Service (“IRS”) resolving all matters raised by the IRS during its examination of our federal income tax returns through the year ended December 31, 1999. As a result of the settlement with the IRS and the associated deferred tax account reconciliation, deferred tax liabilities and long-term assets (primarily routes and airport operating rights, which values were established upon our emergence from bankruptcy in April 1993) were reduced by $215 million to reflect the ultimate resolution of tax uncertainties existing at the point we emerged from bankruptcy. The composition of the individual elements of deferred taxes recorded on the balance sheet was also adjusted; however, the net effect of these changes was entirely offset by an increase in the deferred tax valuation allowance due to our prior determination that it is more likely than not that our net deferred tax assets will ultimately not be realized. The settlement did not have a material impact on our results of operations, financial condition or liquidity.

Environmental Matters.  We could be responsible for environmental remediation costs primarily related to jet fuel and solvent contamination surrounding our aircraft maintenance hangar in Los Angeles. In 2001, the California Regional Water Quality Control Board (“CRWQCB”) mandated a field study of the site and it was completed in September 2001. In April 2005, under the threat of a CRWQCB enforcement action, we began environment remediation of jet fuel contamination surrounding our aircraft maintenance hangar pursuant to a work plan submitted to (and approved by) the CRWQCB and our landlord, the Los Angeles World Airports.

We have established a reserve for estimated costs of environmental remediation at Los Angeles and elsewhere in our system, based primarily on third party environmental studies and estimates as to the extent of the contamination and nature of the required remedial actions. We expect our total losses from environmental matters to be approximately $45 million, for which we were fully accrued at December 31, 2005. We have evaluated and recorded this accrual for environmental remediation costs separately from any related insurance recovery. We have not recognized any material receivables related to insurance recoveries at December 31, 2005.

Based on currently available information, we believe that our reserves for potential environmental remediation costs are adequate, although reserves could be adjusted as further information develops or circumstances change. However, we do not expect these items to materially impact our results of operations, financial condition or liquidity.

Off-Balance Sheet Arrangements

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.

We have no arrangements of the types described in the first three categories that we believe may have a material current or future effect on our results of operations, financial condition or liquidity. Certain guarantees that we do not expect to have a material current or future effect on our results of operations, financial condition or liquidity are disclosed in Note 19 to our consolidated financial statements.

We do have obligations arising out of variable interests in unconsolidated entities. See Note 15 to our consolidated financial statements for a discussion of our off-balance sheet aircraft leases, airport leases (which includes the US Airways contingent liability), subsidiary trust and our capacity purchase agreement with ExpressJet.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 1 to our consolidated financial statements.

Pension Plans.  We account for our defined benefit pension plans using Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (“SFAS 87”). Under SFAS 87, pension expense is recognized on an accrual basis over employees’ approximate service periods. Pension expense calculated under SFAS 87 is generally independent of funding decisions or requirements. We recognized expense for our defined benefit pension plans totaling $280 million, $293 million and $328 million in 2005, 2004 and 2003, respectively. We currently expect our expense related to our defined benefit pension plans to be approximately $165 million in 2006, excluding any non-cash settlement charges.

Under the new collective bargaining agreement with our pilots ratified on March 30, 2005, which we refer to as the “pilot agreement,” future defined benefit accruals for pilots ceased and retirement benefits accruing in the future are provided through two new pilot-only defined contribution plans. See Note 10 to our consolidated financial statements for a discussion of these new defined contribution plans. As required by the pilot agreement, defined benefit pension assets and obligations related to pilots in our primary defined benefit pension plan (covering substantially all U.S. employees other than Chelsea Food Services (“Chelsea”) and CMI employees) were spun out into a separate pilot-only defined benefit pension plan, which we refer to as the “pilot defined benefit pension plan.” Subsequently, on May 31, 2005, future benefit accruals for pilots ceased and the pilot defined benefit pension plan was “frozen.” As of that freeze date, all existing accrued benefits for pilots (including the right to receive a lump sum payment upon retirement) were preserved in the pilot defined benefit pension plan. Accruals for non-pilot employees under our primary defined benefit pension plan continue.

Our plans’ under-funded status decreased from $1.6 billion at December 31, 2004 to $1.2 billion at December 31, 2005. The fair value of our plans’ assets increased from $1.3 billion at December 31, 2004 to $1.4 billion at December 31, 2005. In 2005, we contributed $224 million in cash and 12.1 million shares of Holdings common stock valued at $130 million to our defined benefit pension plans. Due to high fuel prices, the weak revenue environment and our desire to maintain adequate liquidity, we elected in 2004 and 2005 to use deficit contribution relief under the Pension Funding Equity Act of 2004. As a result, we were not required to make any contributions to our primary defined benefit pension plan in 2004 and did not do so. The elections also allowed us to make smaller contributions to our defined benefit pension plans in 2005, and will allow smaller contributions in 2006, than would have been otherwise required. Funding requirements for defined benefit pension plans are determined by government regulations, not SFAS 87.

Based on current assumptions and applicable law, we will be required to contribute in excess of $1.5 billion to our defined benefit pension plans over the next ten years, including $258 million in 2006, to meet our minimum funding obligations. Our primary assumptions relate to the rate of return on plan assets, the discount rate and no legislative changes in pension funding requirements. If actual experience is different from our current assumptions, our estimates may change. The U.S. Senate approved a pension reform bill in November 2005 that would give airlines the option of amortizing pension liabilities over a twenty-year period. The pension reform bill passed by the U.S. House of Representatives in December 2005 does not include a similar provision. The bills are expected to go to conference committee in early 2006 and it is not possible to predict the outcome.

When calculating pension expense for 2005, we assumed that our plans’ assets would generate a long-term rate of return of 9.0%. This rate is consistent with the rate used to calculate the 2004 and 2003 expense. We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plans’ assets. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. We regularly review our actual asset allocation and periodically rebalance the pension plans’ investments to our targeted allocation when considered appropriate. Our allocation of assets was as follows at December 31, 2005:

		Expected Long-Term
	Percent of Total	Rate of Return

U.S. equities	49%	9.4%
International equities	21	9.4
Fixed income	22	6.8
Other	8	12.4

Total	100%

Pension expense increases as the expected rate of return on plan assets decreases. When calculating pension expense for 2006, we will assume that our plans’ assets will generate a long-term rate of return of 8.5%, a decrease of 50 basis points compared to the rate of return we assumed in calculating pension expense for 2005, 2004 and 2003. We have changed our assumed long-term rate of return to reflect the impact that lower returns in recent years has had on our long-term expectations. Lowering the expected long-term rate of return on our plan assets by an additional 50 basis points (from 8.5% to 8.0%) would increase our estimated 2006 pension expense by approximately $7 million.

We discounted our future pension obligations using a weighted average rate of 5.68% at December 31, 2005, compared to 5.75% at December 31, 2004 and 6.25% at December 31, 2003. We determine the appropriate discount rate for each of our plans based on current rates on high quality corporate bonds that would generate the cash flow necessary to pay plan benefits when due. This approach can result in different discount rates for different plans, depending on each plan’s projected benefit payments. The discount rates for our plans ranged from 5.62% to 5.74% at December 31, 2005. The pension liability and future pension expense both increase as the discount rate is reduced. Lowering the discount rate by 50 basis points (from 5.68% to 5.18%) would increase our pension liability at December 31, 2005 by approximately $246 million and increase our estimated 2006 pension expense by approximately $29 million.

At December 31, 2005, we have unrecognized actuarial losses of $1.1 billion. These losses will be recognized as a component of pension expense in future years. Our estimated 2006 expense related to our defined benefit pension plans of $165 million includes the recognition of approximately $74 million of these losses.

Future changes in plan asset returns, plan provisions, assumed discount rates, pension funding law and various other factors related to the participants in our pension plans will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

Revenue Recognition.  We recognize passenger revenue when transportation is provided or when the ticket expires unused rather than when a ticket is sold. Nonrefundable tickets expire on the date of intended flight, unless the date is extended by notification from the customer in advance of the intended flight.

We are required to charge certain taxes and fees on our passenger tickets. These taxes and fees include U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign arrival and departure taxes. These taxes and fees are legal assessments on the customer. We have a legal obligation to act as a collection agent. As we are not entitled to retain these taxes and fees, we do not include such amounts in passenger revenue. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable government agency or operating carrier.

The amount of passenger ticket sales and sales of frequent flyer mileage credits not yet recognized as revenue is included in our consolidated balance sheets as air traffic liability. We perform periodic evaluations of the estimated liability for passenger ticket sales and any adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. These adjustments relate primarily to differences between our statistical estimation of certain revenue transactions and the related sales price, as well as refunds, exchanges, interline transactions and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price.

Impairments of Long-Lived Assets.  We record impairment losses on long-lived assets used in operations, primarily property and equipment and airport operating rights, when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

We recognized fleet impairment losses in 2003 which were partially the result of the September 11, 2001 terrorist attacks and the related aftermath. These events resulted in a reevaluation of our operating and fleet plans, resulting in the grounding of certain older aircraft types or acceleration of the dates on which the related aircraft were to be removed from service. The grounding or acceleration of aircraft retirement dates resulted in reduced estimates of future cash flows. We recorded an impairment charge of $65 million to reflect decreases in the fair value of our owned MD-80s and spare parts inventory for permanently grounded fleets. We estimated the fair value of these aircraft and related inventory based on industry trends and, where available, reference to market rates and transactions. All other long-lived assets, principally our other fleet types and airport operating rights, were determined to be recoverable based on our estimates of future cash flows. There were no impairment losses recorded during 2004 or 2005.

We also perform annual impairment tests on our routes, which are indefinite life intangible assets. These tests are based on estimates of discounted future cash flows, using assumptions consistent with those used for aircraft and airport operating rights impairment tests. We determined that we did not have any impairment of our routes at December 31, 2005.

We provide an allowance for spare parts inventory obsolescence over the remaining useful life of the related aircraft, plus allowances for spare parts currently identified as excess. These allowances are based on our estimates and industry trends, which are subject to change and, where available, reference to market rates and transactions. The estimates are more sensitive when we near the end of a fleet life or when we remove entire fleets from service sooner than originally planned.

We regularly review the estimated useful lives and salvage values for our aircraft and spare parts.

Frequent Flyer Accounting.  We utilize a number of estimates in accounting for our OnePass frequent flyer program which are consistent with industry practices.

For those OnePass accounts that have sufficient mileage credits to claim the lowest level of free travel, we record a liability for either the estimated incremental cost of providing travel awards that are expected to be redeemed or the contractual rate of expected redemption on alliance carriers. Incremental cost includes the cost of fuel, meals, insurance and miscellaneous supplies and does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. A change to these cost estimates, the actual redemption activity, the amount of redemptions on alliance carriers or the minimum award level could have a significant impact on our liability in the period of change as well as future years. The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the OnePass program, and is included in the accompanying consolidated balance sheets as air traffic liability. In the fourth quarter of 2004, we recorded a change in expected future costs for frequent flyer reward redemptions on alliance carriers, resulting in a one-time increase in other operating expenses of $18 million.

We also sell mileage credits in our frequent flyer program to participating entities, such as credit/debit card companies, phone companies, alliance carriers, hotels, car rental agencies, utilities and various shopping and gift merchants. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue over the period when transportation is expected to be provided, based on estimates of its fair value. Amounts received in excess of the expected transportation’s fair value are recognized in income currently and classified as other revenue. A change to the time period over which the mileage credits are used (currently six to 32 months), the actual redemption activity or our estimate of the amount or fair value of expected transportation could have a significant impact on our revenue in the year of change as well as future years. In the fourth quarter of 2003, we adjusted our estimates of the mileage credits we expect to be redeemed for travel, resulting in a one-time increase in other revenue of $24 million.

During the year ended December 31, 2005, OnePass participants claimed approximately 1.4 million awards. Frequent flyer awards accounted for an estimated 7.0% of our total RPMs. We believe displacement of revenue passengers is minimal given our ability to manage frequent flyer inventory and the low ratio of OnePass award usage to revenue passenger miles.

At December 31, 2005, we estimated that approximately 2.5 million free travel awards outstanding were expected to be redeemed for free travel on Continental, ExpressJet, CMI or alliance airlines. Our total liability for future OnePass award redemptions for free travel and unrecognized revenue from sales of OnePass miles to other companies was approximately $236 million at December 31, 2005. This liability is recognized as a component of air traffic liability in our consolidated balance sheets.

Pending Accounting Pronouncement.  In December 2004, the FASB issued a revision of SFAS 123, “Share Based Payment” (“SFAS 123R”), which requires companies to measure the cost of employee services received in exchange for an award of equity instruments (typically stock options) based on the grant-date fair value of the award. The fair value is to be estimated using option-pricing models. The resulting cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Under the original SFAS 123, this accounting treatment was optional with pro forma disclosures required.

We will adopt SFAS 123R effective January 1, 2006. It will be effective for all awards granted after that date. For those stock option awards granted prior to January 1, 2006 but for which the vesting period is not complete, we will use the modified prospective transition method permitted by SFAS 123R. Under this method, we will account for such awards on a prospective basis, with expense being recognized in our statement of operations beginning in the first quarter of 2006 using the grant-date fair values previously calculated for our SFAS 123 pro forma disclosures presented in Note 1(o). We will recognize the related compensation cost not previously recognized in the SFAS 123 pro forma disclosures over the remaining vesting period.

In addition to changing the accounting for our stock options and employee stock purchase plan, SFAS 123R will impact the accounting for our Long-Term Incentive and Restricted Stock Unit (“RSU”) program. As discussed in Note 8 to our consolidated financial statements, awards made pursuant to this program can result in cash payments to our officers if there are specified increases in our stock price over multi-year performance periods. Under our current accounting, we have recognized no liability or expense as of December 31, 2005 because the targets set forth in the program had not been met as of that date. Under SFAS 123R, these awards will be measured at fair value at each reporting date and the related expense will be recognized over the remaining required service periods. The fair value will be determined using a pricing model.

We will recognize a cumulative effect of change in accounting principle related to the adoption of SFAS 123R on January 1, 2006, reducing earnings approximately $26 million. On February 1, 2006, our officers surrendered their RSU awards with a performance period ending March 31, 2006. Approximately $15 million of the cumulative effect of change in accounting principle at January  1, 2006 relates to these surrendered awards. Accordingly, we will record this amount as a reduction of operating expense in the first quarter of 2006.

We anticipate that the impact on our statement of operations of adopting SFAS 123R for our stock options outstanding at December 31, 2005 will be similar to the pro forma impact of SFAS 123 presented in Note 1(o) to our consolidated financial statements. The incremental expense related to future stock option and employee stock purchase plan grants is difficult to predict because the expense will depend on the number of awards granted, the grant date stock price, volatility of our stock price and other factors. Likewise, the incremental expense related to the existing RSU awards is difficult to predict because it will vary with changes in our stock price.

Related Party Transactions

See Note 17 to our consolidated financial statements for a discussion of related party transactions.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk Sensitive Instruments and Positions

We are subject to certain market risks, including commodity price risk (i.e., aircraft fuel prices), interest rate risk, foreign currency risk and price changes related to certain investments in debt and equity securities. The adverse effects of potential changes in these market risks are discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions we may take to mitigate our exposure to such changes. Actual results may differ. See the notes to the consolidated financial statements for a description of our accounting policies and other information related to these financial instruments. We do not hold or issue derivative financial instruments for trading purposes.

Aircraft Fuel.  Our results of operations are significantly impacted by changes in the price of aircraft fuel. During 2005 and 2004, mainline aircraft fuel and related taxes accounted for 26.7% and 19.0%, respectively, of our mainline operating expenses. Based on our expected fuel consumption in 2006, a hypothetical one dollar increase in the price of crude oil will increase our annual fuel expense by approximately $42 million. Periodically, we enter into petroleum swap contracts, petroleum call option contracts and/or jet fuel purchase commitments to provide us with short-term hedge protection (generally three to six months) against sudden and significant increases in jet fuel prices, while simultaneously ensuring that we are not competitively disadvantaged in the event of a substantial decrease in the price of jet fuel. We had no fuel hedges outstanding at December 31, 2005 or at any time during 2005, although we did have fuel hedges in place prior to December 31, 2004. In February 2006, we entered into petroleum swap contracts to hedge a minimal portion of our projected 2006 fuel usage.

Foreign Currency.  We are exposed to the effect of exchange rate fluctuations on the U.S. dollar value of foreign currency denominated operating revenue and expenses. We attempt to mitigate the effect of certain potential foreign currency losses by entering into forward and option contracts that effectively enable us to sell Japanese yen, British pounds, Canadian dollars and euros expected to be received from the respective denominated cash inflows over the next 12 months at specified exchange rates.

At December 31, 2005, we had forward contracts outstanding to hedge approximately 56% of our projected Canadian dollar-denominated cash inflows for 2006. We estimate that at December 31, 2005, a uniform 10% strengthening in the value of the U.S. dollar relative to the Canadian dollar would have increased the fair value of the existing forward contracts by $5 million offset by a corresponding loss on the underlying 2006 exposure of $8 million, resulting in a net loss of $3 million.

We had the following foreign currency hedges outstanding at December 31, 2004 (for 2005 projected cash flows):

•	Forward and option contracts to hedge approximately 61% of our projected Japanese yen-denominated cash flows for 2005.

•	Forward and option contracts to hedge approximately 45% of our British pound-denominated cash flows for 2005.

•	Forward contracts to hedge approximately 42% of our projected Canadian dollar-denominated cash flows for 2005.

•	Forward and option contracts to hedge approximately 39% of our projected euro-denominated cash flows for 2005.

At December 31, 2004, a uniform 10% strengthening in the value of the U.S. dollar relative to the Japanese yen, British pound, Canadian dollar, and euro would have increased the fair value of the existing option and/or forward contracts by $15 million, $9 million, $3 million and $4 million, respectively, offset by a corresponding loss on the underlying 2005 exposure of $28 million, $36 million, $7 million and $11 million, respectively, resulting in net losses of $13 million, $27 million, $4 million and $7 million, respectively.

Interest Rates.  Our results of operations are affected by fluctuations in interest rates (e.g., interest expense on variable-rate debt and interest income earned on short-term investments).

We had approximately $1.7 billion and $1.4 billion of variable-rate debt as of December 31, 2005 and December 31, 2004, respectively. We had mitigated our exposure on certain variable-rate debt by entering into an interest rate swap agreement. This swap expired in November 2005. The notional amount of the outstanding interest rate swap at December 31, 2004 was $143 million. The interest rate swap effectively locked us into paying a fixed rate of interest on a portion of our floating rate debt securities through the expiration of the swap in November 2005. If average interest rates increased by 100 basis points during 2006 as compared to 2005, our projected 2006 interest expense would increase by approximately $16 million. At December 31, 2004, an interest rate increase by 100 basis points during 2005 as compared to 2004 was projected to increase interest expense by approximately $12 million, net of the interest rate swap.

As of December 31, 2005 and 2004, we estimated the fair value of $3.0 billion and $3.4 billion (carrying value) of our fixed-rate debt to be $2.8 billion and $2.9 billion, respectively, based upon discounted future cash flows using our current incremental borrowing rates for similar types of instruments or market prices. Market risk, estimated as the potential increase in fair value resulting from a hypothetical 100 basis points decrease in interest rates, was approximately $66 million and $83 million as of December 31, 2005 and 2004, respectively. The fair value of the remaining fixed-rate debt at December 31, 2005 and 2004, with a carrying value of $655 million and $745 million, respectively, was not practicable to estimate due to the large number of remaining debt instruments with relatively small carrying amounts.

If 2006 average short-term interest rates decreased by 100 basis points over 2005 average rates, our projected interest income from cash, cash equivalents and short-term investments would decrease by approximately $19 million during 2006, compared to an estimated $15 million decrease during 2005 measured at December 31, 2004.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial reporting and financial statement preparation and presentation.

Under the supervision and with the participation of the Company’s management, including our Chief Executive Officer and Chief Financial Officer, an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 was conducted. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on their assessment, management concluded that, as of December 31, 2005, the Company’s internal control over financial reporting was effective based on those criteria.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, has been audited by Ernst & Young LLP, the independent registered public accounting firm who also has audited the Company’s consolidated financial statements included in this Annual Report on Form 10-K. Ernst & Young’s attestation report on management’s assessment of the Company’s internal control over financial reporting appears below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL FINANCIAL REPORTING

The Board of Directors and Stockholders
Continental Airlines, Inc.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Continental Airlines, Inc. (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of operations, common stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, and our report dated February 24, 2006, expressed an unqualified opinion thereon.

ERNST & YOUNG LLP

Houston, Texas
February 24, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Continental Airlines, Inc.

We have audited the accompanying consolidated balance sheets of Continental Airlines, Inc. (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, common stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 24, 2006 expressed an unqualified opinion thereon.

ERNST & YOUNG LLP

Houston, Texas
February 24, 2006

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004	2003
	(In millions, except per
	share data)

Operating Revenue:
Passenger (excluding fees and taxes of $1,176, $1,046 and $904)	$10,235	$9,042	$8,179
Cargo, mail and other	973	857	822

	11,208	9,899	9,001

Operating Expenses:
Wages, salaries and related costs	2,649	2,819	3,056
Aircraft fuel and related taxes	2,443	1,587	1,319
ExpressJet capacity purchase, net	1,572	1,351	153
Aircraft rentals	928	891	896
Landing fees and other rentals	708	654	632
Distribution costs	588	552	525
Maintenance, materials and repairs	455	414	509
Depreciation and amortization	389	415	447
Passenger servicing	332	306	297
Security fee reimbursement	—	—	(176)
Special charges	67	121	100
Other	1,116	1,027	1,055

	11,247	10,137	8,813

Operating Income (Loss)	(39)	(238)	188

Nonoperating Income (Expense):
Interest expense	(410)	(389)	(393)
Interest capitalized	12	14	24
Interest income	72	29	19
Income from affiliates	90	118	40
Gain on sale of Copa Holdings, S.A. shares	106	—	—
Gain on dispositions of ExpressJet Holdings shares	98	—	173
Other, net	3	17	135

	(29)	(211)	(2)

Income (Loss) before Income Taxes and Minority Interest	(68)	(449)	186
Income Tax Benefit (Expense)	—	40	(109)
Minority Interest	—	—	(49)

Net Income (Loss)	$(68)	$(409)	$28

Earnings (Loss) per Share:
Basic	$(0.96)	$(6.19)	$0.43

Diluted	$(0.97)	$(6.25)	$0.41

Shares Used for Computation:
Basic	70.3	66.1	65.4

Diluted	70.3	66.1	65.6

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(In millions, except for share data)

ASSETS
Current Assets:
Cash and cash equivalents	$1,723	$1,178
Restricted cash	241	211
Short-term investments	234	280

Total cash, cash equivalents and short-term investments	2,198	1,669
Accounts receivable, net of allowance for doubtful receivables of $15 and $22	515	472
Spare parts and supplies, net of allowance for obsolescence of $95 and $93	201	214
Deferred income taxes	154	166
Note receivable from ExpressJet Holdings, Inc.	18	81
Prepayments and other	341	222

Total current assets	3,427	2,824

Property and Equipment:
Owned property and equipment:
Flight equipment	6,706	6,744
Other	1,372	1,262

	8,078	8,006
Less: Accumulated depreciation	2,328	2,053

	5,750	5,953

Purchase deposits for flight equipment	101	105

Capital leases	344	396
Less: Accumulated amortization	109	140

	235	256

Total property and equipment	6,086	6,314

Routes	484	615
Airport operating rights, net of accumulated amortization of $335 and $316	133	236
Intangible pension asset	60	108
Investment in affiliates	112	156
Note receivable from ExpressJet Holdings, Inc.	—	18
Other assets, net	227	240

Total Assets	$10,529	$10,511

CONTINENTAL AIRLINES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(In millions, except for share data)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt and capital leases	$546	$670
Accounts payable	846	766
Air traffic and frequent flyer liability	1,475	1,157
Accrued payroll	234	281
Accrued other liabilities	298	251

Total current liabilities	3,399	3,125

Long-Term Debt and Capital Leases	5,057	5,167

Deferred Income Taxes	154	378

Accrued Pension Liability	1,078	1,132

Other	615	554

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock — $.01 par, 10,000,000 shares authorized; one share of Series B issued and outstanding, stated at par value	—	—
Class B common stock — $.01 par, 200,000,000 shares authorized; 111,690,943 and 91,938,816 shares issued	1	1
Additional paid-in capital	1,635	1,408
Retained earnings	406	474
Accumulated other comprehensive loss	(675)	(587)
Treasury stock — 25,489,291 and 25,476,881 shares, at cost	(1,141)	(1,141)

Total stockholders’ equity	226	155

Total Liabilities and Stockholders’ Equity	$10,529	$10,511

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004	2003
	(In millions)

Cash Flows from Operating Activities:
Net income (loss)	$(68)	$(409)	$28
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	—	(40)	96
Depreciation and amortization	389	415	447
Special charges	67	121	100
Gains on dispositions of investments	(204)	—	(305)
Undistributed equity in the income of affiliates	(62)	(66)	(23)
Other, net	(18)	(73)	(36)
Changes in operating assets and liabilities:
Increase in accounts receivable	(56)	(76)	(25)
(Increase) decrease in spare parts and supplies	(7)	(37)	4
(Increase) decrease in prepayments and other assets	(59)	(135)	(27)
Increase (decrease) in accounts payable	80	(74)	(19)
Increase in air traffic and frequent flyer liability	318	200	75
Increase in accrued pension liability and other	77	547	27

Net cash provided by operating activities	457	373	342

Cash Flows from Investing Activities:
Capital expenditures	(185)	(162)	(205)
Purchase deposits (paid) refunded in connection with aircraft deliveries, net	(3)	111	52
Sale of short-term investments, net	46	34	35
Proceeds from sale of Copa Holdings, S.A, net	172	—	—
Proceeds from sales of ExpressJet Holdings, net	—	—	134
Proceeds from sales of Internet-related investments	—	98	76
Proceeds from sales of property and equipment	53	16	16
Increase in restricted cash, net	(30)	(41)	(108)
Other	(2)	(3)	53

Net cash provided by investing activities	51	53	53

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt, net	436	67	559
Payments on long-term debt and capital lease obligations	(662)	(447)	(549)
Proceeds from issuance of common stock, net	227	5	5
Other	36	11	—

Net cash (used in) provided by financing activities	37	(364)	15

Impact on cash of ExpressJet deconsolidation	—	—	(225)

Net Increase in Cash and Cash Equivalents	545	62	185
Cash and Cash Equivalents — Beginning of Period	1,178	1,116	931

Cash and Cash Equivalents — End of Period	$1,723	$1,178	$1,116

Supplemental Cash Flows Information:
Interest paid	$385	$372	$374
Income taxes paid (refunded)	$2	$(4)	$13
Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt	$—	$226	$120
Capital lease obligations incurred	$1	$1	$22
Contribution of ExpressJet Holdings stock to pension plan	$130	$—	$100

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY

					Accumulated
	Class B		Additional		Other	Treasury
	Common Stock		Paid-In	Retained	Comprehensive	Stock,
	Shares	Amount	Capital	Earnings	Income (Loss)	at Cost	Total
	(In millions)

December 31, 2002	65.8	$1	$1,391	$855	$(395)	$(1,140)	$712

Net Income	—	—	—	28	—	—	28
Other Comprehensive Income:
Increase in additional minimum pension liability, net of income taxes of $11	—	—	—	—	(20)	—	(20)
Other	—	—	—	—	(2)	—	(2)

Total Comprehensive Income							6
Issuance of common stock pursuant to stock plans	0.3	—	5	—	—	—	5
Other	—	—	5	—	—	(1)	4

December 31, 2003	66.1	1	1,401	883	(417)	(1,141)	727

Net Loss	—	—	—	(409)	—	—	(409)
Other Comprehensive Income:
Increase in additional minimum pension liability	—	—	—	—	(176)	—	(176)
Other	—	—	—	—	6	—	6

Total Comprehensive Loss							(579)
Issuance of common stock pursuant to stock plans	0.4	—	5	—	—	—	5
Other	—	—	2	—	—	—	2

December 31, 2004	66.5	1	1,408	474	(587)	(1,141)	155

Net Loss	—	—	—	(68)	—	—	(68)
Other Comprehensive Income:
Increase in additional minimum pension liability	—	—	—	—	(96)	—	(96)
Other	—	—	—	—	8	—	8

Total Comprehensive Loss							(156)
Issuance of common stock pursuant to stock offering	18.0	—	203	—	—	—	203
Issuance of common stock pursuant to stock plans	1.7	—	24	—	—	—	24

December 31, 2005	86.2	$1	$1,635	$406	$(675)	$(1,141)	$226

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Continental Airlines, Inc., a Delaware corporation, is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. Together with ExpressJet Airlines, Inc. (“ExpressJet”), a wholly-owned subsidiary of ExpressJet Holdings, Inc. (“Holdings”) from which we purchase seat capacity, and our wholly-owned subsidiary, Continental Micronesia, Inc. (“CMI”), each a Delaware corporation, we are the world’s sixth largest airline (as measured by the number of scheduled miles flown by revenue passengers, known as revenue passenger miles, in 2005) and operate more than 2,500 daily departures. As of December 31, 2005, we flew to 132 domestic and 126 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served 23 European cities, nine South American cities, Tel Aviv, Delhi, Hong Kong, Beijing and Tokyo. In addition, we provide service to more destinations in Mexico and Central America than any other U.S. airline, serving 41 cities. Through our Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other United States carrier.

As used in these Notes to Consolidated Financial Statements, the terms “Continental,” “we,” “us,” “our” and similar terms refer to Continental Airlines, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries.

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation.  Our consolidated financial statements include the accounts of Continental and all wholly-owned domestic and foreign subsidiaries. Through November 12, 2003, we also consolidated Holdings. See Note 16 for a discussion of the changes in our ownership of Holdings and the resulting impact on our consolidated financial statements. All intercompany accounts, transactions and profits arising from consolidated entities have been eliminated in consolidation.

(b) Investments in Affiliates.  Investments in unconsolidated affiliates that are not variable interest entities (see Note 14) are accounted for by the equity method when we have significant influence over the operations of the companies.

(c) Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(d) Cash and Cash Equivalents.  We classify short-term, highly liquid investments which are readily convertible into cash and have a maturity of three months or less when purchased as cash and cash equivalents. Restricted cash is primarily collateral for estimated future workers’ compensation claims, credit card processing contracts, letters of credit and performance bonds.

(e) Short-Term Investments.  We invest in commercial paper, asset-backed securities and U.S. government agency securities with original maturities in excess of three months but less than one year. These investments are classified as short-term investments in the accompanying consolidated balance sheets. Short-term investments are stated at cost, which approximates market value.

(f) Spare Parts and Supplies.   Inventories, expendable parts and supplies related to flight equipment are carried at average acquisition cost and are expensed when consumed in operations. An allowance for obsolescence is provided over the remaining estimated useful life of the related aircraft, plus allowances for spare parts currently identified as excess to reduce the carrying costs to the lower of amortized cost or net realizable value. Spare parts and supplies are assumed to have an estimated residual value of 10% of original cost. These allowances are based on management estimates, which are subject to change.

(g) Property and Equipment.   Property and equipment are recorded at cost and are depreciated to estimated residual values over their estimated useful lives using the straight-line method. Jet aircraft and rotable spare parts are assumed to have estimated residual values of 15% and 10%, respectively, of original

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cost; other categories of property and equipment are assumed to have no residual value. The estimated useful lives for our property and equipment are as follows:

Estimated Useful Life

Jet aircraft and simulators	25 to 30 years
Rotable spare parts	25 to 30 years
Buildings and improvements	10 to 30 years
Food service equipment	6 to 10 years
Maintenance and engineering equipment	8 years
Surface transportation and ground equipment	6 years
Communication and meteorological equipment	5 years
Computer software	3 to 10 years
Capital lease — flight and ground equipment	Shorter of Lease Term or Useful Life
Leasehold improvements	Shorter of Lease Term or Useful Life

Amortization of assets recorded under capital leases is included in depreciation expense in our consolidated statement of operations.

The carrying amount of computer software was $70 million and $72 million at December 31, 2005 and 2004, respectively. Depreciation expense related to computer software was $28 million, $28 million and $25 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(h) Routes and Airport Operating Rights.  Routes represent the right to fly between cities in different countries. Routes are indefinite-lived intangible assets and are not amortized. We perform a test for impairment of our routes in the fourth quarter of each year.

Airport operating rights represent gate space and slots (the right to schedule an arrival or departure within designated hours at a particular airport). Airport operating rights are amortized over the stated term of the related lease or 20 years. Amortization expense related to airport operating rights was $19 million, $22 million and $25 million for the years ended December 31, 2005, 2004 and 2003, respectively. We expect annual amortization expense related to airport operating rights to be approximately $14 million in each of the next five years.

(i) Measurement of Impairment of Long-Lived Assets.  We record impairment losses on long-lived assets, consisting principally of property and equipment and airport operating rights, when events or changes in circumstances indicate, in management’s judgement, that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. The net carrying value of assets not recoverable is reduced to fair value if lower than carrying value. In determining the fair market value of the assets, we consider market trends, recent transactions involving sales of similar assets and, if necessary, estimates of future discounted cash flows.

(j) Revenue/Air Traffic Liability.  Passenger revenue is recognized either when transportation is provided or when the ticket expires unused rather than when a ticket is sold. Nonrefundable tickets expire on the date of intended flight, unless the date is extended by notification from the customer in advance of the intended flight.

We are required to charge certain taxes and fees on our passenger tickets. These taxes and fees include U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign arrival and departure taxes. These taxes and fees are legal assessments on the customer. We have a legal obligation to act as a collection agent. As we are not entitled to retain these taxes and fees, we do not include such amounts in passenger revenue. We record a liability when the amounts are collected and relieve the liability when payments are made to the applicable government agency or operating carrier.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under our capacity purchase agreement with Holdings and ExpressJet, we purchase all of ExpressJet’s capacity and are responsible for selling all of the seat inventory. We record the related passenger revenue and related expenses, with payments under the capacity purchase agreement reflected as a separate operating expense.

Revenue from the shipment of cargo and mail is recognized when transportation is provided. Other revenue includes revenue from the sale of frequent flyer miles (see (k) below), ticket change fees, charter services and other incidental services.

The amount of passenger ticket sales and sales of frequent flyer mileage credits not yet recognized as revenue is included in our consolidated balance sheets as air traffic liability. We perform periodic evaluations of the estimated liability for passenger ticket sales and any adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. These adjustments relate primarily to differences between our statistical estimation of certain revenue transactions and the related sales price, as well as refunds, exchanges, transactions with other airlines and other items for which final settlement occurs in periods subsequent to the sale of the related tickets at amounts other than the original sales price.

(k) Frequent Flyer Program.  For those OnePass accounts that have sufficient mileage credits to claim the lowest level of free travel, we record a liability for either the estimated incremental cost of providing travel awards that are expected to be redeemed on us or the contractual rate of expected redemption on alliance carriers. Incremental cost includes the cost of fuel, meals, insurance and miscellaneous supplies and does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. A change to these cost estimates, the actual redemption activity, the amount of redemptions on alliance carriers or the minimum award level could have a significant impact on our liability in the period of change as well as future years. The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the OnePass program, and is included in the accompanying consolidated balance sheets as air traffic liability. In the fourth quarter of 2004, we recorded a change in expected future costs for frequent flyer reward redemptions on alliance carriers, resulting in a one-time increase in other operating expenses of $18 million.

We also sell mileage credits in our frequent flyer program to participating entities, such as credit/debit card companies, phone companies, alliance carriers, hotels, car rental agencies and various shopping and gift merchants. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue over the period when transportation is expected to be provided, based on estimates of its fair value. Amounts received in excess of the expected transportation’s fair value are recognized in income currently and classified as other revenue. A change to the time period over which the mileage credits are used (currently six to 32 months), the actual redemption activity or our estimate of the amount or fair value of expected transportation could have a significant impact on our revenue in the year of change as well as future years. In the fourth quarter of 2003, we adjusted our estimates of the mileage credits we expect to be redeemed for travel, resulting in a one-time increase in other revenue of $24 million.

At December 31, 2005, we estimated that approximately 2.5 million free travel awards outstanding were expected to be redeemed for free travel on Continental, ExpressJet, CMI or alliance airlines. Our total liability for future OnePass award redemptions for free travel and unrecognized revenue from sales of OnePass miles to other companies was approximately $236 million at December 31, 2005. This liability is recognized as a component of air traffic liability in our consolidated balance sheets.

(l) Deferred Income Taxes.  Deferred income taxes are provided under the liability method and reflect the net tax effects of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Due to our continued losses, we were required to provide a valuation allowance on the deferred tax assets recorded on losses beginning in the first quarter of 2004. As a result, all of our 2005 losses and the majority of our 2004 losses were not reduced by any tax benefit.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(m) Maintenance and Repair Costs.  Maintenance and repair costs for owned and leased flight equipment, including the overhaul of aircraft components, are charged to operating expense as incurred. Maintenance and repair costs also include engine overhaul costs covered by power-by-the-hour agreements, which are expensed on the basis of hours flown.

(n) Advertising Costs.  We expense the costs of advertising as incurred. Advertising expense was $91 million, $84 million and $87 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(o) Stock Plans and Awards.  We account for our stock-based compensation plans under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). No stock-based employee compensation cost is reflected in net income (loss) for our stock option plans, as all options granted under our plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the pro forma effect on net income (loss) and earnings (loss) per share if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-based Compensation” (“SFAS 123”), for the years ended December 31, 2005, 2004 and 2003. See Note 8 for the assumptions we used to compute the pro forma amounts (in millions, except for share data):

	2005	2004	2003

Net income (loss), as reported	$(68)	$(409)	$28
Deduct: total stock-based employee compensation expense determined under SFAS 123, net of tax	(29)	(6)	(6)

Net income (loss), pro forma	$(97)	$(415)	$22

Basic earnings (loss) per share:
As reported	$(0.96)	$(6.19)	$0.43
Pro forma	$(1.38)	$(6.28)	$0.33
Diluted earnings (loss) per share:
As reported	$(0.97)	$(6.25)	$0.41
Pro forma	$(1.39)	$(6.33)	$0.32

(p) ExpressJet Capacity Purchase, Net.   Payments made to ExpressJet under our capacity purchase agreement are reported as ExpressJet capacity purchase, net. ExpressJet capacity purchase, net, includes all of ExpressJet’s fuel expense plus a margin on ExpressJet’s fuel expense up to a cap provided in the capacity purchase agreement and a related fuel purchase agreement (which margin applies only to the first 71.2 cents per gallon, including fuel taxes) and is net of our sublease income on aircraft we lease to ExpressJet. Prior to November 12, 2003, the date we deconsolidated Holdings, all of these items were eliminated in our consolidated financial statements.

(q) Reclassifications.   Certain reclassifications have been made in the prior years’ consolidated financial statement amounts and related note disclosures to conform with the current year’s presentation.

NOTE 2 — PENDING ACCOUNTING PRONOUNCEMENT

In December 2004, the FASB issued a revision of SFAS 123, “Share Based Payment” (“SFAS 123R”), which requires companies to measure the cost of employee services received in exchange for an award of equity instruments (typically stock options) based on the grant-date fair value of the award. The fair value is to be estimated using option-pricing models. The resulting cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Under the original SFAS 123, this accounting treatment was optional with pro forma disclosures required.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We will adopt SFAS 123R effective January 1, 2006. It will be effective for all awards granted after that date. For those stock option awards granted prior to January 1, 2006 but for which the vesting period is not complete, we will use the modified prospective transition method permitted by SFAS 123R. Under this method, we will account for such awards on a prospective basis, with expense being recognized in our statement of operations beginning in the first quarter of 2006 using the grant-date fair values previously calculated for our SFAS 123 pro forma disclosures presented in Note 1(o). We will recognize the related compensation cost not previously recognized in the SFAS 123 pro forma disclosures over the remaining vesting period.

In addition to changing the accounting for our stock options and employee stock purchase plan, SFAS 123R will impact the accounting for our Long Term Incentive and Restricted Stock Unit (“RSU”) program. As discussed in Note 8, awards made pursuant to this program can result in cash payments to our officers if there are specified increases in our stock price over multi-year performance periods. Under our current accounting, we have recognized no liability or expense as of December 31, 2005 because the targets set forth in the program had not been met as of that date. Under SFAS 123R, these awards will be measured at fair value at each reporting date and the related expense will be recognized over the remaining required service periods. The fair value will be determined using a pricing model.

We will recognize a cumulative effect of change in accounting principle related to the adoption of SFAS 123R on January 1, 2006, reducing earnings approximately $26 million. On February 1, 2006, our officers surrendered their RSU awards with a performance period ending March 31, 2006. Approximately $15 million of the cumulative effect of change in accounting principle at January 1, 2006 relates to these surrendered awards. Accordingly, we will record this amount as a reduction of operating expense in the first quarter of 2006.

We anticipate that the impact on our statement of operations of adopting SFAS 123R for our stock options outstanding at December 31, 2005 will be similar to the pro forma impact of SFAS 123 presented in Note 1(o). The incremental expense related to future stock option and employee stock purchase plan grants is difficult to predict because the expense will depend on the number of awards granted, the grant date stock price, volatility of our stock price and other factors. Likewise, the incremental expense related to the existing RSU awards is difficult to predict because it will vary with changes in our stock price.

NOTE 3 — EARNINGS PER SHARE

Basic earnings (loss) per common share (“EPS”) excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of common stock that then shared in our earnings (losses). The following table sets forth the components of basic and diluted earnings (loss) per share (in millions):

	2005	2004	2003

Numerator:
Numerator for basic earnings per share — net income (loss)	$(68)	$(409)	$28
Effect of dilutive securities issued by equity investee	(1)	(4)	(1)

Numerator for diluted earnings per share — net income (loss) after effect of dilutive securities of equity investee	$(69)	$(413)	$27

Denominator:
Denominator for basic earnings (loss) per share — weighted-average shares	70.3	66.1	65.4
Effect of dilutive securities — employee stock options	—	—	0.2

Denominator for diluted earnings (loss) per share — adjusted weighted-average and assumed conversions	70.3	66.1	65.6

Our convertible debt securities consist of our 6% Convertible Junior Subordinated Debentures Held by Subsidiary Trust, 5.0% Convertible Notes and 4.5% Convertible Notes. Approximately 17.9 million, 17.9 million and 14.0 million potential common shares related to convertible debt securities were excluded from the computation of diluted earnings per share in 2005, 2004 and 2003, respectively, because they were antidilutive. In addition, approximately 12.1 million in 2005, 6.2 million in 2004 and 5.3 million in 2003 of weighted average options to purchase shares of our common stock were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares or the effect of including the options would have been antidilutive.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 — LONG-TERM DEBT

Long-term debt as of December 31 is summarized as follows (in millions):

	2005	2004

Secured
Notes payable, interest rates of 5.0% to 8.5%, (weighted average rate of 6.90% as of December 31, 2005) payable through 2019	$2,832	$3,147
Floating rate notes, interest rates of LIBOR (4.54% on December 31, 2005) plus 0.45% to 1.6%; Eurodollar (4.52% on December 31, 2005) plus 1.375%, payable through 2014	925	872
Floating rate notes, interest rate of LIBOR plus 5.375%, payable in 2011	350	—
Floating rate notes, interest rate of LIBOR plus 2.5% to 4.5%, payable through 2016	208	343
Floating rate notes, interest rate of LIBOR plus 4.53%, payable through 2007	104	123
Floating rate notes, interest rate of LIBOR plus 7.5%, payable through 2007	97	97
Other	79	17
Unsecured
Convertible junior subordinated debentures, interest rate of 6.0%, payable in 2030	248	248
Convertible notes, interest rate of 4.5%, payable in 2007	200	200
Senior notes payable, interest rate of 8.0%, payable in 2005	—	195
Convertible notes, interest rate of 5.0%, callable beginning in 2010	175	175
Note payable, interest rate of 8.1%, payable in 2008	112	112
Other	—	8

	5,330	5,537
Less: current maturities	524	642

Total	$4,806	$4,895

Maturities of long-term debt due over the next five years are as follows (in millions):

Year ending December 31,
2006	$524
2007	937
2008	632
2009	460
2010	602

Substantially all of our property and equipment, spare parts inventory, certain routes, and the outstanding common stock and substantially all of the other assets of our wholly-owned subsidiaries Air Micronesia, Inc. (“AMI”) and CMI are subject to agreements securing our indebtedness. We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade.

We also have letters of credit and performance bonds relating to various real estate and customs obligations at December 31, 2005 in the amount of $54 million with expiration dates through June 2008.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Secured Loan Facility.  In June 2005, we and our two wholly-owned subsidiaries, AMI and CMI, closed on a $350 million secured loan facility. AMI and CMI have unconditionally guaranteed the loan made to us, and we and AMI have unconditionally guaranteed the loan made to CMI.

The facility consists of two loans, both of which have a term of six years and are non-amortizing, except for certain mandatory prepayments described below. The loans accrue interest at a floating rate determined by reference to the three-month London Interbank Offered Rate, known as LIBOR, plus 5.375% per annum. The loans and guarantees are secured by certain of our U.S.-Asia routes and related assets, all of the outstanding common stock of AMI and CMI and substantially all of the other assets of AMI and CMI, including route authorities and related assets.

The loan documents require us to maintain a minimum balance of unrestricted cash and short-term investments of $1.0 billion dollars at the end of each month. The loans may become due and payable immediately if we fail to maintain the monthly minimum cash balance and upon the occurrence of other customary events of default under the loan documents. If we fail to maintain a minimum balance of unrestricted cash and short-term investments of $1.125 billion, we and CMI will be required to make a mandatory aggregate $50 million prepayment of the loans. In addition, if the ratio of the outstanding loan balance to the value of the collateral securing the loans, as determined by periodic appraisals, is greater than 48%, we and CMI will be required to post additional collateral or prepay the loans to reestablish a loan-to-collateral value ratio of not greater than 48%. We are currently in compliance with these covenants.

Credit Card Marketing Agreement.  In March 2005, we extended our current agreement with Chase Manhattan Bank USA, N.A. (“Chase”) to jointly market credit cards. In addition to reaching an agreement on advertising and other marketing commitments, Chase agreed to increase the rate it pays for mileage credits under our frequent flyer program. In April 2005, Chase purchased $75 million of mileage credits under the program, which will be redeemed for mileage purchases in 2007 and 2008 and recognized as other revenue consistent with other mileage sales in 2007 and 2008. In consideration for the advance purchase of mileage credits, we have provided a security interest to Chase in certain transatlantic routes. The $75 million purchase of mileage credits has been treated as a loan from Chase and will be reduced ratably in 2007 and 2008 as the mileage credits are redeemed. The new agreement expires at the end of 2009.

Notes Secured by Spare Parts Inventory.  Our $97 million of Floating Rate Secured Subordinated Notes due December 2007, which bear interest at the three month LIBOR plus 7.5% (the “Junior Notes”), and our $195 million of Floating Rate Secured Notes due December 2007, which bear interest at the three-month LIBOR plus 0.9% (the “Senior Notes”), are secured by a portion of our spare parts inventory. In connection with these notes, we have entered into a collateral maintenance agreement requiring us, among other things, to maintain a loan-to-collateral value ratio of not greater than 45% with respect to the Senior Notes and a loan-to-collateral value ratio of not greater than 67.5% with respect to both the Senior Notes and the Junior Notes combined. We must also maintain a certain level of rotable components within the spare parts collateral pool. The ratios are calculated semi-annually based on an independent appraisal of the spare parts collateral pool. If any of the collateral ratio requirements are not met, we must take action to meet all ratio requirements by adding additional eligible spare parts to the collateral pool, purchasing or redeeming some of the outstanding notes, providing other collateral acceptable to the bond insurance policy provider for the Senior Notes, or any combination of the above. We met the collateral ratio requirements at December 25, 2005, the most recent valuation date.

Convertible Debt Securities.  In November 2000, Continental Airlines Finance Trust II, a Delaware statutory business trust (the “Trust”) of which we own all the common trust securities, completed a private placement of five million 6% Convertible Preferred Securities, Term Income Deferrable Equity Securities or “TIDES.” The TIDES have a liquidation value of $50 per preferred security and are convertible at any time at the option of the holder into shares of common stock at a conversion rate of $60 per share of common stock (equivalent to approximately 0.8333 share of common stock for each preferred security). Distributions on the

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

preferred securities are payable by the Trust at an annual rate of 6% of the liquidation value of $50 per preferred security.

The sole assets of the trust are 6% Convertible Junior Subordinated Debentures (“Convertible Subordinated Debentures”) with an aggregate principal amount of $248 million as of December 31, 2005 issued by us and which mature on November 15, 2030. The Convertible Subordinated Debentures are redeemable by us, in whole or in part, on or after November 20, 2003 at designated redemption prices. If we redeem the Convertible Subordinated Debentures, the Trust must redeem the TIDES on a pro rata basis having an aggregate liquidation value equal to the aggregate principal amount of the Convertible Subordinated Debentures redeemed. Otherwise, the TIDES will be redeemed upon maturity of the Convertible Subordinated Debentures, unless previously converted.

Taking into consideration our obligations under (i) the Preferred Securities Guarantee relating to the TIDES, (ii) the Indenture relating to the Convertible Subordinated Debentures to pay all debt and obligations and all costs and expenses of the Trust (other than U.S. withholding taxes) and (iii) the Indenture, the Declaration relating to the TIDES and the Convertible Subordinated Debentures, we have fully and unconditionally guaranteed payment of (i) the distributions on the TIDES, (ii) the amount payable upon redemption of the TIDES and (iii) the liquidation amount of the TIDES.

The $200 million of 4.5% convertible notes due February 1, 2007 are convertible into our common stock at an initial conversion price of $40 per share. The notes are redeemable at our option at specified redemption prices.

The $175 million of 5% Convertible Notes due 2023 are convertible into our common stock at an initial conversion price of $20 per share, subject to certain conditions on conversion. The notes are redeemable for cash at our option on or after June 18, 2010 at par plus accrued and unpaid interest, if any. Holders of the notes may require us to repurchase the notes on June 15 of 2010, 2013 or 2018, or in the event of certain changes in control at par plus accrued and unpaid interest, if any.

NOTE 5 — LEASES

We lease certain aircraft and other assets under long-term lease arrangements. Other leased assets include real property, airport and terminal facilities, maintenance facilities, training centers and general offices. Most aircraft leases include both renewal options and purchase options. Because renewals of our existing leases are not considered to be reasonably assured, rental payments that would be due during the renewal periods are not included in the determination of rent expense until the leases are renewed. Leasehold improvements are amortized over the shorter of the contractual lease term, which does not include renewal periods, or their useful life. The purchase options are generally effective at the end of the lease term at the then-current fair market value. Our leases do not include residual value guarantees.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2005, the scheduled future minimum lease payments under capital leases and the scheduled future minimum lease rental payments required under operating leases, that have initial or remaining noncancelable lease terms in excess of one year, are as follows (in millions):

	Capital	Operating Leases
	Leases	Aircraft	Non-aircraft

Year ending December 31,
2006	$39	$1,003	$429
2007	40	966	400
2008	46	955	377
2009	16	910	374
2010	16	924	364
Later years	457	6,310	4,987

Total minimum lease payments	614	$11,068	$6,931

Less: amount representing interest	341

Present value of capital leases	273
Less: current maturities of capital leases	22

Long-term capital leases	$251

At December 31, 2005, we had 482 aircraft under operating leases and three aircraft under capital leases, including aircraft subleased to ExpressJet. These operating leases have remaining lease terms ranging up to 19 years. Projected sublease income to be received from ExpressJet through 2022, not included in the above table, is approximately $3.0 billion. Rent expense for non-aircraft operating leases totaled $466 million, $426 million and $407 million for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 6 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

As part of our risk management program, we use or have used a variety of financial instruments, including foreign currency average rate options, foreign currency forward contracts, interest rate cap and swap agreements, petroleum call options, petroleum swap contracts and jet fuel purchase commitments. We do not hold or issue derivative financial instruments for trading purposes.

Notional Amounts of Derivatives.  The notional amounts of derivative financial instruments summarized below do not represent amounts exchanged between parties and, therefore, are not a measure of our exposure resulting from our use of derivatives. The amounts exchanged are calculated based upon the notional amounts as well as other terms of the instruments, which relate to interest rates, exchange rates or other indices.

Foreign Currency Exchange Risk Management.  We use a combination of foreign currency average rate options and forward contracts to hedge against the currency risk associated with our forecasted Japanese yen, British pound, Canadian dollar and euro-denominated cash flows. The average rate options and forward contracts have only nominal intrinsic value at the date contracted.

We account for these instruments as cash flow hedges. They are recorded at fair value in other assets in the accompanying consolidated balance sheets with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as passenger revenue when the underlying service is provided. We measure hedge effectiveness of average rate options and forward contracts based on the forward price of the underlying currency. Hedge ineffectiveness is included in other nonoperating income (expense) in the accompanying consolidated statement of operations and was not material for the years ended December 31, 2005, 2004 and 2003. Our net gain (loss) on our foreign currency forward

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and option contracts was $5 million for the year ended December 31, 2005, $(10) million for the year ended December 31, 2004 and was not material in the year ended December 31, 2003. These gains (losses) are included in passenger revenue in the accompanying consolidated statement of operations.

At December 31, 2005, we had forward contracts outstanding to hedge a portion of our projected Canadian dollar-denominated cash flows for 2006. At December 31, 2004, we had foreign currency forward or option contracts outstanding to hedge portions of our projected Japanese yen, British pound, Canadian dollar and euro-denominated cash flows for 2005. These hedges had a liability fair value that was not material at December 31, 2005 and was $7 million at December 31, 2004.

Interest Rate Risk Management.  We had entered into an interest rate swap agreement to reduce the impact of potential interest rate increases on floating rate debt. This swap expired in November 2005. The notional amount of the outstanding interest rate swap at December 31, 2004 was $143 million. We accounted for the interest rate swap as a cash flow hedge whereby the fair value of the interest rate swap was reflected in other assets in the accompanying consolidated balance sheet with the offset, net of income taxes and any hedge ineffectiveness (which was not material), recorded as accumulated other comprehensive income (loss). The fair value of the interest rate swap liability was $4 million at December 31, 2004. Amounts recorded in accumulated other comprehensive income (loss) were amortized as an adjustment to interest expense over the term of the related hedge. Such amounts were not material during 2005, 2004 or 2003.

Fuel Price Risk Management.  We had no fuel hedges outstanding at December 31, 2005, December 31, 2004 or at any time during 2005, although we did have fuel hedges in place prior to December 31, 2004. In February 2006, we entered into petroleum swap contracts to hedge a minimal portion of our projected 2006 fuel usage. In the past, we have used a combination of petroleum call options, petroleum swap contracts and/or jet fuel purchase commitments to provide us with short-term hedge protection (generally three to six months) against sudden and significant increases in jet fuel prices, while simultaneously ensuring that we are not competitively disadvantaged in the event of a substantial decrease in the price of jet fuel.

We account for the call options and swap contracts as cash flow hedges. They are recorded at fair value in other assets in the accompanying consolidated balance sheet with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as a component of fuel expense when the underlying fuel being hedged is used. The ineffective portion of these call options and swap agreements is determined based on the correlation between West Texas Intermediate Crude Oil prices and jet fuel prices. Hedge ineffectiveness is included in other nonoperating income (expense) in the accompanying consolidated statement of operations and was not material for the years ended December 31, 2004 and 2003. Our gain related to these hedging instruments, net of premium expense, was $74 million in 2004 and $4 million in 2003.

Other Financial Instruments.  Judgment is necessarily required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

(a) Cash Equivalents and Restricted Cash.  Cash equivalents and restricted cash are carried at cost and consist primarily of commercial paper with original maturities of three months or less and approximate fair value due to their short-term maturity.

(b) Short-term Investments.  Short-term investments consist primarily of commercial paper, asset-backed securities and U.S. government agency securities with original maturities in excess of three months but less than one year and approximate fair value due to their short-term maturity.

(c) Investment in Affiliates.  Shares of Copa Holdings, S.A. (“Copa”), the parent company of Copa Airlines, and Holdings are publicly traded. At December 31, 2005, based on market prices, our investment in Copa shares, with a carrying value of $87 million, had a fair value of $325 million and our investment in

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Holdings shares, with a carrying value of $19 million, had a fair value of $38 million. See Note 14 for further discussion of investments in affiliates.

(d) Debt.  The fair value of our debt with a carrying value of $4.8 billion at December 31, 2005 and $4.9 billion at December 31, 2004 was approximately $4.5 billion and $4.3 billion, respectively. These estimates were based on the discounted amount of future cash flows using our current incremental rate of borrowing for similar liabilities or market prices. The fair value of the remaining debt was not practical to estimate.

(e) Investment in Company Owned Life Insurance (COLI) Products.  In connection with certain of our supplemental retirement plans, we have company owned life insurance policies on certain of our employees. As of December 31, 2005 and 2004, the carrying value of the underlying investments was $39 million and $38 million, respectively, which approximated fair value.

(f) Note Receivable from Holdings.  The fair value of our note receivable from Holdings with a carrying value of $18 million and $99 million at December 31, 2005 and 2004, respectively, approximated carrying value. The fair value was estimated based on anticipated future cash flows discounted using ExpressJet’s current incremental borrowing rate.

(g) Accounts Receivable and Accounts Payable.  The fair values of accounts receivable and accounts payable approximated carrying value due to their short-term maturity. We had $515 million of accounts receivable and $846 million of accounts payable at December 31, 2005, and $472 million of accounts receivable and $766 million of accounts payable at December 31, 2004.

Credit Exposure of Financial Instruments.  We are exposed to credit losses in the event of non-performance by issuers of financial instruments. To manage credit risks, we select issuers based on credit ratings, limit our exposure to a single issuer under our defined guidelines and monitor the market position with each counterparty.

NOTE 7 — PREFERRED AND COMMON STOCK

Preferred Stock.  We have ten million shares of authorized preferred stock. We currently have one share of Series B preferred stock outstanding, which is held by Northwest Airlines, Inc. The Series B preferred stock ranks junior to all classes of capital stock other than our common stock upon liquidation, dissolution or winding up of the company. No dividends are payable on the Series B preferred stock.

The holder of the Series B preferred stock has the right to block certain actions we may seek to take, including:

•	Certain business combinations and similar changes of control transactions involving us and a third party major air carrier;

•	Certain amendments to our rights plan (or redemption of those rights);

•	Any dividend or distribution of all or substantially all of our assets; and

•	Certain reorganizations and restructuring transactions involving us.

The Series B preferred stock is redeemable by us at a nominal price under the following circumstances:

•	Northwest Airlines, Inc. or certain of its affiliates transfers or encumbers the Series B preferred stock;

•	Northwest Airlines Corporation or certain of its affiliates experiences a “change of control” as defined by the certificate of designations establishing the Series B preferred stock;

•	Our alliance with Northwest Airlines Corporation terminates or expires (other than as a result of a breach by us); or

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Northwest Airlines Corporation or certain of its affiliates materially breaches its standstill obligations to us or triggers our rights agreement.

Common Stock.  We currently have one class of common stock issued and outstanding, Class B common stock. Each share of common stock is entitled to one vote per share. On October 24, 2005, we completed a public offering of 18 million shares of common stock, raising $203 million in cash. At December 31, 2005, approximately 37 million shares were reserved for future issuance related to the conversion of convertible debt securities and the issuance of stock under our stock incentive plans.

Stockholder Rights Plan.  We have a Rights Plan which was adopted effective November 20, 1998 and expires on November 20, 2008, unless extended or unless the rights are earlier redeemed or exchanged by us.

The rights become exercisable upon the earlier of (1) the tenth day following a public announcement or public disclosure of facts indicating that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% (25% in the case of an institutional investor) or more of the total number of votes entitled to be cast generally by holders of our common stock then outstanding, voting together as a single class (such person or group being an “Acquiring Person”), or (2) the tenth business day (or such later date as may be determined by action of our Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person. Certain entities related to us are exempt from the definition of “Acquiring Person”; however, Northwest Airlines is not an exempt entity.

Subject to certain adjustments, if any person becomes an Acquiring Person, each holder of a right, other than rights beneficially owned by the Acquiring Person and its affiliates and associates (which rights will thereafter be void), will thereafter have the right to receive, upon exercise thereof, that number of shares of common stock having a market value of two times the exercise price ($200, subject to adjustment) of the right.

If at any time after a person becomes an Acquiring Person, (1) we merge into any other person, (2) any person merges into us and all of our outstanding common stock does not remain outstanding after such merger, or (3) we sell 50% or more of our consolidated assets or earning power, each holder of a right (other than the Acquiring Person and its affiliates and associates) will have the right to receive, upon the exercise thereof, that number of shares of common stock of the acquiring corporation (including us as successor thereto or as the surviving corporation) which at the time of such transaction will have a market value of two times the exercise price of the right.

At any time after any person becomes an Acquiring Person, and prior to the acquisition by any person or group of a majority of our voting power, our Board of Directors may exchange the rights (other than rights owned by such Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock per right (subject to adjustment).

At any time prior to any person becoming an Acquiring Person, our Board of Directors may redeem the rights at a price of $.001 per right. The Rights Plan may be amended by our Board of Directors without the consent of the holders of the rights, except that from and after the time that any person becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the rights (other than the Acquiring Person and its affiliates and associates). Until a right is exercised, its holder, as such, will have no rights as one of our stockholders, including the right to vote or to receive dividends.

Restrictions on Dividends and Share Repurchases.  Our agreement with the union representing our pilots provides that we will not declare a cash dividend or repurchase our outstanding common stock for cash until we have contributed at least $500 million to the pilot defined benefit pension plan, measured from March 30, 2005. Through December 31, 2005, we have made $112 million of such contributions to the plan.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 — STOCK PLANS AND AWARDS

Stock Options.  We have a number of equity incentive plans which permit the issuance of shares of our common stock. One of these plans provides for awards in the form of stock options, restricted stock, performance awards and incentive awards. Each of the other plans permits awards of either stock options or restricted stock. In general, our plans permit awards to be made to the non-employee directors of the company or the employees of the company or its subsidiaries. Stock issued under the plans may be originally issued shares, treasury shares or a combination thereof. Approximately 3.3 million shares remained for award under the plans as of December 31, 2005.

Stock options are awarded under the plans with exercise prices equal to the fair market value of the stock on the date of grant and typically vest over a three to four-year period. Employee stock options generally have five to eight-year terms, while outside director stock options have ten-year terms. Under the terms of the plans, a change in control would result in all outstanding options under these plans becoming exercisable in full and restricted shares being fully vested.

In connection with pay and benefit cost reductions, on March 30, 2005 we issued to substantially all employees, except flight attendants, officers, employees of CMI and certain international employees, stock options for approximately 8.6 million shares of our common stock with an exercise price of $11.89 per share. Additionally, on February 1, 2006, we issued to our flight attendants stock options for approximately 1.1 million shares of our common stock with an exercise price of $20.31 per share. The exercise price for each grant was the closing price of our common stock on the date of grant. The options become exercisable in three equal installments on the first, second and third anniversaries of the dates of grant, and have terms of either six or eight years.

The table below summarizes stock option transactions pursuant to our plans (share data in thousands):

	2005		2004		2003
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price

Outstanding at beginning of year	6,175	$17.10	6,469	$17.86	6,871	$18.28
Granted	8,648	$11.91	729	$11.99	296	$15.00
Exercised	(1,178)	$15.52	(181)	$14.62	(306)	$15.62
Cancelled	(935)	$19.12	(842)	$19.10	(392)	$24.82

Outstanding at end of year	12,710	$13.57	6,175	$17.10	6,469	$17.86

Options exercisable at end of year	3,896	$17.17	4,837	$17.91	5,018	$18.27

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize the range of exercise prices and the weighted average remaining contractual life of the options outstanding and the range of exercise prices for the options exercisable at December 31, 2005 (share data in thousands):

Options Outstanding

		Weighted
Range of		Average Remaining	Weighted Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price

$ 3.65 - $11.87	631	3.39	$11.19
$11.89	8,123	5.98	$11.89
$11.96 - $15.78	3,580	1.69	$15.66
$15.79 - $56.81	376	3.00	$33.86

$ 3.65 - $56.81	12,710	4.55	$13.57

Options Exercisable

Range of		Weighted Average
Exercise Prices	Exercisable	Exercise Price

$ 3.65 - $11.87	196	$10.68
$11.96 - $15.78	3,396	$15.73
$15.79 - $56.81	304	$37.40

$ 3.65 - $56.81	3,896	$17.17

Restricted Stock.  In April 2002, we awarded 444,750 shares of restricted stock. The restricted stock was awarded pursuant to our equity incentive plans and had a fair value on the grant date of $12 million ($28.10 per share). The restricted stock vests in 25% increments on the first four anniversaries of the date of grant.

Employee Stock Purchase Plan.  All of our employees (including CMI employees) are eligible to participate in the 2004 Employee Stock Purchase Plan. At the end of each fiscal quarter, participants may purchase shares of our common stock at a discount of 15% off the fair market value of the stock on either the first day or the last day of the quarter (whichever is lower), subject to a minimum purchase price of $10 per share. This discount is reduced to zero as the fair market value approaches $10 per share. If the fair market value is below the $10 per share minimum price on the last day of a quarter, then the participants will not be permitted to purchase common stock for such quarterly purchase period and we will refund to those participants the amount of their unused payroll deductions. In the aggregate, 3,000,000 shares may be purchased under the plan. These shares may be originally issued shares, treasury shares or a combination thereof. During 2005 and 2004, 573,848 shares and 249,160 shares, respectively, of common stock were issued to participants at a weighted-average purchase price of $10.06 and $10.00 per share, respectively.

SFAS 123 Assumptions.  We account for our stock-based compensation plans under the recognition and measurement principles of APB 25. Pro forma information regarding net income and earnings per share disclosed in Note 1(o) has been determined as if we had accounted for our employee stock options and purchase rights under the fair value method of SFAS 123. For purposes of the pro forma SFAS 123 calculation,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions indicated below for the year ended December 31:

	2005	2004	2003

Risk-free interest rate	3.4%	3.3%	2.5%
Dividend yield	0%	0%	0%
Expected market price volatility of our common stock	74%	78%	77%
Weighted-average expected life of options (years)	3.7	3.5	3.2
Weighted-average fair value of options granted	$6.47	$6.59	$7.77

For purposes of the pro forma SFAS 123 calculation, the fair value of the purchase rights under the stock purchase plan that was begun in 2004 was also estimated using the Black-Scholes model with the following weighted-average assumptions indicated below for the year ended December 31:

	2005	2004

Risk-free interest rate	3.0%	1.4%
Dividend yield	0%	0%
Expected market price volatility of our common stock	55%	48%
Weighted-average expected life of the purchase rights (years)	0.25	0.25
Weighted-average fair value of purchase rights granted	$6.77	$3.40

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options and purchase rights have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in our opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options and purchase rights.

Restricted Stock Units.  During 2004, we implemented the RSU program. This program is designed to reward our officers for specified increases in our stock price over multi-year performance periods. If our stock price averages at least the target price for 20 consecutive trading days during the relevant performance period, the officers are paid cash for each unit equal to the average stock price for the 20 trading days preceding the date specified below. As of December 31, 2005, there were awards outstanding with respect to two performance periods that began on April 1, 2004 and end as follows:

	Units	Target Price per Share
	(In thousands)

March 31, 2006	955	$20.48
December 31, 2007	1,195	22.48

	2,150

As of December 31, 2005, our stock price had not achieved either of the target prices and, accordingly, we had recorded no expense or liability related to the RSU program. In January 2006, our stock price achieved the target for the awards for the performance period ending March 31, 2006. However, on February 1, 2006, our officers surrendered their RSU awards for this performance period in light of the pay and benefit reductions taken by our employees. As discussed in Note 2, we will account for the RSUs on a fair value basis effective with the adoption of SFAS 123R on January 1, 2006.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9 —	ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of accumulated other comprehensive loss (which are all net of applicable income taxes) are as follows (in millions):

		Unrealized
	Minimum	Gain/(Loss) on
	Pension	Derivative
	Liability	Instruments	Total

Balance at December 31, 2002	$(388)	$(7)	$(395)
Current year net change in accumulated other comprehensive loss	(20)	(2)	(22)

Balance at December 31, 2003	(408)	(9)	(417)
Current year net change in accumulated other comprehensive loss	(176)	6	(170)

Balance at December 31, 2004	(584)	(3)	(587)
Current year net change in accumulated other comprehensive loss	(96)	8	(88)

Balance at December 31, 2005	$(680)	$5	$(675)

The minimum pension liability recorded in other comprehensive loss before applicable income taxes was $914 million and $818 million at December 31, 2005 and 2004, respectively.

NOTE 10 —	EMPLOYEE BENEFIT PLANS

We have defined benefit pension and defined contribution (including 401(k) savings) plans. Substantially all of our domestic employees are covered by one or more of these plans. The benefits under our defined benefit pension plans are based on years of service and an employee’s final average compensation. Our pension obligations are measured as of December 31 of each year.

Defined Benefit Pension Plans.   Under the new collective bargaining agreement with our pilots ratified on March 30, 2005, which we refer to as the “pilot agreement,” future defined benefit accruals for pilots ceased and retirement benefits accruing in the future are provided through two new pilot-only defined contribution plans. As required by the pilot agreement, defined benefit pension assets and obligations related to pilots in our primary defined benefit pension plan (covering substantially all U.S. employees other than Chelsea Food Services (“Chelsea”) and CMI employees) were spun out into a separate pilot-only defined benefit pension plan, which we refer to as the “pilot defined benefit pension plan.” Subsequently, on May 31, 2005, future benefit accruals for pilots ceased and the pilot defined benefit pension plan was “frozen.” As of that freeze date, all existing accrued benefits for pilots (including the right to receive a lump sum payment upon retirement) were preserved in the pilot defined benefit pension plan. Accruals for non-pilot employees under our primary defined benefit pension plan continue.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table sets forth the defined benefit pension plans’ change in projected benefit obligation at December 31 (in millions):

	2005	2004

Accumulated benefit obligation	$2,494	$2,412

Projected benefit obligation at beginning of year	$2,863	$2,362
Service cost	86	151
Interest cost	151	152
Plan amendments	7	(6)
Actuarial losses	105	310
Benefits paid	(310)	(113)
Plan curtailment	(272)	—
Other	—	7

Projected benefit obligation at end of year	$2,630	$2,863

The following table sets forth the defined benefit pension plans’ change in the fair value of plan assets at December 31 (in millions):

	2005	2004

Fair value of plan assets at beginning of year	$1,281	$1,280
Actual gain on plan assets	69	113
Employer contributions	381	1
Benefits paid	(310)	(113)

Fair value of plan assets at end of year	$1,421	$1,281

Defined benefit pension cost recognized in the accompanying consolidated balance sheets at December 31 is computed as follows (in millions):

	2005	2004

Funded status of the plans — net underfunded	$(1,209)	$(1,582)
Unrecognized net actuarial loss	1,051	1,275
Unrecognized prior service cost	54	101

Net amount recognized	$(104)	$(206)

Accrued benefit liability	$(1,078)	$(1,132)
Intangible asset	60	108
Accumulated other comprehensive loss	914	818

Net amount recognized	$(104)	$(206)

The following actuarial assumptions were used to determine the actuarial present value of our projected benefit obligation at December 31:

	2005	2004

Weighted average assumed discount rate	5.68%	5.75%
Weighted average rate of compensation increase	2.25%	3.0%

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net periodic defined benefit pension expense for the years ended December 31 included the following components (in millions):

	2005	2004	2003

Service cost	$86	$151	$156
Interest cost	151	152	134
Expected return on plan assets	(124)	(116)	(72)
Amortization of prior service cost	11	19	20
Amortization of unrecognized net actuarial loss	73	87	90

Net periodic benefit expense	197	293	328
Curtailment loss (included in special charges)	43	—	—
Settlement charge (included in special charges)	40	—	—

Net benefit expense	$280	$293	$328

Unrecognized prior service cost is expensed using a straight-line amortization of the cost over the average future service of employees expected to receive benefits under the plans.

In March 2005, we recorded a $43 million non-cash curtailment charge in accordance with SFAS No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” (“SFAS 88”) in connection with freezing the portion of our defined benefit pension plan related to our pilots, using actuarial assumptions consistent with those we used at December 31, 2004. SFAS 88 requires curtailment accounting if an event eliminates, for a significant number of employees, the accrual of defined benefits for some or all of their future services. In the event of a curtailment, a loss must be recognized for the unrecognized prior service cost associated with years of expected future service that will no longer be recognized for benefit accrual purposes. Additionally, the projected benefit obligation was reduced by $272 million to reflect the fact that related future pay increases assumed in the opening projected benefit obligation will no longer be considered in calculating the projected benefit obligations.

During 2005, we recorded non-cash settlement charges totaling $40 million related to lump sum distributions from our benefit pension plans to pilots who retired. SFAS 88 requires the use of settlement accounting if, for a given year, the cost of all settlements exceeds, or is expected to exceed, the sum of the service cost and interest cost components of net periodic pension expense for the plan. Under settlement accounting, unrecognized plan gains or losses must be recognized immediately in proportion to the percentage reduction of the plan’s projected benefit obligation. We anticipate that we will have additional non-cash settlement charges in the future in conjunction with lump-sum distributions to retiring pilots.

The following actuarial assumptions were used to determine our net periodic benefit expense for the year ended December 31:

	2005	2004	2003

Weighted average assumed discount rate	5.71%	6.25%	6.75%
Expected long-term rate of return on plan assets	9.00%	9.00%	9.00%
Weighted average rate of compensation increase	2.48%	2.87%	3.34%

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The plans’ assets consist primarily of equity and fixed-income securities. As of December 31, 2005, the plans held 4.3 million shares of Holdings common stock, which had a fair value of $34 million. As of December 31, the asset allocations by category were as follows:

	2005	2004

U.S. equities	49%	49%
International equities	21	17
Fixed income	22	28
Other	8	6

Total	100%	100%

We develop our expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plans’ assets. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The plans strive to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. We regularly review our actual asset allocation and periodically rebalance the pension plans’ investments to our targeted allocation when considered appropriate. Plan assets are allocated within the following guidelines:

		Expected Long-Term
	Percent of Total	Rate of Return

U.S. equities	35-55%	9.4%
International equities	15-25	9.4
Fixed income	15-25	6.8
Other	0-15	12.4

Funding obligations for our defined benefit plans are determined under applicable law. In 2005, we contributed $224 million in cash and 12.1 million shares of Holdings common stock valued at $130 million to our defined benefit plans. Due to high fuel prices, the weak revenue environment and our desire to maintain adequate liquidity, we elected in 2004 and 2005 to use deficit contribution relief under the Pension Funding Equity Act of 2004. As a result, we were not required to make any contributions to our primary defined benefit pension plan in 2004 and did not do so. The elections also allowed us to make smaller contributions to our defined benefit pension plans in 2005, and will allow smaller contributions in 2006, than would have been otherwise required. Based on current assumptions and applicable law, we will be required to contribute $258 million to our defined benefit pension plans in 2006 to meet our minimum funding obligations.

We project that our defined benefit pension plans will make the following benefit payments, which reflect expected future service, for the years ended December 31 (in millions):

2006	$185
2007	273
2008	251
2009	193
2010	214
2011 through 2015	1,023

Defined Contribution Plans for Pilots.   As required by the new pilot agreement, two new pilot-only defined contribution plans were established effective September 1, 2005. One of these plans is a money purchase pension plan — a type of defined contribution plan subject to the minimum funding rules of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Internal Revenue Code. Contributions under that plan are generally expressed as a percentage of applicable pilot compensation, subject to limits under the Internal Revenue Code. The initial contribution to that plan was based on applicable compensation for a period beginning July 1, 2005. The other new pilot-only defined contribution plan is a 401(k) plan that was established by transferring the pilot accounts from our pre-existing primary 401(k) plan (covering substantially all of our U.S. employees other than CMI employees) to a separate pilot-only 401(k) plan. Pilots may make elective pre-tax and/or post-tax contributions to the pilot-only 401(k) plan. In addition, the pilot agreement calls for employer contributions to the pilot-only 401(k) plan based on pre-tax profits during a portion of the term of the pilot agreement. To the extent the Internal Revenue Code limits preclude employer contributions called for by the pilot agreement, the disallowed amount will be paid directly to the pilots as current wages under a corresponding nonqualified arrangement. Our expense related to the defined contribution plans for pilots was $20 million in the year ended December 31, 2005.

We have also agreed with each of the unions representing our major work groups that for a limited time period we will not seek to reject or modify the collective bargaining agreements or retiree benefits in the event of our bankruptcy, subject to certain exceptions.

Other 401(k) Plans.   Our other two defined contribution 401(k) employee savings plans cover substantially all domestic employees except for pilots (beginning in 2005). Company matching contributions are made in cash. For the years ended December 31, 2005, 2004 and 2003, total expense for the defined contribution plans was $22 million, $30 million and $35 million, respectively. During the second quarter of 2005, company matching contributions were terminated for substantially all employees other than flight attendants, mechanics and CMI employees subject to collective bargaining agreements. Company matching contributions for flight attendants were terminated in the first quarter of 2006.

Retiree Medical Benefits.   Effective April 1, 2005, we made changes to certain retiree medical programs available to eligible retirees. The retiree medical programs are self-insured arrangements that permit retirees who meet certain age and service requirements to continue medical coverage between retirement and Medicare eligibility. Eligible employees are required to pay a portion of the costs of their retiree medical benefits, which in some cases may be offset by accumulated unused sick time at the time of their retirement. Plan benefits are subject to co-payments, deductibles and other limits as described in the plans. Previously, we offered these benefits on a workgroup-by-workgroup basis and had the periodic option of discontinuing the benefits. As a result of revising and extending these benefits, we now account for them as if they are permanent.

We account for the retiree medical benefits plan under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits other than Pensions,” which requires recognition of the expected cost of benefits over the employee’s service period. The following table sets forth the retiree medical benefits plan’s change in projected benefit obligation during 2005 (in millions):

Projected benefit obligation at inception of plan	$246
Service cost	8
Interest cost	11
Actuarial gain	(7)
Participant contributions	1
Benefits paid	(9)

Projected benefit obligation at end of year	$250

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The retiree medical benefits plan is unfunded. Retiree medical benefits plan cost recognized in the accompanying consolidated balance sheets at December 31, 2005 is computed as follows (in millions):

2005

Funded status of the plan — net underfunded	$(250)
Unrecognized net gain	(7)
Unrecognized prior service cost	231

Net amount recognized	$(26)

Accrued benefit liability	$(26)

The following actuarial assumptions were used to determine the actuarial present value of our projected benefit obligation and our net periodic benefit expense at December 31, 2005:

2005

Weighted average assumed discount rate	5.57%
Health care cost trend	9%, decreasing to 5% by 2010

Net periodic retiree medical benefit expense for the year ended December 31, 2005 included the following components (in millions):

Service cost	$8
Interest cost	11
Amortization of prior service cost	15

Net periodic benefit expense	$34

Unrecognized prior service cost is expensed using a straight-line amortization of the cost over the average future service of employees expected to receive benefits under the plans.

We project that our retiree medical benefit plan will make the following benefit payments, which reflect expected future service, for the years ended December 31 (in millions):

2006	$11
2007	13
2008	16
2009	17
2010	19
2011 through 2015	113

A one percent increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 2005 by approximately $24 million and our run-rate annual expense by approximately $3 million. A one percent decrease in the assumed health care cost trend rate would decrease the accumulated postretirement benefit obligation as of December 31, 2005 by approximately $21 million and our run-rate annual expense by approximately $3 million.

Profit Sharing Plan.   In January 2005, we announced an enhanced profit sharing plan. The new plan, which will be in place through 2009, creates an award pool of 30% of the first $250 million of pre-tax income, 25% of the next $250 million and 20% of amounts over $500 million, subject to certain adjustments. Half of the profit-sharing pool will be allocated based on the relative share of pay and benefit concessions of each work group and the other half will be allocated based on the relative wages of each work group. Substantially all Continental employees (other than employees who participate in our management or officer

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bonus programs and certain non-U.S. employees) will participate in the plan. We paid no profit sharing to Continental employees in 2005, 2004 or 2003.

NOTE 11 —	INCOME TAXES

Income tax benefit (expense) for the years ended December 31 consists of the following (in millions):

	2005	2004	2003

Federal:
Current	$—	$—	$(7)
Deferred	(5)	147	(89)
State:
Current	—	—	(5)
Deferred	(3)	13	(7)
Foreign:
Current	—	—	(1)
Deferred	(1)	—	—
Valuation allowance	9	(120)	—

Total income tax benefit (expense)	$—	$40	$(109)

The reconciliations of income tax computed at the United States federal statutory tax rates to income tax benefit (expense) for the years ended December 31 are as follows (in millions):

	Amount			Percentage
	2005	2004	2003	2005	2004	2003

Income tax benefit (expense) at United States statutory rates	$24	$157	$(65)	35.0%	35.0%	35.0%
State income tax benefit (expense), net of federal benefit	2	8	(8)	3.4	1.8	4.3
Tax on equity in the income of subsidiary	—	—	(16)	—	—	8.6
Non-deductible loss on contribution of Holdings stock to defined benefit pension plan	(27)	—	(9)	(39.6)	—	4.8
Meals and entertainment disallowance	(7)	(6)	(8)	(11.0)	(1.3)	4.3
Valuation allowance	9	(120)	—	13.8	(26.6)	—
Other	(1)	1	(3)	(1.6)	—	1.6

Income tax benefit (expense)	$—	$40	$(109)	0.0%	8.9%	58.6%

For financial reporting purposes, income tax benefits recorded on losses result in deferred tax assets for financial reporting purposes. We are required to provide a valuation allowance for deferred tax assets to the extent management determines that it is more likely than not that such deferred tax assets will ultimately not be realized. Due to our continued losses, we were required to provide a valuation allowance on deferred tax assets beginning in the first quarter of 2004. As a result, all of our 2005 losses and the majority of our 2004 losses were not reduced by any tax benefit. Furthermore, we expect to be required to provide additional valuation allowance in conjunction with deferred tax assets recorded on losses in the future.

Holdings’ initial public offering caused it to separate from our consolidated tax group. As a result, we were required to accrue income tax expense on our share of Holdings’ net income after its initial public

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

offering in all periods where we consolidated Holdings’ operations. The impact of this is reflected above in tax on equity in the income of subsidiary.

In 2005 and 2003, we contributed shares of Holdings common stock valued at approximately $130 million and $100 million, respectively, to our primary defined benefit pension plan. For tax purposes, our deductions were limited to the market value of the shares contributed. Since our tax basis in the shares was higher than the market value at the time of the contributions, the nondeductible portion increased our tax expense by $27 million and $9 million, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the related amounts used for income tax purposes. Significant components of our deferred tax liabilities and assets as of December 31 are as follows (in millions):

	2005	2004

Fixed assets, intangibles and spare parts	$1,571	$1,574
Other, net	198	165

Gross deferred tax liabilities	1,769	1,739

Net operating loss carryforwards	(1,544)	(1,209)
Pension liability	(343)	(343)
Accrued liabilities	(318)	(295)
Basis in subsidiary stock	(59)	(84)

Gross deferred tax assets	(2,264)	(1,931)

Valuation allowance	495	404

Net deferred tax liability	—	212
Less: current deferred tax asset	(154)	(166)

Non-current deferred tax liability	$154	$378

At December 31, 2005, we had estimated tax NOLs of $4.1 billion for federal income tax purposes that will expire beginning in 2006 through 2025.

Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate (which is 4.40% for December 2005). Any unused annual limitation may be carried over to later years. The amount of the limitation may, under certain circumstances, be increased by built-in gains held by us at the time of the change that are recognized in the five-year period after the change. If we were to have an ownership change under current conditions, our annual NOL utilization could be limited to approximately $81 million per year, before consideration of any built-in gains.

During 2005, we entered into a final settlement agreement with the Internal Revenue Service (“IRS”) resolving all matters raised by the IRS during its examination of our federal income tax returns through the year ended December 31, 1999. As a result of the settlement with the IRS and the associated deferred tax account reconciliation, deferred tax liabilities and long-term assets (primarily routes and airport operating rights, which values were established upon our emergence from bankruptcy in April 1993) were reduced by $215 million to reflect the ultimate resolution of tax uncertainties existing at the point we emerged from

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

bankruptcy. The composition of the individual elements of deferred taxes recorded on the balance sheet was also adjusted; however, the net effect of these changes was entirely offset by an increase in the deferred tax valuation allowance due to our prior determination that it is more likely than not that our net deferred tax assets will ultimately not be realized. The settlement did not have a material impact on our results of operations, financial condition or liquidity.

NOTE 12 —	SPECIAL CHARGES

Special Charges.   In 2005, we recorded special charges of $67 million. In the first quarter of 2005, we recorded a $43 million non-cash curtailment charge relating to the freezing of the portion of our defined benefit pension plan attributable to pilots. In the third and fourth quarters of 2005, we recorded non-cash settlement charges totaling $40 million related to lump sum distributions from our pilot defined benefit pension plans to pilots who retired. These charges are discussed further in Note 10. Also in 2005, we reduced our allowance for future lease payments and return conditions related to permanently grounded aircraft by $16 million following negotiated settlements with the aircraft lessors in an improved aircraft market.

In 2004, we recorded special charges of $87 million primarily associated with future obligations for rent and return conditions related to 16 leased MD-80 aircraft that were permanently grounded during the period. Our last two active MD-80 aircraft were permanently grounded in January 2005. We also recorded a non-cash charge of $34 million related to the termination of a 1993 service agreement with United Micronesia Development Association in the first quarter of 2004.

In 2003, we recorded fleet impairment losses and other special charges of $100 million. In the first quarter of 2003, we recorded fleet impairment losses and the special charges of $65 million. This charge includes a $44 million additional impairment of our fleet of owned MD-80s, which was initially determined to be impaired and written down to then current fair value in 2002. The remainder of the charge consisted primarily of the write-down to market value of spare parts inventory for permanently grounded fleets. The charge reflected the impact of the war in Iraq and the resulting deterioration of the already weak revenue environment for the U.S. airline industry. These write-downs were necessary because the fair market values of the MD-80 and spare parts inventory had declined as a result of the difficult financial environment and further reductions in capacity by U.S. airlines. In the second quarter of 2003, we recorded a special charge of $14 million relating to the deferral of aircraft deliveries. In December 2003, we determined five previously grounded leased MD-80 aircraft to be permanently grounded and recorded a charge of $21 million associated with future obligations for rent and return conditions, net of estimated sublease income, on those aircraft.

The impairment losses in 2003 were partially the result of the September  11, 2001 terrorist attacks and the related aftermath. As a result of the U.S. domestic airline industry environment and our continuing losses, we determined that indicators of impairment were present for certain fleet types. We estimated undiscounted cash flows to be generated by each fleet type based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying values of impaired aircraft and related items not recoverable were reduced to fair value. Our estimates of fair value represented our best estimate based on industry trends and reference to market rates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance Activity.   Activity related to the accruals for the allowance for future lease payments and return conditions and closure/under-utilization of facilities for the years ended December 31 are as follows (in millions):

	Beginning					Ending
	Balance	Accrual	Payments	Other		Balance

2005
Allowance for future lease payments and return conditions	$116	$—	$(61)	$(16	)(A)	$39
Closure/under-utilization of facilities	14	—	(2)	—		12
2004
Allowance for future lease payments and return conditions	$83	$87	$(57)	$3		$116
Closure/under-utilization of facilities	17	—	(3)	—		14
2003
Allowance for future lease payments and return conditions	$107	$21	$(45)	$—		$83
Closure/under-utilization of facilities	22	—	(5)	—		17

(A)	Primarily reserve reductions on permanently grounded aircraft, recorded as a credit to special charges in our consolidated statement of operations.

We expect these accruals to be substantially paid during 2006.

Out-of-Service Aircraft.   We had 14 MD-80 aircraft permanently removed from service as of December 31, 2005. The eight owned out-of-service MD-80 aircraft are being carried at an aggregate fair market value of $14 million, and the remaining rentals on the six leased out-of-service MD-80 aircraft have been accrued. We are currently exploring lease or sale opportunities for the out-of-service aircraft. We cannot predict when or if purchasers, lessees or sublessees can be found, and it is possible that our owned MD-80 aircraft could suffer additional impairment.

Additionally, we own seven out-of-service Empresa Brasileira de Aeronautica S.A. (“Embraer”) 120 turboprop aircraft. These aircraft are being carried at fair value of $6 million. We are currently exploring lease or sale opportunities for the remaining out-of-service aircraft, subject to the same uncertainties as the out-of-service mainline aircraft discussed above.

NOTE 13 —	SECURITY FEE REIMBURSEMENT

In May 2003, we received and recognized in earnings $176 million in cash from the United States government pursuant to the Emergency Wartime Supplemental Appropriations Act enacted in April 2003. This amount is reimbursement for our proportional share of passenger security and air carrier security fees paid or collected by U.S. air carriers as of the date of enactment of the law, together with other items.

NOTE 14 —	INVESTMENT IN AFFILIATES

At December 31, 2005, investment in affiliates includes our investments in Copa and Holdings. In prior years, we also had investments in Orbitz and Hotwire, two internet travel companies.

Copa.   As of December 31, 2005, we had a 27% interest in Copa with a carrying value of $87 million. This investment is accounted for using the equity method of accounting. The carrying amount of our investment exceeds the amount of underlying equity in Copa’s net assets by $23 million. This difference is treated as goodwill and is not amortized.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In December 2005, we completed the sale of 9.1 million shares of common stock in the initial public offering (“IPO”) of Copa. The sale decreased our percentage ownership in Copa from 49% to 27%, resulting in a $17 million decrease in the associated goodwill balance. We received $172 million cash from the sale and recognized a gain of $106 million. At December 31, 2005, we continue to hold 11.9 million shares of Copa.

We record our equity in Copa’s earnings on a one-quarter lag. Copa’s results of operations on a stand-alone basis were as follows (in millions):

	Nine Months Ended	Year Ended December 31,
	September 30, 2005	2004	2003

Revenue	$429	$400	$342
Operating income	82	82	58
Net income	65	69	48

Copa’s balance sheet information at December 31, 2004, the latest fiscal year end available as of the date of this report, was as follows (in millions):

Current assets	$156
Total assets	702
Current liabilities	143
Stockholders’ equity	174

Audited financial statements of Copa as of December 31, 2004 are incorporated by reference from Exhibit 99.1 to our annual report on Form 10-K. Copa’s audited financial statements as of December 31, 2005 will be filed as an amendment to this report on or before June 30, 2006.

ExpressJet Holdings.   We held an 8.6% interest in Holdings at December 31, 2005. See notes 15 and 16 for a discussion of this investment and our capacity purchase agreement with ExpressJet. Holdings’ stand-alone financial statements and the calculation of our equity in Holdings’ earnings in our consolidated financial statements are based on Holdings’ results of operations under the capacity purchase agreement, which differ from the amounts presented for our regional segment in Note 18. Holdings’ results of operations on a stand-alone basis were as follows (in millions):

	Year Ended December 31,
	2005	2004	2003

Revenue	$1,563	$1,508	$1,311
Operating income	157	205	182
Net income	98	123	108

Holdings balance sheet information at December 31 was as follows (in millions):

	2005	2004

Current assets	$280	$254
Total assets	560	543
Current liabilities	150	207
Stockholders’ equity	209	114

Audited financial statements of Holdings as of December 31, 2005 are incorporated by reference from Exhibit 99.2 to our annual report on Form 10-K.

Orbitz.   During 2003 and 2004, we sold all of our investment in Orbitz in two separate transactions. On December 19, 2003, we sold approximately 28% of our investment in Orbitz in connection with its IPO, reducing our interest in Orbitz from approximately 13% to 9%, for proceeds of $34 million, net of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

underwriting discount. Our gain on the sale was $32 million. Subsequent to the IPO in 2003, we accounted for our investment in Orbitz in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” We designated the remaining investment as a “trading security,” based on our intention to dispose of the securities of Orbitz that we owned. Therefore, the remaining investment was carried at its fair value, with changes in the fair value reported in our statement of operations. The fair value adjustment on the Orbitz shares during 2004 was $15 million and is included in other nonoperating income in the accompanying consolidated statement of operations, as was the gain recognized on the disposition of Orbitz in 2003. On November 12, 2004, we sold our remaining Orbitz shares for proceeds of $98 million.

Hotwire.   In November 2003, we sold all of our investment in Hotwire, Inc. for $42 million in cash, resulting in a gain of $40 million. This gain is included in other nonoperating income in the accompanying consolidated statement of operations.

NOTE 15 —	VARIABLE INTEREST ENTITIES

FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), requires the consolidation of certain types of entities in which a company absorbs a majority of another entity’s expected losses, receives a majority of the other entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the other entity. These entities are called “variable interest entities.” The principal characteristics of variable interest entities are (1) an insufficient amount of equity to absorb the entity’s expected losses, (2) equity owners as a group are not able to make decisions about the entity’s activities, or (3) equity that does not absorb the entity’s losses or receive the entity’s residual returns. “Variable interests” are contractual, ownership or other monetary interests in an entity that change with fluctuations in the entity’s net asset value. As a result, variable interest entities can arise from items such as lease agreements, loan arrangements, guarantees or service contracts.

If an entity is determined to be a “variable interest entity,” the entity must be consolidated by the “primary beneficiary.” The primary beneficiary is the holder of the variable interests that absorbs a majority of the variable interest entity’s expected losses or receives a majority of the entity’s residual returns in the event no holder has a majority of the expected losses. There is no primary beneficiary in cases where no single holder absorbs the majority of the expected losses or receives a majority of the residual returns. The determination of the primary beneficiary is based on projected cash flows at the inception of the variable interests.

We have variable interests in the following types of variable interest entities:

Aircraft Leases.   We are the lessee in a series of operating leases covering the majority of our leased aircraft. The lessors are trusts established specifically to purchase, finance and lease aircraft to us. These leasing entities meet the criteria for variable interest entities. We are generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft. This is the case for many of our operating leases; however, leases of approximately 75 mainline jet aircraft contain a fixed-price purchase option that allows us to purchase the aircraft at predetermined prices on specified dates during the lease term. Additionally, leases of approximately 127 regional jet aircraft contain an option to purchase the aircraft at the end of the lease term at prices that, depending on market conditions, could be below fair value. We have not consolidated the related trusts upon application of FIN 46 because, even taking into consideration these purchase options, we are still not the primary beneficiary based on our cash flow analysis. Our maximum exposure under these leases is the remaining lease payments, which are reflected in future lease commitments in Note 5.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Airport Leases.   We are the lessee of real property under long-term operating leases at a number of airports where we are also the guarantor of approximately $1.7 billion of underlying debt and interest thereon. These leases are typically with municipalities or other governmental entities. FIN 46 is not applicable to arrangements with governmental entities. To the extent our lease and related guarantee are with a separate legal entity other than a governmental entity, we are not the primary beneficiary because the lease terms are consistent with market terms at the inception of the lease and the lease does not include a residual value guarantee, fixed price purchase option or similar feature as discussed above.

Subsidiary Trust.   We have a subsidiary trust that has Mandatorily Redeemable Preferred Securities outstanding with a liquidation value of $248 million. The trust is a variable interest entity under FIN 46 because we have a limited ability to make decisions about its activities. However, we are not the primary beneficiary of the trust. Therefore, the trust and the Mandatorily Redeemable Preferred Securities issued by the trust are not reported on our balance sheets. Instead, we report our 6% Convertible Junior Subordinated Debentures held by the trust as long-term debt and interest on the notes is recorded as interest expense for all periods presented in the accompanying financial statements.

Capacity Purchase Agreement.   Holdings and ExpressJet each meet the criteria for a variable interest entity because the economic interests we hold in these entities are disproportional to our obligations to absorb expected losses or receive expected residual returns. The variable interests in Holdings and ExpressJet include our capacity purchase agreement, a tax sharing agreement between Holdings and us, a note payable from Holdings to us, convertible debentures issued by Holdings and held by third parties and Holdings common stock. Our assessment under FIN 46 of expected losses and expected residual returns indicated that the main factors that caused us to have a disproportionate share of the expected losses were the possibility that ExpressJet would be unable to fully repay its debt or to make payments under the tax sharing agreement. The assessment indicated that we exceeded 50% of the expected losses even though our equity interest had fallen below 50%. Furthermore, the assessment indicated that only when our combined direct equity interest and the interest held by our defined benefit pension plan fell to 41% did our share of the expected losses drop below 50%, the point at which FIN 46 required deconsolidation. This occurred on November 12, 2003. Therefore, we deconsolidated Holdings as of that date. See Note 16 for further discussion of our ownership of Holdings and our capacity purchase agreement with Holdings and ExpressJet.

NOTE 16 —	INVESTMENT IN EXPRESSJET AND REGIONAL CAPACITY PURCHASE AGREEMENT

Investment in ExpressJet

During the third quarter of 2003, we sold approximately 9.8 million shares of our Holdings common stock to Holdings, reducing our ownership interest in Holdings from 53.1% to 44.6%. In a subsequent transaction in the third quarter of 2003, we contributed approximately 7.4 million shares of Holdings common stock to our defined benefit pension plan, further reducing our ownership of Holdings to below 31%. We recognized gains totaling $173 million in 2003 as a result of these transactions. We continued to consolidate Holdings because, under FIN 46, we were the primary beneficiary until November 12, 2003, when, as a result of sales of Holdings shares to unrelated parties by our defined benefit pension plan, the combined amount of Holdings common stock owned by us and our defined benefit pension plan fell below 41%, the point at which we no longer were the primary beneficiary under FIN 46. Therefore, in accordance with FIN 46, we deconsolidated Holdings as of November 12, 2003 and began to account for our interest in Holdings using the equity method of accounting. As a result, after deconsolidation, we continue to record the related passenger revenue and related expenses, with payments under the capacity purchase agreement reflected as a separate operating expense. Prior to November 12, 2003, expenses under the capacity purchase agreement were eliminated in consolidation and the portion of Holdings’ net income attributable to the equity of Holdings that we did not own was reported as minority interest in our consolidated statement of operations. After

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deconsolidation, nonoperating income has increased due to our equity in Holdings’ earnings and earnings under our tax sharing agreement with Holdings. Additionally, after deconsolidation, we no longer record minority interest on either our balance sheet or statement of operations.

On January 6, 2005, we contributed 6.0 million shares of Holdings common stock to our defined benefit pension plan. We recognized a gain of $51 million in the first quarter of 2005 related to this transaction. On April 7, 2005, we contributed an additional 6.1 million shares of Holdings common stock to our defined benefit pension plan. We recognized a gain of $47 million in the second quarter of 2005 related to this transaction. Our ownership of Holdings common stock following these transactions was 4.7 million shares, or an 8.6% interest in Holdings. These 4.7 million shares had a market value of $38 million at December 31, 2005. We do not currently intend to remain a stockholder of Holdings over the long term. Subject to market conditions, we intend to sell or otherwise dispose of all of our shares of Holdings common stock in the future. Additionally, during 2005 we relinquished our right to appoint a director to Holdings’ Board of Directors. However, we will continue to account for our interest in Holdings using the equity method of accounting because of our ongoing ability to influence Holdings’ operations significantly through our capacity purchase agreement.

In addition to the Holdings shares we own, our defined benefit pension plans owned 4.2 million shares of Holdings common stock at December 31, 2005, which represented a 7.9% interest in Holdings. The independent fiduciary for our defined benefit pension plans, which exercises sole and exclusive control over the voting and disposition of all securities owned by our defined benefit pension plans, sold 7.9 million shares to third parties during 2005. Our ownership of Holdings common stock, together with the shares held by our defined benefit pension plans (which shares are subject to the exclusive control of the independent fiduciary), totaled 8.9 million shares, or 16.5% of Holdings’ outstanding shares, at December 31, 2005.

Capacity Purchase Agreement with ExpressJet

General.   Under our capacity purchase agreement (the “agreement”), ExpressJet currently flies all of its aircraft (which consist entirely of regional jet aircraft) on our behalf, and we handle scheduling, ticket prices and seat inventories for these flights. In exchange for ExpressJet’s operation of the flights and performance of other obligations under the agreement, we pay them for each scheduled block hour based on an agreed formula. Under the agreement, we recognize all passenger, cargo and other revenue associated with each flight, and are responsible for all revenue-related expenses, including commissions, reservations, catering and passenger ticket processing expenses.

Compensation and Operational Responsibilities.   Under the agreement, we pay ExpressJet a base fee for each scheduled block hour based on a formula that was in place through December 31, 2005. The formula was designed to provide ExpressJet with an operating margin of approximately 10% before taking into account variations in some costs and expenses that are generally controllable by them, the most significant of which is wages, salaries and benefits. In addition, ExpressJet’s prevailing margin, which is the operating margin excluding certain revenues and costs as specified in the agreement, will be capped at 10% before certain incentive payments. Pursuant to the terms of the agreement, the block hour rate portion of the compensation we pay to ExpressJet is re-negotiated annually.

Payments made under the capacity purchase agreement are reported as ExpressJet capacity purchase, net in our consolidated statement of operations. ExpressJet capacity purchase, net includes all of ExpressJet’s fuel expense plus a margin on ExpressJet’s fuel expense up to a cap provided in the capacity purchase agreement and a related fuel purchase agreement (which margin applies only to the first 71.2 cents per gallon, including fuel taxes) and is net of our rental income on aircraft we lease to ExpressJet. Such capacity purchase, net payments totaled $1.6 billion, $1.4 billion and $1.1 billion in 2005, 2004 and 2003, respectively. Prior to November 12, 2003, these amounts were eliminated in our consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our future payments under the capacity purchase agreement are dependent on numerous variables, and are therefore difficult to predict. The most important of those variables is the number of scheduled block hours, which takes into account the number of ExpressJet aircraft and our utilization rates of such aircraft. Set forth below are estimates of our future minimum noncancelable commitments under the capacity purchase agreement. These estimates of our future minimum noncancelable commitments under the capacity purchase agreement do not include the portion of the underlying obligations for aircraft and facility rent that are disclosed as part of our consolidated operating lease commitments. For purposes of calculating these estimates, we have assumed (1) that ExpressJet’s aircraft deliveries continue as scheduled through June 2006, (2) that applicable expenses include a 10% margin, (3) a constant fuel rate of 71.2 cents per gallon, including fuel taxes, (4) that aircraft are removed from the capacity purchase agreement beginning December 28, 2006 based on a withdrawal schedule provided to ExpressJet, (5) we exercise our right to initiate termination of the capacity purchase agreement on March 1, 2006 with a wind-down beginning in June 2007 after the withdrawal (noted in (4) above) is completed, (6) an average daily utilization rate of 9.7 for 2006 through 2008, (7) cancellations are at historical levels resulting in no incentive compensation payable to ExpressJet and (8) that inflation is 2% per year. Based on these assumptions, our future minimum noncancelable commitments under the capacity purchase agreement at December 31, 2005 are estimated as follows (in millions):

2006	$1,339
2007	922
2008	107

Total	$2,368

It is important to note that in making the assumptions used to develop these estimates, we are attempting to estimate our minimum noncancelable commitments and not the amounts that we currently expect to pay to ExpressJet. In addition, our actual minimum noncancelable commitments to ExpressJet could differ materially from the estimates discussed above, because actual events could differ materially from the assumptions described above. For example, a 10% increase or decrease in scheduled block hours (whether a result of change in delivery dates of aircraft or average daily utilization) in 2006 would result in a corresponding increase or decrease in cash obligations under the capacity purchase agreement of approximately 7.8%, or $105 million.

ExpressJet’s base fee includes compensation for scheduled block hours associated with some cancelled flights, based on historical cancellation rates constituting rolling five-year monthly averages. To the extent that ExpressJet’s rate of controllable or uncontrollable cancellations is less than its historical cancellation rate, ExpressJet will be entitled to additional payments. ExpressJet is also entitled to receive a small per-passenger fee and incentive payments for first flights of a day departing on time and baggage handling performance. As a result of a better-than-expected completion rate and other incentives, ExpressJet earned an additional $7 million, $17 million and $16 million in 2005, 2004, and 2003, respectively.

If a change of control (as defined in the agreement) of ExpressJet occurs without our consent, the block hour rates that we will pay under the agreement will be reduced by an amount approximately equal to the operating margin built into the rates.

In accordance with the agreement, ExpressJet has agreed to meet with us each year to review and set the block hour rates to be paid in the following year, in each case based on the formula used to set the original block hour rates (including a 10% targeted operating margin). If we and ExpressJet cannot come to an agreement on the annual adjustments, we have agreed to submit our disagreement to arbitration. In addition, the agreement gives each party the right to “meet and confer” with the other regarding any material change in the underlying assumptions regarding the cost of providing services under the agreement and whether the compensation provisions of the agreement should be changed as a result, but does not require any party to agree to any change in the compensation provisions.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Capacity and Fleet Matters.   The capacity purchase agreement covers all of ExpressJet’s existing fleet, as well as the final eight Embraer regional jets currently on order. Under the agreement, we have the right to give no less than twelve months’ notice to ExpressJet reducing the number of its aircraft covered by the contract. In December 2005, we gave notice to ExpressJet that we would withdraw 69 of the 274 regional jet aircraft (including 2006 deliveries) from the capacity purchase agreement because we believe the rates charged by ExpressJet for regional capacity are above the current market. While our discussions with ExpressJet continue, we have requested proposals from numerous regional jet operators to provide regional jet service to replace the withdrawn capacity. Any transition of service from ExpressJet to a new operator would begin in January 2007 and be completed during the summer of 2007.

Under our agreement with ExpressJet, once we have given notice of withdrawal of aircraft from the agreement, ExpressJet will have the option to decide, within nine months of that notice, to (1) fly any of the withdrawn aircraft for another airline (subject to its ability to obtain facilities, such as gates, ticket counters, hold rooms and other operations-related facilities, and subject to its arrangement with us that prohibits ExpressJet during the term of the agreement from flying under its or another carrier’s code in or out of our hub airports), (2) fly any of the withdrawn aircraft under ExpressJet’s own flight designator code, subject to its ability to obtain facilities and subject to ExpressJet’s arrangement with us respecting our hubs, or (3) decline to fly any of the withdrawn aircraft, return the aircraft to us and cancel the related subleases with us. If ExpressJet elects to retain the aircraft, the implicit interest rate used to calculate the scheduled lease payments under our aircraft subleases with ExpressJet will automatically increase by 200 basis points to compensate us for our continued participation in ExpressJet’s lease financing arrangements. Should ExpressJet retain the withdrawn aircraft, we anticipate that the new operator will supply any aircraft needed for its operations for us.

Term of Agreement.   The agreement currently expires on December 31, 2010 but allows us to terminate the agreement at any time after December 31, 2006 upon 12 months’ notice, or at any time without notice for cause (as defined in the agreement). We may also terminate the agreement at any time upon a material breach by ExpressJet that does not constitute cause and continues for 90 days after notice of such breach, or without notice or opportunity to cure if we determine that there is a material safety concern with ExpressJet’s flight operations. We have the option to extend the term of the agreement with 24 months’ notice for up to four additional five-year terms through December 31, 2030.

Service Agreements.   We provide various services to ExpressJet and charge them at rates in accordance with the capacity purchase agreement. The services provided to ExpressJet by us include loading fuel into aircraft, certain customer services such as ground handling and infrastructure services, including but not limited to insurance, technology (including transaction processing), treasury, tax, real estate, environmental affairs, corporate security, human resources, internal corporate accounting, payroll, accounts payable and risk management. For providing these services, we charged ExpressJet approximately $101 million, $135 million and $117 million in 2005, 2004 and 2003, respectively.

Note Receivable from ExpressJet.   At December 31, 2005 we had a $18 million note receivable from ExpressJet. In accordance with our amended and restated promissory note agreement dated November 5, 2002, principal and accrued interest on the note are payable quarterly by ExpressJet. We anticipate that the final payment will be made on March 31, 2006. The interest rate is fixed for each quarter at a rate equal to the three-month London interbank offered rate (“LIBOR”) on the second business day prior to such quarter plus 1.25% per annum, subject to an aggregate cap of 6.72% in 2004. There is no such cap in subsequent years.

Leases.   As of December 31, 2005, ExpressJet leased all 266 of its aircraft under long-term operating leases from us. ExpressJet’s lease agreements with us have substantially the same terms as the lease agreements between us and the lessors and expire between 2013 and 2020. ExpressJet leases or subleases, under various operating leases, ground equipment and substantially all of its ground facilities, including facilities at public airports, from us or the municipalities or agencies owning and controlling such airports. If

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ExpressJet defaults on any of its payment obligations with us, we are entitled to reduce any payments required to be made by us to ExpressJet under the capacity purchase agreement by the amount of the defaulted payment. ExpressJet’s total rental expense related to all leases with us was approximately $323 million, $293 million and $281 million in 2005, 2004 and 2003, respectively. After deconsolidation of Holdings on November 12, 2003, our related aircraft rental income is reported as a reduction to ExpressJet capacity purchase, net.

Income Taxes.   In conjunction with Holdings’ IPO, our tax basis in the stock of Holdings and the tax basis of ExpressJet’s tangible and intangible assets were increased to fair value. The increased tax basis should result in additional tax deductions available to ExpressJet over a period of 15 years. To the extent ExpressJet generates taxable income sufficient to realize the additional tax deductions, our tax sharing agreement with ExpressJet provides that it will be required to pay us a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks. ExpressJet is required to pay us 100% of the first third of the anticipated tax benefit, 90% of the second third and 80% of the last third. However, if the anticipated benefits are not realized by the end of 2018, ExpressJet will be obligated to pay us 100% of any benefits realized after that date. We recognize the benefit of the tax savings associated with ExpressJet’s asset step-up for financial reporting purposes in the year paid to us by ExpressJet due to the uncertainty of realization. Income from the tax sharing agreement totaled $28 million, $52 million and $17 million in 2005, 2004 and 2003, respectively, and is included in income from affiliates in the accompanying statement of operations.

Other.   So long as we are ExpressJet’s largest customer, if ExpressJet enters into an agreement with another major airline (as defined in the agreement) to provide regional airline services on a capacity purchase or other similar economic basis for ten or more aircraft on terms and conditions that are in the aggregate less favorable to ExpressJet than the terms and conditions of the capacity purchase agreement, we will be entitled to amend our capacity purchase agreement to conform the economic terms and conditions of the capacity purchase agreement to the economic terms and conditions of the agreement with the other major airline.

NOTE 17 —	RELATED PARTY TRANSACTIONS

The following is a summary of significant related party transactions that occurred during 2005, 2004 and 2003, other than those discussed elsewhere in the Notes to Consolidated Financial Statements. The payments to and from the related parties in the ordinary course of business were based on prevailing market rates and do not include interline billings, which are common among airlines for transportation-related services.

Northwest Airlines.   Northwest Airlines, Inc. holds the one share of our Series B Preferred Stock issued and outstanding. We have a long-term global alliance with Northwest involving extensive codesharing, frequent flyer reciprocity and other cooperative activities. The services provided are considered normal to the daily operations of both airlines. As a result of these activities, we paid Northwest $28 million, $32 million and $47 million in 2005, 2004 and 2003, respectively, and Northwest paid us $26 million, $26 million and $24 million in 2005, 2004 and 2003, respectively.

Copa Airlines.   As of December 31, 2005, we had a 27% interest in Copa. We have a long-term global alliance with Copa Airlines involving extensive codesharing, frequent flyer reciprocity and other cooperative activities. The services provided are considered normal to the daily operations of both airlines. As a result of these activities, we paid Copa $1 million, $2 million and $3 million in 2005, 2004 and 2003, respectively, and Copa paid us $6 million, $8 million and $5 million in 2005, 2004 and 2003, respectively.

Orbitz.   Until November 2004, we had an investment in Orbitz, a comprehensive travel planning website, as more fully discussed in Note 14. Other airlines also owned equity interests in Orbitz until November 2004 and distribute air travel tickets through Orbitz. We paid Orbitz approximately $6 million and $7 million for services during 2004 and 2003, respectively. Customers booked approximately $226 million and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$229 million of air travel on us via Orbitz in 2004 and 2003, respectively. The distribution services provided by Orbitz are considered normal to the daily operations of both Orbitz and us.

Hotwire.   Until November 2003, we and other airlines had an investment in Hotwire, Inc., a web-based travel services company. We have a marketing agreement with Hotwire pursuant to which we make available to Hotwire tickets for air travel. The base term of the agreement expired on January 7, 2006, but the agreement remains in effect unless terminated by either party. Other airlines also sell tickets to Hotwire. Prior to the sale of their indirect interests in Hotwire during 2003, two of our former directors, David Bonderman and William Price, controlled approximately 27% of Hotwire’s general voting power. We sold Hotwire approximately $38 million of tickets during 2003. The distribution services provided to us by Hotwire are considered normal to both their and our daily operations.

Gate Gourmet.   We pay Gate Gourmet International AG for catering services considered normal to the daily operations of both Gate Gourmet and us. Payments to Gate Gourmet totaled $43 million in 2003. Former directors Bonderman and Price may be deemed to indirectly control substantially all of the voting securities of Gate Gourmet.

NOTE 18 —	SEGMENT REPORTING

We have two reportable segments: mainline and regional. The mainline segment consists of flights to cities using jets with a capacity of greater than 100 seats while the regional segment consists of flights using jets with a capacity of 50 or fewer seats. The regional segment is operated by ExpressJet through a capacity purchase agreement. See Note 16 for further discussion of the capacity purchase agreement and the impact of the deconsolidation of Holdings effective November 12, 2003.

We evaluate segment performance based on several factors, of which the primary financial measure is operating income (loss). However, we do not manage our business or allocate resources based on segment operating profit or loss because (1) our flight schedules are designed to maximize revenue from passengers flying, (2) many operations of the two segments are substantially integrated (for example, airport operations, sales and marketing, scheduling and ticketing) and (3) management decisions are based on their anticipated impact on the overall network, not on one individual segment.

Financial information for the year ended December 31 by business segment is set forth below (in millions):

	2005	2004	2003

Operating Revenue:
Mainline	$9,377	$8,327	$7,690
Regional	1,831	1,572	1,311

Total Consolidated	$11,208	$9,899	$9,001

Depreciation and amortization expense:
Mainline	$(378)	$(404)	$(419)
Regional	(11)	(11)	(28)

Total Consolidated	$(389)	$(415)	$(447)

Special Charges (Note 12):
Mainline	$(67)	$(121)	$(91)
Regional	—	—	(9)

Total Consolidated	$(67)	$(121)	$(100)

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2004	2003

Operating Income (Loss):
Mainline	$215	$(7)	$219
Regional	(254)	(231)	(31)

Total Consolidated	$(39)	$(238)	$188

Interest Expense:
Mainline	$(393)	$(371)	$(372)
Regional	(17)	(18)	(27)
Intercompany Eliminations	—	—	6

Total Consolidated	$(410)	$(389)	$(393)

Interest Income:
Mainline	$69	$25	$16
Regional	3	4	9
Intercompany Eliminations	—	—	(6)

Total Consolidated	$72	$29	$19

Income Tax Benefit (Expense):
Mainline	$—	$8	$(105)
Regional	—	32	(4)

Total Consolidated	$—	$40	$(109)

Net Income (Loss):
Mainline	$189	$(215)	$121
Regional	(257)	(194)	(93)

Total Consolidated	$(68)	$(409)	$28

The amounts presented above are presented on the basis of how our management reviews segment results. Under this basis, the regional segment’s revenue includes a pro-rated share of our ticket revenue for segments flown by Holdings and expenses include all activity related to the regional operations, regardless of whether the costs were paid by us or by Holdings. Net loss for the regional segment for 2003 includes a $49 million after tax reduction in earnings attributable to the minority interest that is reflected in our consolidated statement of operations. Net income (loss) for the mainline segment includes income from Copa and gains on the sale of Copa shares and dispositions of Holdings shares.

Information concerning operating revenue by principal geographic area for the year ended December 31 is as follows (in millions):

	2005	2004	2003

Domestic (U.S.)	$6,914	$6,570	$6,181
Atlantic	1,993	1,489	1,203
Latin America	1,427	1,139	1,050
Pacific	874	701	567

	$11,208	$9,899	$9,001

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We attribute revenue among the geographical areas based upon the origin and destination of each flight segment. Our tangible assets and capital expenditures consist primarily of flight and related ground support equipment, which is mobile across geographic markets and, therefore, has not been allocated.

NOTE 19 —	COMMITMENTS AND CONTINGENCIES

Purchase Commitments.   We have substantial commitments for capital expenditures, including the acquisition of new aircraft and related spare engines. As of December 31, 2005, we had firm commitments for 52 new aircraft from Boeing, with an estimated cost of $2.5 billion, and options to purchase 30 additional Boeing aircraft. We are scheduled to take delivery of six new 737-800 aircraft in 2006, with delivery of the remaining 46 new Boeing aircraft occurring from 2007 through 2011. In addition, we are scheduled to take delivery of two used 757-300 aircraft in 2006 under operating leases.

We have backstop financing for six 737-800 aircraft to be delivered in 2006 and two 777-200ER aircraft to be delivered in 2007. By virtue of these agreements, we have financing available for all Boeing aircraft scheduled to be delivered through 2007. However, we do not have backstop financing or any other financing currently in place for the remainder of the aircraft. Further financing will be needed to satisfy our capital commitments for our firm aircraft and other related capital expenditures. We can provide no assurance that sufficient financing will be available for the aircraft on order or other related capital expenditures, or for our capital expenditures in general.

As of December 31, 2005, ExpressJet had firm commitments for the final eight regional jets currently on order from Embraer with an estimated cost of approximately $0.2 billion. ExpressJet currently anticipates taking delivery of these regional jets in 2006. ExpressJet does not have an obligation to take any of these firm Embraer aircraft that are not financed by a third party and leased to either ExpressJet or us. Under the capacity purchase agreement between us and ExpressJet, we have agreed to lease as lessee and sublease to ExpressJet the regional jets that are subject to ExpressJet’s firm purchase commitments. In addition, under the capacity purchase agreement with ExpressJet, we generally are obligated to purchase all of the capacity provided by these new aircraft as they are delivered to ExpressJet.

Financings and Guarantees.   We are the guarantor of approximately $1.7 billion aggregate principal amount of tax-exempt special facilities revenue bonds and interest thereon, excluding the US Airways contingent liability discussed below. These bonds, issued by various municipalities and other governmental entities, are payable solely from our rentals paid under long-term agreements with the respective governing bodies. The leasing arrangements associated with approximately $1.5 billion of these obligations are accounted for as operating leases, and the leasing arrangements associated with approximately $200 million of these obligations are accounted for as capital leases in our financial statements.

We are contingently liable for US Airways’ obligations under a lease agreement between US Airways and the Port Authority of New York and New Jersey related to the East End Terminal at LaGuardia airport. These obligations include the payment of ground rentals to the Port Authority and the payment of other rentals in respect of the full amounts owed on special facilities revenue bonds issued by the Port Authority having an outstanding par amount of $156 million at December 31, 2005 and a final scheduled maturity in 2015. If US Airways defaults on these obligations, we would be obligated to cure the default and we would have the right to occupy the terminal after US Airways’ interest in the lease had been terminated.

We also have letters of credit and performance bonds relating to various real estate and customs obligations at December 31, 2005 in the amount of $54 million with expiration dates through June 2008.

General Guarantees and Indemnifications.   We are the lessee under many real estate leases. It is common in such commercial lease transactions for us as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to our use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, we typically indemnify such parties for any environmental liability that arises out of or relates to our use of the leased premises.

In our aircraft financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing, use, operation and maintenance of the aircraft and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate we lease and aircraft we operate.

In our financing transactions that include loans, we typically agree to reimburse lenders for any reduced returns with respect to loans due to any change in capital requirements and, in the case of loans in which the interest rate is based on LIBOR, for certain other increased costs that the lenders incur in carrying these loans as a result of any change in law, subject in most cases to certain mitigation obligations of the lenders. At December 31, 2005, we had $1.0 billion of floating rate debt and $0.3 billion of fixed rate debt, with remaining terms of up to 10 years, that is subject to these increased cost provisions. In several financing transactions involving loans or leases from non-U.S. entities, with remaining terms of up to 10 years and an aggregate carrying value of $1.1 billion, we bear the risk of any change in tax laws that would subject loan or lease payments thereunder to non-U.S. entities to withholding taxes, subject to customary exclusions. In addition, in cross-border aircraft lease agreements for two 757 aircraft, we bear the risk of any change in U.S. tax laws that would subject lease payments made by us to a resident of Japan to withholding taxes, subject to customary exclusions. These capital leases for two 757 aircraft expire in 2008 and have a carrying value of $49 million at December 31, 2005.

We cannot estimate the potential amount of future payments under the foregoing indemnities and agreements due to unknown variables related to potential government changes in capital adequacy requirements or tax laws.

Credit Card Processing Agreement.   Our bank-issued credit card processing agreement contains financial covenants which require, among other things, that we maintain a minimum EBITDAR (generally, earnings before interest, taxes, depreciation, amortization, aircraft rentals and income from affiliates, adjusted for special items) to fixed charges (interest and aircraft rentals) ratio of 0.9 to 1.0 through June 30, 2006 and 1.1 to 1.0 thereafter. The liquidity covenant requires us to maintain a minimum level of $1.0 billion of unrestricted cash and short-term investments and a minimum ratio of unrestricted cash and short-term investments to current liabilities of .27 to 1.0 through June 30, 2006 and .29 to 1.0 thereafter. The agreement also requires that we must maintain a debt rating of at least Caa3 as rated by Moody’s or CCC- as rated by Standard & Poor’s. Although we are currently in compliance with all of the covenants, failure to maintain compliance would result in our being required to post up to an additional $330 million of cash collateral, which would adversely affect our liquidity. Depending on our unrestricted cash and short-term investments balance at the time, the posting of a significant amount of cash collateral could cause our unrestricted cash and short-term investments balance to fall below the $1.0 billion minimum balance requirement under our $350 million secured loan facility, resulting in a default under such facility.

Employees.   As of December 31, 2005, we had approximately 42,200 employees, or 39,530 full-time equivalent employees, consisting of approximately 16,895 customer service agents, reservations agents, ramp and other airport personnel, 8,570 flight attendants, 5,925 management and clerical employees, 4,420 pilots, 3,610 mechanics and 110 dispatchers. While there can be no assurance that our generally good labor relations and high labor productivity will continue, we have established as a significant component of our business

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

strategy the preservation of good relations with our employees, approximately 44% of whom are represented by unions.

Environmental Matters.   We could be responsible for environmental remediation costs primarily related to jet fuel and solvent contamination surrounding our aircraft maintenance hangar in Los Angeles. In 2001, the California Regional Water Quality Control Board (“CRWQCB”) mandated a field study of the site and it was completed in September 2001. In April 2005, under the threat of a CRWQCB enforcement action, we began environmental remediation of jet fuel contamination surrounding our aircraft maintenance hangar pursuant to a work plan submitted to (and approved by) the CRWQCB and our landlord, the Los Angeles World Airports.

We have established a reserve for estimated costs of environmental remediation at Los Angeles and elsewhere in our system, based primarily on third party environmental studies and estimates as to the extent of the contamination and nature of the required remedial actions. We expect our total losses from environmental matters to be approximately $45 million, for which we were fully accrued at December 31, 2005. We have evaluated and recorded this accrual for environmental remediation costs separately from any related insurance recovery. We have not recognized any material receivables related to insurance recoveries at December 31, 2005.

Based on currently available information, we believe that our reserves for potential environmental remediation costs are adequate, although reserves could be adjusted as further information develops or circumstances change. However, we do not expect these items to materially impact our results of operations, financial condition or liquidity.

Legal Proceedings.   During the period between 1997 and 2001, we reduced or capped the base commissions that we paid to travel agents, and in 2002 we eliminated such base commissions. This was similar to actions also taken by other air carriers. We are now a defendant, along with several other air carriers, in two remaining lawsuits brought by travel agencies that purportedly opted out of a prior class action entitled Sarah Futch Hall d/b/a/ Travel Specialists v. United Air Lines, et al. (U.S.D.C., Eastern District of North Carolina), filed on June 21, 2000, in which the defendant airlines prevailed on summary judgment that was upheld on appeal. These similar suits against Continental and other major carriers allege violations of antitrust laws in reducing and ultimately eliminating the base commission formerly paid to travel agents. The pending cases are Tam Travel, Inc. v. Delta Air Lines, Inc., et al. (U.S.D.C., Northern District of California), filed on April 9, 2003 and Swope Travel Agency, et al. v. Orbitz LLC et al. (U.S.D.C., Eastern District of Texas), filed on June 5, 2003. Another such similar lawsuit, styled Paula Fausky, et al. v. American Airlines, et al. (U.S.D.C., Northern District of Ohio) and filed on May 8, 2003, was dismissed without prejudice in July 2005. By order dated November 10, 2003, the remaining actions were transferred and consolidated for pretrial purposes by the Judicial Panel on Multidistrict Litigation to the Northern District of Ohio. Discovery has commenced.

In each of the foregoing cases, we believe the plaintiffs’ claims are without merit and are vigorously defending the lawsuits. Nevertheless, a final adverse court decision awarding substantial money damages could have a material adverse impact on our results of operations, financial condition or liquidity.

We and/or certain of our subsidiaries are defendants in various other lawsuits, including suits relating to certain environmental claims, and proceedings arising in the normal course of business. Although the outcome of these lawsuits and proceedings cannot be predicted with certainty and could have a material adverse effect on our results of operations, financial condition or liquidity, it is our opinion, after consulting with outside counsel, that the ultimate disposition of such suits will not have a material adverse effect on our results of operations, financial condition or liquidity.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 20 —	QUARTERLY FINANCIAL DATA (UNAUDITED)

Unaudited summarized financial data by quarter for 2005 and 2004 is as follows (in millions, except per share data):

	Three Months Ended
	March 31	June 30	September 30	December 31

2005
Operating revenue	$2,505	$2,857	$3,001	$2,845
Operating income (loss)	(173)	119	109	(94)
Nonoperating income (expense), net	(13)	(19)	(48)	51
Net income (loss)	(186)	100	61	(43)
Earnings (Loss) per share:
Basic	$(2.79)	$1.49	$0.91	$(0.53)

Diluted	$(2.79)	$1.26	$0.80	$(0.53)

2004
Operating revenue	$2,307	$2,553	$2,602	$2,437
Operating income (loss)	(137)	40	22	(163)
Nonoperating expense, net	(58)	(68)	(40)	(45)
Net loss	(155)	(28)	(18)	(208)
Loss per share:
Basic	$(2.36)	$(0.41)	$(0.28)	$(3.14)

Diluted	$(2.37)	$(0.43)	$(0.29)	$(3.16)

The sum of the four quarterly earnings (loss) per share amounts does not agree with the earnings per share as calculated for the full year due to the fact that the full year calculation uses a weighted average number of shares based on the sum of the four quarterly weighted average shares divided by four quarters.

The quarter results are impacted by the following significant items:

In the first quarter of 2005, we recognized a gain of $51 million related to the contribution of 6.0 million shares of Holdings common stock to our primary defined benefit pension plan. We also recorded a $43 million non-cash curtailment charge relating to the freezing of the portion of our defined benefit pension plan attributable to pilots.

In the second quarter of 2005, we recognized a gain of $47 million related to the contribution of 6.1 million shares of Holdings common stock to our primary defined benefit pension plan.

In the third quarter of 2005, we recorded an $18 million non-cash settlement charge related to lump sum distributions from our defined benefit pension plans to pilots who retired. Also in the third quarter of 2005, we reduced our allowance for future lease payments and return conditions related to permanently grounded aircraft by $15 million following negotiated settlements with the aircraft lessors in an improved aircraft market.

In the fourth quarter of 2005, we recorded a gain of $106 million related to our sale of 9.1 million shares of Copa common stock in Copa’s IPO. We also recorded special charges of $21 million consisting primarily of a non-cash settlement charge relating to lump-sum distributions from our defined benefit pension plans.

CONTINENTAL AIRLINES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2004, we recorded the following special charges primarily associated with future obligations for rent and return conditions related to leased MD-80 aircraft that were permanently grounded during the applicable quarter (in millions):

Three months ended:
March 31, 2004	$21
June 30, 2004	30
September 30, 2004	22
December 31, 2004	14

Total	$87

In the first quarter of 2004, we recorded a non-cash charge of $34 million related to the termination of a 1993 service agreement with United Micronesia Development Association.

In the fourth quarter of 2004, we recorded operating expense of $18 million related to a change in expected future costs for frequent flyer reward redemptions on alliance carriers.

COMMON STOCK INFORMATION

Our common stock (Class B common stock) trades on the New York Stock Exchange under the symbol CAL. The table below shows the high and low sales prices for our common stock as reported in the consolidated transaction reporting system during 2005 and 2004.

	Class B
	Common Stock
	High	Low

2005
Fourth Quarter	$21.97	$9.62
Third Quarter	$16.60	$9.03
Second Quarter	$15.60	$11.08
First Quarter	$14.19	$8.50
2004
Fourth Quarter	$14.01	$7.63
Third Quarter	$11.68	$7.80
Second Quarter	$13.93	$9.05
First Quarter	$18.70	$10.85

As of February 24, 2006, there were approximately 20,594 holders of record of our common stock. We have paid no cash dividends on our common stock and have no current intention of doing so. Our agreement with the union representing our pilots provides that we will not declare a cash dividend or repurchase our outstanding common stock for cash until we have contributed at least $500 million to the pilots’ defined benefit plan, measured from March 31, 2005. Through December 31, 2005, we have made $112 million of such contributions to the plan.

Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not United States citizens unless the shares are registered on a separate stock record. Our bylaws further provide that no shares will be registered on the separate stock record if the amount so registered would exceed United States foreign ownership restrictions. United States law currently limits the voting power in us (and other U.S. airlines) of persons who are not citizens of the United States to 25%.

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

Name	Title & Principal Employer

Thomas J. Barrack, Jr.	Chairman and Chief Executive Officer Colony Capital, LLC and Colony Advisors, LLC (real estate investments)
Kirbyjon H. Caldwell	Senior Pastor The Windsor Village-United Methodist Church
Lawrence W. Kellner	Chairman of the Board and Chief Executive Officer Continental Airlines, Inc.
Douglas H. McCorkindale	Chairman Gannett Co., Inc. (a nationwide diversified communications company)
Henry L. Meyer III	Chairman of the Board, President and Chief Executive Officer KeyCorp (banking)
Oscar Munoz	Executive Vice President and Chief Financial Officer CSX Corporation (freight transportation)
George G. C. Parker	Dean Witter Distinguished Professor of Finance and Management, Graduate School of Business Stanford University
Jeffery A. Smisek	President Continental Airlines, Inc.
Karen Hastie Williams	Senior Counsel Crowell & Moring LLP (law firm)
Ronald B. Woodard	Chairman of the Board MagnaDrive Corporation (supplier of new engine power transfer technology applications for industrial equipment)
Charles A. Yamarone	Executive Vice President Libra Securities, LLC (institutional broker-dealer)

Executive Officers of Continental Airlines, Inc.

(excluding Messrs. Kellner and Smisek, who are included in the table above)

Name	Title

James Compton	Executive Vice President — Marketing
Jeffrey J. Misner	Executive Vice President and Chief Financial Officer
Mark J. Moran	Executive Vice President — Operations
Jennifer L. Vogel	Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer

APPENDIX B

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
CONTINENTAL AIRLINES, INC.
As amended through February 11, 2005

Establishment and Purpose

1. This Charter of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Continental Airlines, Inc., a Delaware corporation (the “Company”), has been approved and adopted, as amended, by resolution of the Board adopted on March 12, 2004. The purposes of the Committee shall be to oversee the accounting and financial reporting processes and audits of the financial statements of the Company, to prepare the report required by applicable rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement and to otherwise assist the Board’s oversight of:

(a) the integrity of the Company’s financial statements;

(b) the Company’s compliance with legal and regulatory requirements;

(c) the qualifications, independence and performance of the Company’s independent auditors;

(d) the performance of the Company’s internal audit function; and

(e) the Company’s systems of internal accounting and financial controls.

In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company.

Committee Member Qualifications

2. The Committee shall at all times consist of at least three members of the Board, and may consist of such greater number of members of the Board as the Board appoints to the Committee from time to time by resolution of the Board. Each member of the Committee shall be a director of the Company who qualifies to be a member of an audit committee pursuant to applicable law and the rules of the New York Stock Exchange (“NYSE”). The Committee shall be comprised of directors who are independent of management and the Company within the meaning of §10A of the Securities Exchange Act of 1934, as amended, and the rules of the SEC and NYSE, and the determination of a director’s independence shall be made by the Board. All Committee members must be financially literate, and at least one member must have the accounting or financial expertise required by the rules of the SEC and/or NYSE as determined by the Board. Audit committee members shall not serve simultaneously on the audit committees of more than two other public companies without the prior approval of the full Board.

3. The members of the Committee shall be appointed or reappointed by the Board at the meeting of the Board immediately following each annual meeting of stockholders of the Company. Each member of the Committee shall continue as a member thereof until his or her successor is appointed by the Board or until his or her earlier death, resignation, removal or cessation as a member of the Board.

Meetings

4. The Chairman of the Board or, if the Chairman of the Board shall fail to do so, the members of the Committee, shall appoint a Chair of the Committee from among the members of the Committee. If the Chair of the Committee is not present at any meeting of the Committee, the members of the Committee shall appoint an acting Chair for such meeting. The Secretary of the Company, or any Assistant Secretary of the Company, shall attend each meeting of the Committee and shall act as secretary of such meeting (but shall not be present when requested by the Committee).

5. The time and place of meetings of the Committee and the procedures to be followed at such meetings shall be determined from time to time by the members of the Committee; provided that:

(a) a quorum for meetings shall be a majority of the members, present in person or by telephone or other telecommunications device permitting all persons participating in the meeting to speak to and hear each other;

(b) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee;

(c) the Committee may act by unanimous written consent signed by each member of the Committee;

(d) the Committee shall keep minutes of its proceedings and shall deliver the same (and reports and recommendations to the Board) to the Secretary of the Company;

(e) all minutes of meetings of the Committee, and all unanimous written consents of the Committee, shall be filed with the records of meetings of the Committee:

(f) the Chair, or any member of the Committee, or the Secretary of the Company at the direction of the Chair of the Committee, the Chairman of the Board or the Chief Executive Officer of the Company, shall have the authority to call meetings of the Committee; and

(g) notice of the time and place of every regular meeting of the Committee (which meeting shall be deemed a regular meeting if it occurs on the same date as a meeting of the Board of Directors) shall be given in writing or by facsimile or electronic mail transmission to each member of the Committee at least five days before any such regular meeting, and notice of the time and place of every special meeting of the Committee shall be given in writing or by facsimile or electronic mail transmission to each member of the Committee not later than the close of business on the second day next preceding the day of the meeting; provided that in each case a member may waive notice of any meeting.

Responsibilities

6. The Committee shall review and assess at least annually its performance, and the adequacy of this Charter in light of applicable law and the rules of the SEC and NYSE. A copy of this Charter as it may be amended from time to time shall be included on the Company’s website and in the Company’s annual proxy statement to the extent required by applicable rules of the NYSE and the SEC.

7. The Committee shall review at least annually the internal audit procedures of the Company and advise and make recommendations to the Board on auditing practices and procedures.

8. The Committee shall be solely responsible for (a) the appointment, compensation, oversight (including resolution of disagreements between management and the independent auditors regarding financial reporting) and termination of the Company’s independent auditors, who shall report directly to the Committee, and (b) the approval of all services to be provided to the Company by such independent auditors, including the pre-approval of (i) all auditing services, including the scope of the annual audit, and (ii) any permitted non-audit services to be performed for the Company by the independent auditors, subject to the requirements of applicable law. The Committee may delegate the authority to grant such pre-approvals to one or more Committee members designated by the Committee, provided that any matters so pre-approved shall be presented to the full Committee at its next regular meeting.

9. The Committee shall, no less than annually, evaluate the qualifications, performance and independence of the independent auditors, including the lead partner, taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions to the Board.

10. The Committee shall establish clear policies for the Company’s hiring of employees or former employees of its independent auditors in accordance with applicable law and NYSE rules.

11. The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such matters may be discussed generally (e.g., types of information and presentations) and need not include specific releases or guidance.

12. The Committee shall (a) to the extent it determines appropriate, review from time to time, the expenses of the senior officers (and, if it so desires, any other officers) of the Company charged to the Company or any of its subsidiaries, and any transactions between the Company or any of its subsidiaries and any affiliate of the Company and (b) at least annually, review those related party transactions that are required to be disclosed in the Company’s proxy statement.

13. The Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including (a) legal and ethical compliance programs and (b) material foreign currency risk management strategies, jet fuel hedging strategies and other material usage by the Company or any of its subsidiaries of hedges, options, futures, swaps or other derivative products or securities.

14. The Committee shall review with management, including the internal auditors (as appropriate), and the Company’s independent auditors:

(a) all critical accounting policies and practices and any other material components of the Company’s financial statements involving management’s judgment or estimates, and the independent auditors’ judgments about the quality of accounting principles and the clarity of financial disclosure practices used or proposed to be used by the Company;

(b) the alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials, ramifications of the use thereof, and the treatment preferred by the independent auditors;

(c) material off-balance sheet transactions, arrangements, obligations and other relationships of the Company with unconsolidated entities or others that may have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses;

(d) any material changes in accounting policies or practices and the impact thereof on the Company’s financial statements;

(e) the interim financial statements of the Company, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their being filed with the SEC;

(f) the annual audited financial statements of the Company, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their being filed with the SEC; based on this review, the Committee will recommend to the Board whether to include such financial statements in the Company’s annual report on Form 10-K;

(g) the effectiveness of the accounting and financial controls of the Company and its subsidiaries, the implementation of additional or improved internal control procedures, any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls; and

(h) any fraud that involves management or other employees who have a significant role in the Company’s internal controls.

15. The Committee shall review with the Company’s independent auditors:

(a) any report or recommendation of the independent auditors;

(b) at least annually, a written report by the independent auditors describing (i) their internal quality control procedures, (ii) any material issues raised by their most recent internal quality-control review, peer review or any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more of their independent audits, and any steps taken to deal with any such issues, (iii) (to assess the independence of the independent auditors) all relationships between the independent auditors and the Company, together with any other matters required to be included by Independence Standards Board No. 1, “Independence Discussions with Audit Committees”, and (iv) the nature and scope of any disclosed relationships or professional services;

(c) the results of the annual audit, the quarterly reviews of the Company’s financial statements and any other matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as applicable and as may be modified from time to time;

(d) the responsibilities, budget and staffing of the Company’s internal audit function;

(e) any audit problems or difficulties and management’s response; and

(f) material written communications between the independent auditors and management, such as management letters and schedules of unadjusted differences.

16. The Committee shall prepare a report for inclusion in the Company’s annual proxy statement which addresses the matters required to be included therein by the rules of the SEC or NYSE as then in effect.

17. The Committee shall periodically meet separately with management, with the internal auditors and with the independent auditors to discuss issues or concerns that warrant Committee attention.

18. The Committee shall review the Company’s environmental policies and standards, and such reports as it may request from management or environmental consultants or advisors, and shall periodically discuss with management and legal counsel any material environmental proceedings, claims or other contingencies and such other environmental matters affecting the Company or any of its subsidiaries as the Committee shall from time to time determine appropriate or as the Board may specifically direct.

19. The Committee shall establish procedures for the (a) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

Limitation of Committee’s Role

20. Notwithstanding the foregoing responsibilities, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles.

Miscellaneous

21. The Committee shall fulfill such other duties and responsibilities as assigned to the Committee from time to time by the Board.

22. The Committee shall regularly report on its activities to the Board and shall provide the Board with such information as the Board may from time to time request.

23. In performing its duties hereunder, the Committee shall have the authority to retain and terminate such outside legal, accounting or other advisors as it shall deem necessary to carry out its duties hereunder, without seeking further approval of the Board, and the Company shall provide for appropriate funding therefor and for payment of compensation to the independent auditors, as determined by the Committee.

APPENDIX C
CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF CONTINENTAL AIRLINES, INC.
Continental Airlines, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
FIRST: At a meeting of the Board of Directors of the Company on February 22, 2006, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Company, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:
NOW, THEREFORE, IT IS HEREBY RESOLVED, that the Board approves the amendment of the Certificate of Incorporation by deleting the first sentence of Article Four thereof in its entirety and substituting the following in its entirety therefor:
“FOUR: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 410 million shares, par value $.01 per share, of which 10 million shall be Preferred Stock (“Preferred Stock”) and 400 million shall be Class B Common Stock (“Class B Common Stock”)”; and
SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Company, the annual meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Company has caused this certificate to be signed this                      day of                     , 2006.

CONTINENTAL AIRLINES, INC.:

By:

Name:

Title:

C-1

APPENDIX D

SECOND AMENDMENT TO
CONTINENTAL AIRLINES, INC.
INCENTIVE PLAN 2000
(as amended and restated through February 20, 2002)

WHEREAS, Continental Airlines, Inc. (the “Company”) has heretofore adopted the Continental Airlines, Inc. Incentive Plan 2000 (as amended and restated through February 20, 2002) (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain respects;

NOW, THEREFORE, the Plan shall be amended as follows:

1. The second sentence of Section 5(a) of the Plan shall be deleted and the following shall be substituted therefor:

“Subject to adjustment as provided in Section 12(b) hereof, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 4,500,000 shares.”

2. The amendment to the Plan set forth in paragraph 1 hereof shall be effective as of February 22, 2006, provided that the amendment is approved by the stockholders of the Company at the 2006 annual meeting of the Company’s stockholders.

3. As amended hereby, the Plan is specifically ratified and reaffirmed.

IN WITNESS WHEREOF, the undersigned officer of the Company acting pursuant to authority granted to him by the Board of Directors of the Company has executed this instrument on this   day of          , 2006.

CONTINENTAL AIRLINES, INC.

By:
Jeffery A. Smisek
President

D-1

APPENDIX E
CONTINENTAL AIRLINES, INC.
INCENTIVE PLAN 2000
(as amended through March 12, 2004)
1. PURPOSE
     The purpose of the Continental Airlines, Inc. Incentive Plan 2000 is to provide a means through which Continental Airlines, Inc. and its subsidiaries may attract able persons to serve as directors, or to enter or remain in the employ of the Company (as defined below) or its subsidiaries, and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. So that the maximum incentive can be provided, the Plan provides for granting Incentive Stock Options, Non-Qualified Options, Restricted Stock Awards, Performance Awards, Incentive Awards, and Retention Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular person.
2. DEFINITIONS
     The following definitions (including any plural thereof) shall be applicable throughout the Plan unless specifically modified by any Section:
     (a) “Administrator” means (i) in the context of Awards made to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16 of the Exchange Act (including any successor section to the same or similar effect, “Section 16”), the Committee, or (ii) in the context of Awards made to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director of the Company, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Award described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator.
     (b) “Award” means, individually or collectively, any Option, Restricted Stock Award, Performance Award, Incentive Award, or Retention Award.

     (c) “Board” means the Board of Directors of the Company.
     (d) “Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated under such section.
     (e) “Committee” means a committee of the Board comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of “Non-Employee Director” as defined in Rule 16b-3). Such committee shall be the Human Resources Committee of the Board unless and until the Board designates another committee of the Board to serve as the Committee.
     (f) “Common Stock” means the Class B common stock, $.01 par value, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 12(b).
     (g) “Company” shall mean Continental Airlines, Inc., a Delaware corporation, or any successor thereto.
     (h) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.
     (i) “Disability” means, with respect to a Participant, such Participant’s disability entitling him or her to benefits under the Company’s group long-term disability plan; provided, however, that if such Participant is not eligible to participate in such plan, then such Participant shall be considered to have incurred a “Disability” if and when the Administrator determines in its discretion that such Participant has become incapacitated for a period of at least 180 days by accident, sickness, or other circumstance which renders such Participant mentally or physically incapable of performing the material duties and services required of him or her in his or her employment on a full-time basis during such period.
     (j) “employee” means any person (which may include a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).
     (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     (l) “Grant Document” means the document or documents evidencing an Award under the Plan, which may be either an agreement between the Company and the Holder as to the Award (with any amendments thereto) or a notice of grant of the Award from the Company to the Holder

(including any attached statement of the terms and conditions of the Award and any modifications thereto made in accordance with the Plan).
     (m) “Holder” means an employee or a non-employee Director who has been granted an Option, a Restricted Stock Award, a Performance Award, an Incentive Award, or a Retention Award.
     (n) “Incentive Award” means an Award granted under Section 10 of the Plan.
     (o) “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.
     (p) “Market Value per Share” means, as of any specified date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal securities market in which the Common Stock is then traded. If the Common Stock is not publicly traded at the time a determination of “Market Value per Share” is required to be made hereunder, the determination of such amount shall be made by the Administrator in such manner as it deems appropriate.
     (q) “Non-Qualified Option” means an Option that is not an Incentive Stock Option.
     (r) “Option” means an Award under Section 7 of the Plan and includes both Non-Qualified Options and Incentive Stock Options to purchase Common Stock.
     (s) “Performance Award” means an Award granted under Section 9 of the Plan.
     (t) “Personal Representative” means the person who upon the death, disability, or incompetency of a Holder shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or the right to any Restricted Stock Award, Performance Award, Incentive Award, or Retention Award theretofore granted or made to such Holder.
     (u) “Plan” means the Continental Airlines, Inc. Incentive Plan 2000, as amended from time to time.
     (v) “Restricted Stock” means shares of Common Stock granted pursuant to a Restricted Stock Award as to which neither the substantial risk of forfeiture nor the restriction on transfer referred to in Section 8 of the Plan has expired.
     (w) “Restricted Stock Award” means an Award granted under Section 8 of the Plan.
     (x) “Retention Award” means an Award granted under Section 11 of the Plan.
     (y) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function.
     (z) “SAR” means a stock appreciation right granted in connection with an Option under Section 7 of the Plan.
     (aa) “subsidiary” means any entity (other than the Company) with respect to which the Company, directly or indirectly through one or more other entities, owns equity interests possessing 50 percent or more of the total combined voting power of all equity interests of such entity (excluding voting power that arises only upon the occurrence of one or more specified events).
3. EFFECTIVE DATE AND DURATION OF THE PLAN
     The Plan originally became effective on October 4, 1999. The Plan as set forth herein constitutes an amendment and restatement of the Plan as previously adopted and amended by the Board, and shall supersede and replace in its entirety such previously adopted and amended plan. This amendment and restatement of the Plan shall be effective as of February 20, 2002. No further Awards may be granted under the Plan after October 3, 2009. The Plan shall remain in effect (at least for the purpose of governing outstanding Awards) until all Option Awards granted under the Plan have been exercised or expired, all restrictions imposed upon Restricted Stock Awards granted under the Plan have been eliminated or the Restricted Stock Awards have been forfeited, and all Performance Awards, Incentive Awards and Retention Awards granted under the Plan have been satisfied or have terminated.
4. ADMINISTRATION
     (a) Administrator. The Plan shall be administered by the Administrator, so that (i) Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16, shall be made or effected by the Committee, and (ii) Awards made to, and the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, shall be made or effected by the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a Director of the Company, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Award described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator.
     (b) Powers. Subject to the express provisions of the Plan, the Administrator shall have authority, in its discretion, to determine which employees or Directors shall receive an Award, the time or times when such Award shall be granted, whether an Incentive Stock Option or Non-Qualified Option shall be granted, the number of shares to be subject to each Option and Restricted Stock Award, and the value of each Performance Award, Incentive Award and Retention Award. In making such determinations, the Administrator shall take into account the nature of the services rendered by the respective employees or Directors, their present and potential contribution to the Company’s success and such other factors as the Administrator in its discretion shall deem relevant.

Subject to the express provisions of the Plan, the Administrator shall also have the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the Grant Documents, including such terms, restrictions and provisions as shall be requisite in the judgment of the Administrator to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Grant Document relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determination of the Administrator on the matters referred to in this Section 4 shall be conclusive; provided, however, that in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator of the Plan, the determination of the Committee shall be conclusive.
5. SHARES SUBJECT TO THE PLAN, AWARD LIMITATIONS,
AND GRANT OF AWARDS
     (a) Shares Subject to the Plan; Award Limitations. The Administrator may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Section 6 hereof. Subject to adjustment as provided in Section 12(b) hereof, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 3,000,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, the rights of its Holder terminate, or an Award is paid in cash or is settled in a manner such that all or some of the shares of Common Stock covered by the Award are not issued to the Holder, any shares of Common Stock then subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, (i) the maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during any calendar year may not exceed 750,000 shares (subject to adjustment as provided in Section 12(b)), (ii) the maximum number of shares of Common Stock that may be granted as Restricted Stock Awards may not exceed 250,000 shares (subject to adjustment as provided in Section 12(b)), (iii) the maximum amount of compensation that may be paid under all Performance Awards denominated in cash (including the fair market value (priced at the Market Value per Share) of any shares of Common Stock paid in satisfaction of such Performance Awards) granted to any one individual during any calendar year may not exceed $10 million, and any payment due with respect to a Performance Award shall be paid no later than 10 years after the date of grant of such Performance Award, and (iv) the maximum amount of compensation that may be paid under all Retention Awards granted to any one individual during any calendar year may not exceed 1% of the aggregate gross revenues of the Company and its consolidated subsidiaries for the fiscal year of the Company that ends on December 31, 2000 (determined based on the regularly prepared and publicly available statements of operations of the Company prepared in accordance with United States generally accepted accounting principles, consistently applied), and any payment due with respect to a Retention Award shall be paid no later than 11 years after the date of grant of such Retention Award. The limitations set forth in clauses (i), (iii), and (iv) of the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan which is intended to constitute “performance-based” compensation for purposes of section 162(m) of the Code to be treated as such “performance-based” compensation.
     (b) Grant of Awards. The Administrator may from time to time grant Awards to one or more employees or Directors determined by it to be eligible for participation in the Plan in accordance with the terms of this Plan.
     (c) Stock Offered. Subject to the limitations set forth in Section 5(a) above, the stock to be offered pursuant to an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.
6. ELIGIBILITY
     Awards may be granted only to persons who, at the time of grant, are employees or Directors. An Award may be granted on more than one occasion to the same person and, subject to the limitations set forth in the Plan, Awards may include an Incentive Stock Option, a Non-Qualified Option, a Restricted Stock Award, a Performance Award, an Incentive Award, a Retention Award or any combination thereof.
7. STOCK OPTIONS
     (a) Option Period. The term of each Option shall be as specified by the Administrator at the date of grant.
     (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Administrator.
     (c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is an employee at the time the Option is granted. To the extent that the aggregate Market Value per Share (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Options. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Market Value per Share of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or Personal Representative.
     (d) Option Grant Document. Each Option shall be evidenced by an Option Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. An Option Grant Document may provide for the payment of the option price, in whole or in part, by delivery of a number of shares of Common Stock (plus cash if necessary) having a Market Value per Share equal to such option price. Moreover, an Option Grant Document may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Administrator with respect thereto. The terms and conditions of the respective Option Grant Documents need not be identical.
     (e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be set forth in the Option Grant Document and shall be determined by the Administrator but, subject to adjustment as provided in Section 12(b), such purchase price shall not be less than the Market Value per Share of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner specified by the Administrator. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Non-Qualified Option.
     (f) Stockholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates representing such Common Stock have been registered in the Holder’s name.
     (g) Stock Appreciation Rights. The Administrator (concurrently with the grant of an Option or subsequent to such grant) may, in its sole discretion, grant stock appreciation rights (“SARs”) to any Holder of an Option. SARs may give the Holder of an Option the right, upon written request, to surrender any exercisable Option or portion thereof in exchange for cash, whole shares of Common Stock, or a combination thereof, as determined by the Committee, with a value equal to the excess of the Market Value per Share, as of the date of such request, of one share of Common Stock over the Option price for such share multiplied by the number of shares covered by the Option or portion thereof to be surrendered. In the case of any SAR which is granted in connection with an Incentive Stock Option, such SAR shall be exercisable only when the Market Value per Share of the Common Stock exceeds the price specified therefor in the Option or portion thereof to be surrendered. In the event of the exercise of any SAR granted hereunder, the number of shares reserved for issuance under the Plan shall be reduced only to the extent that shares of Common Stock are actually issued in connection with the exercise of such SAR. Additional terms and conditions governing any such SARs may from time to time be prescribed by the Administrator in its sole discretion.
     (h) Options and SARs in Substitution for Stock Options Granted by Other Corporations. Options and SARs may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any subsidiary.
8. RESTRICTED STOCK AWARDS
     (a) Ownership of Restricted Stock. Each grant of Restricted Stock pursuant to a Restricted Stock Award will constitute an immediate transfer of record and beneficial ownership of the shares of Restricted Stock to the recipient of the grant in consideration of the performance of services by such recipient (or other consideration determined by the Administrator), entitling the recipient to all voting and other ownership rights, but subject to the restrictions hereinafter referred to or contained in the related Grant Document. Each grant may, in the discretion of the Administrator, limit the recipient’s dividend rights during the period in which the shares of Restricted Stock are subject to a substantial risk of forfeiture and restrictions on transfer.
     (b) Substantial Risk of Forfeiture and Restrictions on Transfer. Each grant of Restricted Stock will provide that (i) the shares covered thereby will be subject, for a period or periods determined by the Administrator at the date of grant, to one or more restrictions, including, without limitation, a restriction that constitutes a “substantial risk of forfeiture” within the meaning of section 83 of the Code and applicable interpretive authority thereunder, and (ii) during such period or periods during which such restrictions are to continue, the transferability of the Restricted Stock subject to such restrictions will be prohibited or restricted in a manner and to the extent prescribed by the Administrator at the date of grant.
     (c) Restricted Stock Held in Trust. Shares of Common Stock awarded pursuant to each Restricted Stock Award will be held in trust by the Company for the benefit of the recipient until such time as the applicable restriction on transfer thereon shall have expired or otherwise lapsed, at which time certificates representing such Common Stock will be delivered to the recipient.
     (d) Restricted Stock Grant Document; Consideration. Each grant of Restricted Stock shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Administrator from time to time shall approve. The terms and conditions of the respective Restricted Stock Grant Documents need not be identical. Each grant of Restricted Stock may be made without additional consideration or in consideration of a payment by the recipient that is less than the Market Value per Share on the date of grant, as determined by the Administrator.

9. PERFORMANCE AWARDS
     (a) Performance Period. The Administrator shall establish, with respect to and at the time of each Performance Award, a performance period over which the performance applicable to the Performance Award shall be measured.
     (b) Performance Measures. A Performance Award shall be awarded to a Holder contingent upon future performance of the Company or any subsidiary, division, or department thereof. The Administrator shall establish the performance measures applicable to such performance within the applicable time period permitted by section 162(m) of the Code, with such adjustments thereto as may be determined by the Administrator. The performance measures may be absolute, relative to one or more other companies, relative to one or more indexes, or measured by reference to the Company alone or the Company together with its consolidated subsidiaries. The performance measures established by the Administrator may be based upon (i) the price of a share of Common Stock, (ii) operating income or operating income margin, (iii) earnings before interest, income taxes, depreciation, amortization and aircraft rent (“EBITDAR”) or EBITDAR margin, (iv) net income or net income margin, (v) cash flow, (vi) total shareholder return, or (vii) a combination of any of the foregoing, including any average, weighted average, minimum, hurdle, rate of increase or other measure of any or any combination thereof. The Administrator, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.
     (c) Awards Criteria. In determining the value of Performance Awards, the Administrator shall take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Administrator, in its sole discretion, may provide for a reduction in the value of a Holder’s Performance Award during the performance period, if permitted by the applicable Grant Document.
     (d) Payment. Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Administrator and certified by the Committee as required by section 162(m) of the Code. Payment of a Performance Award may be made in cash, Common Stock (valued at the Market Value per Share), or a combination thereof, as determined by the Administrator. Payment shall be made in a lump sum, except as otherwise set forth in the applicable Grant Document.
     (e) Termination of Employment. A Performance Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable performance period, except as otherwise set forth in the applicable Grant Document.

10. INCENTIVE AWARDS
     (a) Incentive Awards. Incentive Awards are rights to receive shares of Common Stock (or the Market Value per Share thereof), or rights to receive an amount equal to any appreciation or increase in the Market Value per Share of Common Stock over a specified period of time, which vest over a period of time as established by the Administrator, without satisfaction of any performance criteria or objectives. The Administrator may, in its discretion, require payment or other conditions of the Holder respecting any Incentive Award.
     (b) Award Period. The Administrator shall establish, with respect to and at the time of each Incentive Award, a period over which the Award shall vest with respect to the Holder.
     (c) Awards Criteria. In determining the value of Incentive Awards, the Committee shall take into account a Holder’s responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.
     (d) Payment. Following the end of the vesting period for an Incentive Award (or at such other time as the applicable Grant Document may provide), the Holder of an Incentive Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Incentive Award, based on the then vested value of the Award. Payment of an Incentive Award may be made in cash, Common Stock (valued at the Market Value per Share), or a combination thereof as determined by the Administrator. Payment shall be made in a lump sum, except as otherwise set forth in the applicable Grant Document. Cash dividend equivalents may be paid during or after the vesting period with respect to an Incentive Award, as determined by the Administrator.
     (e) Termination of Employment. An Incentive Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable vesting period, except as otherwise set forth in the applicable Grant Document.
11. RETENTION AWARDS
     (a) Retention Awards. A Retention Award is a right, which vests over a period of time as established by the Committee, to receive a cash payment measured by a portion (not exceeding 3.75% for any individual Holder nor 25% in the aggregate for all Holders) of the gain and profits (measured to the date such Award (or portion thereof, as applicable) is deemed surrendered for payment in accordance with its terms) associated with an equity holding of the Company or a subsidiary in an e-commerce or internet-based business. The Committee shall designate each such equity holding, a portion of the gain and profits with respect to which shall determine the relevant cash payment that is the subject of a Retention Award, and the Committee shall establish, with respect to each Retention Award and within the applicable time period permitted by Section 162(m) of the Code, the portion of the gain and profits in such equity holding used to measure cash payments to the Holder of such Retention Award.
     (b) Awards Criteria. In determining the Retention Awards to be granted under the Plan, the Committee shall take into account a Holder’s responsibility level, performance, potential, other

Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Holder’s Retention Award during the period such Award is outstanding, if permitted by the applicable Grant Document.
     (c) Payment. Following the vesting of a Retention Award in whole or in part (or at such other times and subject to such other restrictions as the applicable Grant Document may provide), the Holder of such Retention Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Retention Award, based on such Holder’s vested interest in such Retention Award and the gain and profit in the underlying equity holding, as certified by the Committee as required by section 162(m) of the Code. Payment shall be made in cash and in a lump sum, except as otherwise set forth in the applicable Grant Document. In no event shall a Retention Award grant a Holder an interest in the equity holding, the gain and profit in which is used to measure cash payments under such Award.
     (d) Retention Award Grant Document. Each grant of a Retention Award shall be evidenced by a Grant Document in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve. The terms and conditions of the respective Retention Award Grant Documents need not be identical. A Retention Award shall terminate if the Holder does not remain continuously in the employ (or in service as a Director) of the Company or a subsidiary at all times during the applicable vesting period, except as otherwise set forth in the applicable Grant Document.
12. RECAPITALIZATION, REORGANIZATION AND CHANGE IN CONTROL
     (a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company or any subsidiary to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
     (b) Changes in Common Stock. The provisions of Section 5(a) imposing limits on the numbers of shares of Common Stock covered by Awards granted under the Plan, as well as the number or type of shares or other property subject to outstanding Awards and the applicable option or purchase prices per share, shall be adjusted appropriately by the Committee in the event of stock dividends, spin offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events.
     (c) Change in Control. As used in the Plan (except as otherwise provided in an applicable Grant Document), the term “Change in Control” shall mean:

     (aa) any person (within the meaning of Section 13(d) or 14(d) under the Exchange Act, including any group (within the meaning of Section 13(d)(3) under the Exchange Act), a “Person”) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (such Person being referred to as an “Acquiring Person”) representing 25% or more of the combined voting power of the Company’s outstanding securities; other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any Person organized, appointed or established pursuant to the terms of any such employee benefit plan (unless such plan or Person is a party to or is utilized in connection with a transaction led by Outside Persons), or (iii) a Person who has a Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act, with respect to its holdings of the Company’s voting securities (“Schedule 13G”), so long as (1) such Person is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such Person’s duties as agent for fully managed accounts, holds or exercises voting or dispositive power over voting securities of the Company, (2) such Person acquires beneficial ownership of voting securities of the Company pursuant to trading activities undertaken in the ordinary course of such Person’s business and not with the purpose nor the effect, either alone or in concert with any Person, of exercising the power to direct or cause the direction of the management and policies of the Company or of otherwise changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act and (3) if such Person is a Person included in Rule 13d-1(b)(1)(ii) of the Exchange Act, such Person is not obligated to, and does not, file a Schedule 13D with respect to the securities of the Company (Persons referred to in clauses (i) through (iii) hereof are hereinafter referred to as “Excluded Persons”); or
     (bb) individuals who constituted the Board as of March 12, 2004 after giving effect to changes in the composition of the Board as of that date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director on or after March 12, 2004 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or who was nominated for election by Excluded Persons shall be considered as though such individual were a member of the Incumbent Board; or
     (cc) the Company merges with or consolidates into or engages in a reorganization or similar transaction with another entity pursuant to a transaction in which the Company is not the “Controlling Corporation”; or
     (dd) the Company sells or otherwise disposes of all or substantially all of its assets, other than to Excluded Persons.
     For purposes of clause (aa) above, if at any time there exist securities of different classes entitled to vote separately in the election of directors, the calculation of the proportion of the voting power held by a beneficial owner of the Company’s securities shall be determined as follows: first, the proportion of the voting power represented by securities held by such beneficial owner of each separate class or group of classes voting separately in the election of directors shall be determined, provided that securities representing more than 50% of the voting power of securities of any such class or group of classes shall be deemed to represent 100% of such voting power; second, such proportion shall then be multiplied by a fraction, the numerator of which is the number of directors which such class or classes is entitled to elect and the denominator of which is the total number of directors elected to membership on the Board at the time; and third, the product obtained for each such separate class or group of classes shall be added together, which sum shall be the proportion of the combined voting power of the Company’s outstanding securities held by such beneficial owner.
     For purposes of clause (aa) above, the term “Outside Persons” means any Persons other than (I) Persons described in clauses (aa)(i) or (iii) above (as to Persons described in clause (aa)(iii) above, while they are Excluded Persons) and (II) members of senior management of the Company in office immediately prior to the time the Acquiring Person acquires the beneficial ownership described in clause (aa).
     For purposes of clause (cc) above, the Company shall be considered to be the Controlling Corporation in any merger, consolidation, reorganization or similar transaction unless either (1) the shareholders of the Company immediately prior to the consummation of the transaction (the “Old Shareholders”) would not, immediately after such consummation, beneficially own, directly or indirectly, securities of the resulting entity entitled to elect a majority of the members of the Board of Directors or other governing body of the resulting entity or (2) those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity, provided that (I) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity beneficially owned, directly or indirectly, by the other party to the transaction and any such securities beneficially owned, directly or indirectly, by any Person acting in concert with the other party to the transaction, (II) there shall be excluded from the determination of the voting power of the Old Shareholders securities in the resulting entity acquired in any such transaction other than as a result of the beneficial ownership of Company securities prior to the transaction and (III) persons who are directors of the resulting entity shall be deemed not to have been directors of the Company immediately prior to the consummation of the transaction if they were elected as directors of the Company within 90 days prior to the consummation of the transaction.
     The exclusion described in clause (aa)(iii) above shall cease to have any force or effect (and the Person described therein shall cease to be an Excluded Person) if that Person becomes an “Acquiring Person” within the meaning of the Amended and Restated Rights Agreement dated as of November 15, 2000 between the Company and Mellon Investor Services LLC, as amended from time to time.
     Upon the occurrence of a Change in Control, with respect to each recipient of an Award hereunder, (AA) all Options granted to such recipient and outstanding at such time shall immediately vest and become exercisable in full (but subject, however, in the case of Incentive Stock Options, to the aggregate fair market value, determined as of the date the Incentive Stock Options are granted, of the stock with respect to which Incentive Stock Options are exercisable for the first time by such recipient during any calendar year not exceeding $100,000) and, except as required by law, all restrictions on the transfer of shares acquired pursuant to such Options shall terminate, (BB) all restrictions applicable to such recipient’s Restricted Stock and Incentive Awards that are outstanding at such time shall be deemed to have been satisfied and such Restricted Stock and Incentive Awards shall immediately vest in full, and (CC) all Retention Awards granted to such recipient and outstanding at such time shall immediately vest in full.
     In addition, except as otherwise provided in the applicable Grant Document, if a recipient of an Award hereunder becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an Award) pursuant to the terms of the Plan (the “Total Payments”), which are or become subject to the tax imposed by section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company or subsidiary for whom the recipient is then performing services shall pay to the recipient an additional amount (the “Gross-Up Payment”) such that the net amount retained by the recipient, after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment, shall equal the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the recipient shall be deemed (aa) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made; and (bb) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Gross-Up Payment is to be made. Any Gross-Up Payment required hereunder shall be made to the recipient at the same time any Total Payment subject to the Excise Tax is paid or deemed received by the recipient.

13. AMENDMENT AND TERMINATION OF THE PLAN
     Subject to the last sentence of Section 3 hereof, the Board in its discretion may terminate the Plan at any time. The Board shall have the right to amend the Plan or any part thereof from time to time, and the Administrator may amend any Award (and its related Grant Document) at any time, except as otherwise specifically provided in such Grant Document; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder thereof without the consent of such Holder, and provided further that the Board may not, without approval of the stockholders of the Company, amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan.
14. MISCELLANEOUS
     (a) No Right to an Award. Neither the adoption of the Plan nor any action of the Board or the Administrator shall be deemed to give an employee or Director any right to be granted an Award except as may be evidenced by a Grant Document from the Company reflecting a grant by the Company of an Award to such person and setting forth the terms and conditions thereof. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.
     (b) No Employment or Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.
     (c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan until there has been compliance with applicable laws and regulations with respect thereto. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to (i) make deductions from any settlement or exercise of an Award made under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations. The Administrator may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (together with cash, as appropriate) to be used to satisfy required tax withholding based on the Market Value per Share of any such shares of Common Stock.

     (d) No Restriction on Corporate Action. Subject to the restrictions contained in Section 13, nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action, whether or not such action would have an adverse effect on the Plan or any Award granted hereunder. No employee, Director, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.
     (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Section 7(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with respect to Awards of Non-Qualified Options, with the consent of the Administrator. In the discretion of the Administrator, a percentage (determined by the Administrator and set forth in the applicable Grant Document) of the aggregate shares of Common Stock obtained from exercises of an Option (which percentage may be satisfied out of particular exercises as determined by the Administrator and set forth in the applicable Grant Document) shall not be transferable prior to the earliest to occur of (x) the termination of the relevant Option term (or such shorter period as may be determined by the Administrator and set forth in the Grant Document), (y) the Holder’s retirement, death or Disability, or (z) termination of the Holder’s employment with the Company and its subsidiaries.
     (f) Governing Law. The Plan shall be construed in accordance with the laws of the State of Texas.

CONTINENTAL AIRLINES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 6, 2006
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby authorizes Larry Kellner, Jennifer L. Vogel and Lori A. Gobillot, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in Continental Airlines, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on June 6, 2006, and at any postponement or adjournment thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of Continental Airlines, Inc. owned of record or beneficially by the undersigned are owned and controlled only by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.
     Whether or not you expect to attend the annual meeting, please vote the shares. As explained on the other side of this proxy, you may vote by Internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.
     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1), “FOR” AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (PROPOSAL 2), “FOR” AMENDMENT OF THE INCENTIVE PLAN 2000 (PROPOSAL 3), “FOR” RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 4), AND “AGAINST” PROPOSAL OF STOCKHOLDER (PROPOSAL 5).

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on other side)

1600 SMITH ST. 41 FL HQSLG HOUSTON, TX 77002	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Continental Airlines, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Continental Airlines, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Internet or telephone,
you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	CONTI 1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONTINENTAL AIRLINES, INC.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED
“FOR” THE ELECTION OF DIRECTORS NAMED, “FOR”
PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL
4 AND “AGAINST” PROPOSAL 5.
1. Election of Directors:		For All	Withhold All	For All Except	To withhold authority to vote for one or more individual nominees, mark “For All Except” and write the name(s) of the nominee(s) on the line below.
01 Thomas J. Barrack, Jr	07 George G.C. Parker	☐	☐	☐
02 Kirbyjon H. Caldwell	08 Jeffery A. Smisek
03 Lawrence W. Kellner	09 Karen Hastie Williams
04 Douglas H. McCorkindale	10 Ronald B. Woodard
05 Henry L. Meyer III	11 Charles A. Yamarone
06 Oscar Munoz

Vote on Proposals		For	Against	Abstain			For	Against	Abstain

2.	Proposal to amend the Amended and Restated Certificate of Incorporation to increase the authorized Class B common stock	☐	☐	☐	4.	Ratification of Appointment of Independent Auditors	☐	☐	☐

3.	Proposal to amend the Incentive Plan 2000 to increase the number of shares of common stock issuable under the plan	☐	☐	☐	5.	Proposal of Stockholder regarding political activities	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

HOUSEHOLDING ELECTION — Please indicate if you plan consent to receive certain future investor communications in a single package per household.		☐	☐		Please mark this box ONLY if stock owned of record or beneficially by you is owned or controlled by persons who are not U.S. citizens (as defined in the proxy statement).		☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date